Exhibit 99.1

USE OF NON-GAAP FINANCIAL INFORMATION

This offering memorandum includes presentations of Adjusted EBITDA, Adjusted EBITDA Margin, Credit Agreement Adjusted EBITDA, Credit Agreement Adjusted EBITDA Margin, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Pro Forma Adjusted Gross Profit, Pro Forma Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Conversion, Net Debt, Net Secured Debt, Net Debt Ratio and Net Secured Debt Ratio, each of which is a “non-GAAP financial measure” as defined under rules of the SEC. These non-GAAP financial measures are not considered a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”) and the items excluded therefrom are significant components in understanding and assessing our or Kito Crosby’s financial performance. The non-GAAP financial information presented in this offering memorandum should not be considered in isolation or as a substitute for any performance measure calculated in accordance with GAAP.

We use Adjusted EBITDA in this offering memorandum to assess the operating results and effectiveness of our business. EBITDA represents net income (loss) before income tax expense, interest and debt expense, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted for the line items listed in the non-GAAP reconciliation under “Summary—Summary historical and pro forma financial information of Columbus McKinnon.” In connection with the preparation of this offering memorandum, the Company has updated its definition of Adjusted EBITDA to include an addback of the Company’s stock-based compensation expense. This revised definition of Adjusted EBITDA was used to determine the Adjusted EBITDA information presented in this offering memorandum and will be used by the Company on a go-forward basis for purposes of all future Adjusted EBITDA disclosures. This definitional change was driven by the Company’s belief that adding back the expense associated with stock-based compensation for purposes of the computation of Adjusted EBITDA will provide the Company’s investors with a better understanding of our underlying performance from period to period and enable them to better compare our performance against that of our peer companies, many of which also include an addback of stock-based compensation expense in computing Adjusted EBITDA.

References to “Credit Agreement Adjusted EBITDA” herein refer to “Consolidated EBITDA” as defined in the New Senior Secured Credit Agreement and reflects further adjustments to Adjusted EBITDA to exclude certain investment (income) loss, foreign currency exchange (gain) loss, net cost synergies and certain other income and expenses. See “Summary—Summary historical and pro forma financial information of Columbus McKinnon.” The New Senior Secured Credit Agreement will contain debt incurrence ratios and financial covenant ratios that are calculated by reference to Credit Agreement Adjusted EBITDA.

References to “Pro Forma Adjusted EBITDA” refer to Credit Agreement Adjusted EBITDA as adjusted for the Transactions plus the impact of annual net run-rate cost synergies expected to be realized and pro forma acquisition adjustments. Pro Forma Adjusted EBITDA Margin represents Credit Agreement Adjusted EBITDA Margin as adjusted for the Transactions, plus the impact of annual net run-rate cost synergies expected to be realized and pro forma acquisition adjustments. The adjustments used to calculate Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin are based on assumptions or estimates that are believed to be reasonable but may prove to be incorrect.

We present EBITDA, Adjusted EBITDA, Credit Agreement Adjusted EBITDA and Pro Forma Adjusted EBITDA because we believe that investors consider such non-GAAP financial measures to be important supplemental measures of our performance and these measures are frequently used by securities analysts, investors, lenders and other interested parties in the evaluation of companies in our industry.

Adjusted Gross Profit is gross profit as reported, adjusted for the line items listed in the non-GAAP reconciliation under “Summary—Summary historical and pro forma financial information of Columbus McKinnon.” Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net sales.

Free Cash Flow represents net cash provided by (used for) operating activities less capital expenditures. Free Cash Flow should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. Free Cash Flow Conversion represents Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for investors in our securities who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

References to Net Debt herein refer to clause (i) of the definition of Consolidated Total Leverage Ratio in the New Senior Secured Credit Agreement, which is defined as an amount equal to total debt of the Company and its subsidiaries outstanding on such date (subject to certain exclusions, including the Company’s AR Securitization Facility), less unrestricted cash on hand of the Company and its subsidiaries on such date and certain guarantees. References to Net Debt Ratio herein refer to the definition of Consolidated Total Leverage Ratio in the New Senior Secured Credit Agreement, which is defined as Net Debt divided by Credit Agreement Adjusted EBITDA. References to Net Secured Debt herein refer to clause (i) of the definition of Consolidated Secured Leverage Ratio in the New Senior Secured Credit Agreement, which is defined as an amount equal to total debt of the Company and its subsidiaries outstanding on such date and secured by liens on the assets of the Company or any of its subsidiaries outstanding on such date (subject to certain exclusions, including the Company’s AR Securitization Facility), less unrestricted cash on hand of the Company and its subsidiaries on such date and certain guarantees. References to Net Secured Debt Ratio herein refer to the definition of Consolidated Secured Leverage Ratio in the New Senior Secured Credit Agreement, which is defined as Net Secured Debt divided by Credit Agreement Adjusted EBITDA. Net Debt, Net Debt Ratio, Net Secured Debt and Net Secured Debt Ratio are not measures determined in accordance with GAAP and may not be comparable with the measures as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Net Debt, Net Debt Ratio, Net Secured Debt and Net Secured Debt Ratio, is important for investors and other readers of the Company’s financial statements.

We present Kito Crosby Credit Agreement Adjusted EBITDA, which represents Adjusted EBITDA as adjusted for the New Senior Secured Credit Agreement and reflects further adjustments to Adjusted EBITDA to exclude certain investment (income) loss, foreign currency exchange (gain) loss and certain other income and expenses. Kito Crosby Free Cash Flow represents net cash provided by (used for) operating activities less capital expenditures. Kito Crosby Free Cash Flow should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. See “Summary—Summary historical financial information of Kito Crosby.”

Each of the non-GAAP financial measures has limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

For example, EBITDA, Adjusted EBITDA, Credit Agreement Adjusted EBITDA and Pro Forma Adjusted EBITDA:

•	do not reflect our historical cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

ii

•	do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt; and

•	do not reflect our income tax expenses or the cash requirements to pay our taxes.

Actual results may differ materially. In evaluating these non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items.

The non-GAAP financial measures presented in this offering memorandum may not comply with the SEC rules governing the presentation of non-GAAP financial measures. For example, some of the adjustments to EBITDA which comprise Adjusted EBITDA, Credit Agreement Adjusted EBITDA and Pro Forma Adjusted EBITDA as presented in this offering memorandum would not be allowed under Regulation S-X. Please see “Summary—Summary historical and pro forma financial information of Columbus McKinnon” for a discussion of our use of Adjusted EBITDA, Credit Agreement Adjusted EBITDA and Pro Forma Adjusted EBITDA in this offering memorandum, including the reasons that we believe this information is useful to management and to investors and a reconciliation of Adjusted EBITDA, Credit Agreement Adjusted EBITDA and Pro Forma Adjusted EBITDA to the most closely comparable financial measure calculated in accordance with GAAP.

Other companies in our industry may calculate or define these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered as measures of discretionary cash available for us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures for supplemental purposes. Additionally, these non-GAAP financial measures are not alternative measures of financial performance under GAAP and therefore should be considered in conjunction with net income (loss) and other performance measures such as operating income or net cash provided by (used for) operating activities and not as alternatives to such GAAP measures.

Reconciliations of non-GAAP financial measures for specified periods are set forth in this offering memorandum under “Summary—Summary historical and pro forma financial information of Columbus McKinnon” and “—Summary historical financial information of Kito Crosby.” Since each of these non-GAAP financial measures is not determined in accordance with GAAP and each is susceptible to varying calculations, each such measure, as presented, may not be comparable to other similarly titled measures of other companies. See “Summary—Summary historical and pro forma financial information of Columbus McKinnon” and “—Summary historical financial information of Kito Crosby.”

iii

SUMMARY

The following summary highlights selected information contained or incorporated by reference elsewhere in this offering memorandum. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the Notes. For a more complete understanding of our Company and this offering and before making any investment decision, you should read this entire offering memorandum, including “Risk factors” and the financial information and the notes thereto for each of Columbus McKinnon and Kito Crosby included and incorporated by reference herein. Please see the section entitled “Cautionary note regarding forward-looking statements” of this offering memorandum.

Overview of Columbus McKinnon

Building on 150 years of industry experience, Columbus McKinnon is a leading global designer, manufacturer and marketer of intelligent motion solutions for efficiently and ergonomically moving, lifting, positioning and securing materials. These are highly relevant professional-grade solutions that solve our customers’ critical material handling requirements to precisely and safely orient materials to enable complex manufacturing processes. The Company is focused on commercial and industrial applications that require the safety, reliability and quality provided by its superior design and engineering know-how.

With nearly 3,500 employees worldwide and 63 principal manufacturing facilities, sales offices, distribution centers and warehouses, the Company is focused on commercial and industrial applications.

Our targeted market verticals include manufacturing, transportation including electric vehicle (“EV”) production and aerospace, energy and utilities, process industries, industrial automation, construction and infrastructure, food and beverage, entertainment, life sciences, consumer packaged goods and e-commerce/supply chain/warehousing.

Our products include a broad variety of offerings for customers, including hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems in a $35 billion Total Addressable Market (“TAM”). Our products are used for mission critical applications where we have established, trusted brands that are well known in the industry.

The Company’s net sales, net income, Credit Agreement Adjusted EBITDA and Credit Agreement Adjusted EBITDA Margin were $978.0 million, $4.0 million, $146.1 million and 14.9% for the twelve months ended September 30, 2025. For the definition of Credit Agreement Adjusted EBITDA and a reconciliation to net income (loss), see “—Summary historical and pro forma financial information of Columbus McKinnon.”

Our Business

Platforms

Today, our business provides solutions across four key platforms:

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Lifting: We specialize in providing a wide variety of hoisting and lifting equipment designed to move heavy loads safely and efficiently. Our product lineup includes manual and powered hoists, winches and lifting tables, which are essential tools in environments like warehouses, factories and construction sites. We offer different types of hoists, such as electric, air and manual options, to cater to various lifting requirements. Our products are crucial for ensuring worker safety and improving productivity by making it easier to lift and transport heavy items.

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Precision Conveyance: We offer advanced conveyor systems that play a key role in enhancing efficiency in manufacturing and production settings. Our conveyors, including fabric belt and flexible chain systems, automate the movement of materials, which helps reduce labor costs and increase productivity. These systems are versatile and can be customized to fit specific industry needs, making them ideal for sectors like food and beverage processing, pharmaceuticals and manufacturing. By streamlining the transport of goods, these conveyors help businesses optimize their operations and maximize output.

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Automation: Our automation product lines focus on integrating smart technologies to improve safety and operational efficiency. Our innovative solutions, such as Intelli-Connect and Intelli-Guide, provide real-time diagnostics and automate load handling, allowing businesses to work more efficiently and reduce downtime. These systems are designed to meet the unique needs of various industries, including automotive, metals production and general manufacturing. By offering customized automation solutions, we help companies enhance their productivity and make smarter, data-driven decisions.

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Linear Motion: Our linear motion products, such as linear actuators, screw jacks and lifting columns, are essential for achieving precise and efficient movement in a wide range of applications. These technologies are used in industries like robotics, packaging and semiconductor manufacturing to ensure accurate and rapid movements. By optimizing production processes, linear motion solutions contribute to advancements in automation and industrial efficiency. Our products are designed to meet the specific needs of each application, providing reliable and effective motion control solutions.

Columbus McKinnon Snapshot

The charts below show the mix of products, geographies and vertical end markets of the Company for the twelve months ended September 30, 2025.

(1)	Other represents Life Sciences/Pharma (3%), Elevator (2%), Metals Processing (2%), Entertainment (2%), E-Commerce (2%) and Forestry (1%).

In the United States, we are a leader for hoists, material handling digital power control systems and precision conveyors, our principal lines of products and have strong market positions with certain forged fittings and actuator products.

Additionally, in Europe, we are a leader for manual hoists and a leader in linear actuators used for heavy load, rail and niche custom applications for actuation. We have achieved these leadership positions through strategic acquisitions, our extensive, diverse and well-established distribution channels and our commitment to product innovation and quality. We believe the substantial breadth of our product offerings and broad distribution channels in the United States and Europe provide us a strategic advantage in our markets.

Key Brands

Columbus McKinnon’s extensive product portfolio includes 15 brands, with material handling and intelligent motion solutions that span lifting, conveyance, linear motion and automation. These industry-leading, global brands include:

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STAHL CraneSystems: The STAHL CraneSystems (“STAHL”) brand stands for reliable and safe hoists and crane components as well as innovative engineering solutions. These products are used in standard, special and explosion-protected bridge cranes or hoisting systems in industries such as the automotive, oil and gas, power station construction and chemical industry, transport and logistics, steel and concrete industry, food industry, mechanical and plant engineering, air and road transport industry, as well as in the pharmaceutical industry.

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CM: Professional riggers, maintenance workers, plant engineers and safety specialists rely on CM manual hoists and rigging attachments to lift, pull and secure loads in a variety of applications. With a legacy spanning more than 150 years, we continue to innovate and expand our CM manual hoist and rigging portfolio to meet industry needs and give customers the products they require for their unique and challenging applications.

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Magnetek: For more than 30 years, the Magnetek brand has served the needs of both traditional and emerging commercial markets that are increasingly dependent on innovative power control and delivery systems and solutions. Our customers rely on our power and motion control expertise to develop technology and solutions for their unique applications. Whether it is crane controls, automation and diagnostics, power delivery systems or radio controls, Magnetek brand products represent quality and innovation in motion control technology.

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Dorner: Dorner has been an industry-leading precision conveyor brand for over 55 years. Beginning with low-profile industrial conveyors, Dorner has substantially expanded its product line to help solve the challenges faced by customers across industries. From offering industrial material handling solutions with our 2200 low-profile and 3200 heavy-duty conveyors, to meeting the unique needs of various food handling and medical device manufacturing applications with our sanitary conveyors and cleanroom-certified conveyor systems, Dorner products help improve efficiency, productivity and safety for our customers.

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Garvey: Garvey’s patented accumulation tables and accumulation conveyors can handle the most unstable products at the highest rates in the industry. They also provide the lowest total cost of ownership, with payback periods counted in months, not years. Garvey offers a broad product offering across both modular standard and highly engineered accumulation solutions with a proven track record of innovation.

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Yale: Yale represents one of the most popular brands in the material handling industry, with users employing it for applications ranging from offshore oil platforms to pulp and paper production. Known for a wide range of wire rope products, the Yale brand stands for top quality and performance. Primarily supplied through crane builders as part of complete overhead lifting systems, Yale products are used in hundreds of industries around the globe. In addition to the premier line of wire rope hoists, electric chain hoists, manual hoists and lever tools are available under the Yale brand.

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Duff-Norton: The Duff-Norton brand has earned a reputation for reliable, high-quality products that meet the industrial lifting, positioning and transfer needs of our customers. Our advanced linear motion solutions from Duff-Norton include linear actuators and screw jacks that offer precision lifting and positioning capabilities for everything from aerospace to metals production.

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Pfaff-Silberblau: Pfaff-Silberblau (“Pfaff”) is a technology leader in mechanical drive and lifting technology. Pfaff solutions include high-performance screw jacks, linear actuators and lifting equipment designed into solutions ranging from turnkey lifting systems for trains and buses to precise actuation systems for satellites and e-commerce applications. Customers worldwide benefit from Pfaff’s products, services and complete solutions from project planning to maintenance.

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Unified Industries: From the steel header to the under-the-hook lifting device, Unified Industries’ (“Unified”) systems are designed for safety, productivity and ergonomic use. Unified provides enclosed track rail systems, featuring unique aluminum rails and industry-leading technology, for anything from small workstations to complete production facilities. Other products it provides include lift assists, fall protection systems and cable balancers, to create a complete lifting system.

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montratec: montratec is a manufacturer of intelligent conveyor and automation systems. montratec’s smart, modular transport system, montrac, is based on a rail-guided shuttle system. This enables highly flexible, energy-efficient and space-saving material flow in demanding production and assembly environments. montratec serves a broad range of industrial sectors – from medical technology and electronics manufacturing to the automotive industry – and offers customized intralogistics solutions for modern manufacturing processes.

Products

Our products are typically manufactured for stock or assembled to order from standard components and are sold primarily through a variety of commercial distributors and, to a lesser extent, directly to end-users. Our STAHL subsidiary brings market leadership with independent crane builders and Engineering Procurement and Construction (“EPC”) firms. The diverse end-users of our products are in a variety of industries including manufacturing, power generation and distribution, utilities, wind power, warehouses, commercial construction, oil and gas exploration and refining, petrochemical, marine, ship building, transportation and heavy-duty trucking, agriculture, logging, entertainment and mining.

We built our precision conveyance platform through acquisitions that expanded our product offerings to include a broad range of highly engineered, precision-conveying solutions serving growth markets. The acquisitions of Dorner and Garvey expanded the Company’s exposure to the stable life sciences, food processing and consumer packaged goods markets and high-growth industrial automation and e-commerce sectors. The acquisition of montratec increased our exposure to the aerospace and electric vehicle markets, amongst others.

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Hoists: We manufacture a wide variety of wire rope hoists, hand-chain hoists, winches, and lever tools. Load capacities for our hoist product lines range from one-eighth of a ton to nearly 275 tons. These products are sold under our CM, Little Mule, Pfaff, Shaw-Box, STAHL, Yale and other recognized brands. Our hoists are used in numerous general industrial applications, as well as in the construction, energy and utilities, steel and metals processing, mining, transportation, and other markets. We also supply manual hoist trolleys, which are used in conjunction with hoists.

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We also offer several lines of standard and custom-designed, “below-the-hook” tooling, clamps and textile strappings. “Below-the-hook” tooling, textile and chain slings and associated forgings and clamps are specialized lifting apparatuses used in a variety of lifting activities performed in conjunction with hoisting or lifting applications.

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We also manufacture explosion-protected hoists and custom engineered hoists, including wire rope and manual hoists. These branded products are sold to a variety of end markets including automotive, general manufacturing, oil and gas, steel and concrete and power generation, as well as process industries such as chemical and pharmaceuticals.

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High-Precision Conveying Systems: Dorner and Garvey expanded our product offerings to include high-precision, specialty conveyor system solutions. These conveyor systems range from build-to-order modular standard systems to highly engineered custom solutions. These products offer customers high-quality, reliable solutions that enhance productivity and profitability. The montratec acquisition provides asynchronous conveying solutions, which complements both our Dorner and Garvey product offerings.

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Digital Power Control and Delivery Systems: Through our Magnetek brand, we are a leading provider of innovative power control and delivery systems and solutions for overhead material handling applications used in a number of diverse industries, including aerospace, automotive, steel, aluminum, paper, logging, mining, ship loading, nuclear power plants and heavy movable structures. We are a major supplier in North America of power and motion control systems, which include AC and DC drive systems, radio remote controls, push-button pendant stations, brakes and collision avoidance and power delivery subsystems. While we sell primarily to original equipment manufacturers (“OEMs”) of overhead cranes and hoists, we engage with end users to understand their needs and specifications. We can combine our products with engineered services to provide complete customer-specific system solutions.

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We are also a leading independent supplier of AC and DC digital motion control systems for underground coal mining equipment. Our systems are used in coal hauling vehicles, shuttle cars, scoops and other heavy mining equipment.

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Actuators and Rotary Unions: Through our Duff-Norton and Pfaff brands, we design and manufacture industrial components such as mechanical and electromechanical actuators and rotary unions. Actuators are linear motion devices used in a variety of industries, including transportation, paper, steel, energy, aerospace and many other commercial industries. Rotary unions are devices that transfer a liquid or gas from a fixed pipe or hose to a rotating drum, cylinder or other device. Rotary unions are used in a variety of industries including pulp and paper, printing, textile and fabric manufacturing, rubber and plastic.

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Rigging Tools: We manufacture a broad line of alloy and carbon steel closed-die forged chain attachments, including hooks, shackles, Hammerloks and master links. These forged attachments are used in chain, wire rope and textile rigging applications in a variety of industries, including transportation, mining, construction, marine, logging, petrochemical and agriculture. In addition, we manufacture carbon steel forged and stamped products, such as load binders, logging tools and other securing devices, for sale to the industrial and logging markets through industrial distributors, hardware distributors, mass merchandiser outlets and OEMs.

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Industrial Cranes: Under our Unified Industries brand, we manufacture and market overhead aluminum light rail workstations primarily used in automotive and other industrial applications. We also manufacture crane components and crane kits through our STAHL-branded products.

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Elevator Application Drive Systems: Through our Magnetek brand, we also design, build, sell and support elevator application-specific drive products that efficiently deliver power used to control motion, primarily in high-rise, high-speed elevator applications. We are recognized as an industry leader in DC high-performance elevator drives, as well as for AC drives used with low- and high-performance traction elevators, due to our extensive application expertise and product reliability. Our elevator product offering is comprised of highly integrated subsystems and drives, sold mainly to elevator OEMs. In addition, our product options include a number of regenerative controls for both new building installations and elevator modernization projects that help building owners save energy.

Strengths

We believe the following strengths of our business position us to capitalize on the continued growth of intelligent motion solutions for material handling, as well as reinforce our strong leadership position and distinguish us from our competitors:

Scaled position in a fragmented competitive market

As one of a few large players in an otherwise fragmented competitive market, we are well positioned to deliver our customers a more streamlined and efficient purchase and service experience as compared to working with multiple smaller competitors to get the same availability of products. The Kito Crosby Acquisition, after giving effect to the Divestiture, gives Columbus McKinnon broader global reach through an expanded product portfolio. As a larger organization, we will be positioned to as a one-stop shop to help customers with all their material handling needs. With a broader product portfolio to solve our customers’ most complex intralogistics problems, we deliver real-world solutions for customers while capitalizing on megatrends such as reshoring, infrastructure investment and manufacturing automation.

Well-known and trusted brands

We are a leading producer of hoists with a leading precision conveyance platform that, we believe, is poised for significant growth. The Kito Crosby Acquisition brings together leading brands from both Columbus McKinnon and Kito Crosby, including Yale, STAHL, CM, Dorner, Magnetek, montratec, and Duff

Norton from Columbus McKinnon, and Kito, Crosby, Harrington, Gunnebo Industries, and Peerless from Kito Crosby. With more than 260 combined years of product innovation and approximately 7,000 employees providing expertise worldwide, we believe we are a seasoned leader with an extensive history of material handling solutions focused on safety, efficiency, ergonomics and built-in intelligence.

Breadth and depth of high-quality, trusted products

Our collective portfolio of products is known for safety, quality and reliability, helping to improve uptime and productivity for our end users. We serve customers with a portfolio of well-known brands that, together, provide a comprehensive offering in a relatively fragmented marketplace. The substantial breadth of our products and broad distribution channels in the United States, Europe and Asia along with a diverse set of end markets provide us a strategic advantage in the industries we serve.

Broad global presence and growth opportunity with potential enhanced market opportunities revenue synergies

We provide highly relevant, professional-grade solutions that address customers’ critical material handling challenges. With expansive distribution channels across a broad geography, our intelligent motion solutions are used by customers in countries around the world. We are a global organization with production facilities in the Americas, Europe, the Middle East and Asia (“EMEA”) and Asia-Pacific (“APAC”). On a pro forma basis after giving effect to the Transactions, net sales in North America, EMEA, APAC and Latin America represented 57%, 26%, 14% and 3% for the twelve months ending September 30, 2025. We believe the combined Company will have an expanded presence in the fast-growing APAC region and the opportunity to expand Kito Crosby’s presence and offering in EMEA and Latin America. We plan to leverage our global reach and existing manufacturing capabilities and sales force in these regions to support the geographic expansion of the collective business.

Diverse end-markets with exposure to attractive growth markets

We operate across a variety of end-markets and geographies that have varying economic drivers. The diverse end-users of our products are in a variety of industries, including manufacturing, power generation and distribution, utilities, wind power, e-commerce, commercial construction, oil and gas exploration and refining, petrochemical, marine, ship building, transportation and heavy-duty trucking, agriculture, logging and mining.

Increased resilience through macroeconomic cycles

With increases in scale, as well as the addition of Kito Crosby’s Lifting Securement and Consumables platform, we expect to be better positioned with increased resilience through macroeconomic cycles. Reducing our fixed costs as a proportion of our total expenses with anticipated cost synergies should enable our performance to be more stable with macroeconomic volatility. Additionally, Kito Crosby’s Lifting Securement and Consumables products add significant incremental recurring revenue to the pro forma business by introducing a greater mix of low average selling price (“ASP”) and high-replacement consumables to our product portfolio.

Strong cash flow generation

We have a significant record of generating cash flow through various market cycles. Our low capital expenditure requirements provide significant free cash flow, as annual capital expenditures have historically been less than 2.5% of annual net sales. Cash flow from operations for Columbus McKinnon from fiscal 2024 through the first six months of fiscal 2026 was $113.1 million, and cash flow from operations for Kito Crosby from calendar year 2023 through the first nine months of calendar year 2025 was $166.5 million, including $256.7 million of cash interest payments. Our enhanced scale resulting from the acquisition of Kito Crosby and combined cash generating power is expected to enable us to rapidly pay down debt. This free cash flow can then be used to provide additional capacity to reinvest in our business thereafter.

Talent leadership with proven track record of performance and successful M&A integration

With the Kito Crosby Acquisition, we are uniting industry-leading talent with deep technical knowledge and functional and business expertise. Our senior management team has extensive operational, financial and managerial experience, and has been responsible for developing and executing strategies to both transform the Company and drive profitable growth via M&A and other strategic initiatives. Among several notable initiatives is the Columbus McKinnon Business System (“CMBS”), which underpins our strategic framework and defines the critical core competencies required to scale. This includes our 80/20 business tool to drive margin expansion. Our management team also has a track record of effective M&A integration. We believe our senior management team has the necessary talent and experience to meet our long-term goal of driving profitable growth as we continue to shift towards intelligent motion.

History of innovation

We have a history of driving industry innovation and organic growth with new products, as demonstrated through the development of our tandem hoist, utility lever hoist and precision conveyor systems. Improved customer experience, safety and productivity remain at the core of our new product development strategy. Additionally, we believe we are driving innovation through automation, as seen in our line of Intelli-Crane automation solutions. These pre-engineered automation solutions, including Intelli-Guide Auto-Dispatch Technology, Intelli-Protect No-Fly Zone Technology, Intelli-Lift Off-Center Pick and Snag Detection Technology, and Intelli-Connect Diagnostics and Analytics all of which are creating competitive advantages for us in the market. We are also continuously focused on technology innovations that add value to our existing product offering, including improved diagnostics, controls, and safety features.

Kito Crosby also has a strong history of innovation as well, which has defined its growth trajectory, including innovations tailored to serve end-user requirements, such as ergonomic solutions for the aging workforces, smart technology for process automation, and product portability and remote user operation solutions. Some of their most recent innovations include a new food-grade electric chain hoist, moveable workstations, and a next-generation lifting point engineered to replace traditional eye bolts.

Strategy

Several years ago, we set out on our transformation journey to scale our business and create platforms for growth with a holistic portfolio of material handling solutions, further differentiating our business and delivering improved financial results. Building on a leading position in material handling in lifting, we have expanded our platform to also include automation, precision conveyance and linear motion. The Company has had a strong track record of transforming its business over time through organic initiatives, while expanding its global reach with strategic and accretive acquisitions.

The Kito Crosby Acquisition is expected to meaningfully improve the Company’s scale by enhancing our collective geographic reach, expanding our product portfolio with Kito Crosby’s lifting securement platform and delivering an enhanced customer value proposition as we combine the significant capabilities of both businesses. See “—Overview of Kito Crosby.”

Strategic Framework

Our strategic framework is centered around the CMBS, a proprietary and comprehensive management philosophy rooted in the 80/20 and Lean principles focused on being market-led, customer-centric and operationally excellent with our people and values at the core. With CMBS as the foundation, we are well positioned to execute our Core Growth Framework (“Framework”) strategy. By scaling our business and expanding into new platforms for growth, we improved our competitive position and resilience over cycles and created opportunities to further differentiate our business in a fragmented market.

The Framework defines four parallel paths for Columbus McKinnon’s growth and provides clear organic and strategic initiatives, including:

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Strengthening the Core is a foundational path focused on initiatives that will strengthen competencies and improve our competitive position within our existing share of our Serviceable Addressable Market (“SAM”). Initiatives include further developing commercial and product management competencies and improving our digital tools for a better, more efficient customer experience.

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Growing the Core is a path focused on increasing market share, both organically and through acquisitions, within our SAM. We are making progress on this path with product localization, new product development and advancements in automation and aftermarket support for our distributors.

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Expanding the Core is a path focused on improving channel access and geographic expansion. Here we expand beyond our SAM into the broader TAM. This involves building out our presence, both geographically and in new verticals, with expanded offerings, which we expect to be accomplished organically as well as with selective acquisitions.

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Reimagining the Core is a more transformational path that rethinks our TAM and targets strategic expansion beyond our existing TAM. As we think more broadly about material handling and increasing trends in intelligent motion, not just lifting, but solutions for how materials move throughout customer environments, there are some compelling ideas that emerge.

Columbus McKinnon is focused on growing and expanding its core via new product development and intelligent motion solutions in automation. We have a history of driving organic growth with new products that solve our customers’ high-value problems. Safety, productivity and uptime remain at the core of our new product development strategy as we seek to solve high value problems for our customers. Additionally, we continue to advance intelligent motion technology, driving innovation through automation while creating competitive advantages with pre-engineered, patented automation solutions.

Acquisitions

We have a long history of growing our business through acquisitions that achieve attractive cash-on-cash returns, help scale our business and position Columbus McKinnon for the future. The timeline below illustrates our acquisitions since 2015.

The Company executed on its Reimagining the Core growth framework by expanding into the precision conveyance sector with its acquisitions of Dorner Mfg. Corp (“Dorner”), Garvey Corporation (“Garvey”) and montratec GmbH (“montratec”). These acquisitions provided us with the opportunity to advance our intelligent motion strategy, expand our TAM by approximately $5 billion and expand into new and attractive vertical markets with strong tailwinds, with the specialty conveying microsegment growing at an estimated 6% to 8% rate annually.

Dorner is a leading automation solutions company providing unique, patented technologies in the design, application, manufacturing, and integration of high precision conveying systems. Dorner is also a leading supplier to the stable life sciences, food processing, and consumer packaged goods markets as well as the higher growth industrial automation and e-commerce sectors. The addition of Dorner has provided attractive complementary adjacencies to the Company. Dorner offers a broad range of precision conveying systems to our product offerings, which include low profile, flexible chain, large scale, sanitary, and vertical elevation conveyor systems, as well as pallet system conveyors.

Garvey added additional product capabilities. It is a leading accumulation systems solutions company providing unique, patented systems for the automation of production processes whose products complement those of Dorner.

montratec has added a patented asynchronous monorail transport system with proprietary integrated controls to our precision conveyance product offerings, which is positioned to benefit from the electric vehicle market expansion, growth in electronics and semi-conductor fabrication and growth in pharmaceutical and medical markets. This asynchronous platform expanded our precision conveyance product offerings to now include logistics solutions that connect robots and workstations, with a number of differentiating features from conventional conveyance solutions. montratec is a leading automation solutions company that designs and develops intelligent automation and transport systems for interlinking industrial production and logistics processes. montratec product offerings complement the previous acquisitions of both Dorner and Garvey.

Together, our acquisitions within the precision conveyance industry have established a platform for growth organically as well as through further acquisitions as the industry is highly fragmented and offers complementary adjacencies, which we believe will enable further growth.

Overview of Kito Crosby

Kito Crosby is a leading manufacturer and distributor of products and services used to make lifting, rigging, transporting and securing operations safer and more efficient. Kito Crosby was formed in 2023 through the business combination of KITO CORPORATION (“Kito”) and The Crosby Group (“Crosby”), which together have a 250-year history in material handling solutions.

Kito Crosby has continued to grow its global operations from the inception of each of Kito and Crosby to today through a series of strategic acquisitions, enhancing its portfolio of innovative solutions for lifting, rigging and material handling. These solutions and technologies have been augmented through acquisitions, such as those of Gunnebo Industries in 2019 and Verton Technology in 2021, which brought advanced products, such as blocks, sheaves and disruptive load orientation technology that enables safety and efficiency in lifting operations into Kito Crosby’s product portfolio. Kito Crosby also expanded into niche markets with the acquisition of BlokCorp and Airpes in 2021, which provide innovative camera systems for cranes and specialized lifting solutions for the wind energy sector. Kito Crosby further expanded its portfolio of installed lifting solutions with its acquisition of eepos GmbH (“eepos”) in 2024 (the “eepos Acquisition”). eepos provides modular light crane systems, media supply and workspace solutions, enhancing Kito Crosby’s existing Kito, Harrington and Erikkila brands, increasing its EMEA exposure and bolstering Kito Crosby’s presence in this attractive manufacturing sector.

Kito Crosby provides both standard and custom-engineered products and solutions that exceed industry standards. Kito Crosby’s precision-engineered hoists, cranes, chains and accessories are trusted across a wide range of industries, including manufacturing, construction, automotive, food processing, power generation and entertainment. Kito Crosby’s current operations are marketed under leading brands such as Kito, Crosby, Harrington, Gunnebo Industries and Peerless, serving a wide array of end markets including oil and gas, industrial, construction, infrastructure and mining. The company’s geographical reach spans North America, EMEA and Latin America. Kito Crosby has over 4,000 employees worldwide, 40 factories, offices and distribution sites, and more than 3,500 authorized local distributors.

Kito Crosby’s net sales, net income, Credit Agreement Adjusted EBITDA and Adjusted EBITDA Margin were $1,110.7 million, $41.3 million, $261.9 million and 23.6% for the twelve months ended September 30, 2025. For the definition of Kito Crosby’s Credit Agreement Adjusted EBITDA and a reconciliation to net income (loss), see “—Summary historical financial information of Kito Crosby.”

Kito Crosby’s Business

Key Brands

Kito Crosby serves customers with a carefully curated portfolio of brands across a comprehensive offering in a relatively fragmented marketplace. Kito Crosby’s portfolio is comprised of 15 trusted brands, including:

•

Kito: Kito is renowned for its trusted and efficient lifting technologies, providing precision engineered hoists, cranes, chains and accessories. These products serve a wide range of industries, including manufacturing, construction and entertainment. Kito’s product offerings include lever hoists, electric chain hoists, wire rope hoists and specialized solutions such as Kito Erikkila and Kito Van Leusden products, that are known for their high safety and efficiency standards.

•

Crosby: Crosby is a provider of high-quality rigging, lifting and material handling equipment, designed to meet the demands of challenging applications. The brand’s solutions include Crosby Straightpoint load monitoring systems, Crosby BlokCam camera and alert systems and Crosby Airpes wind energy solutions, among others, all engineered to exceed industry standards and ensure reliability.

•

Harrington: Harrington is known for offering top-quality lifting solutions, including powered chain and wire rope hoists, manual hoists and cranes. The brand is recognized for its reliable service and support, making it a trusted choice in various industrial applications. Harrington’s offerings also include Nutting Carts & Trailers, Acco Material Handling Solutions and a variety of lifting devices to meet diverse needs.

•

Gunnebo: Gunnebo Industries specializes in lifting and material handling solutions, providing chain and lifting components, shackles and lashing products. Known for premium quality, Gunnebo’s solutions include the GrabiQ line, which offers efficient lifting operations with intelligent design and enhanced safety features, setting a high standard in the industry.

•

Peerless: Peerless delivers comprehensive rigging, lifting, and cargo control solutions for challenging environments. The brand’s offerings include rigging, lifting devices, cargo control and hardware, catering to industries such as construction, marine and transportation. Peerless is committed to providing innovative solutions that ensure safety and efficiency in demanding conditions.

Portfolio of Premium Products

Kito Crosby’s precision-engineered hoists, cranes, chains and accessories are trusted across a wide range of industries, including manufacturing, construction, automotive, food processing, power generation and entertainment. Kito Crosby’s lifting securement and consumables platform focuses on safety-critical applications where the cost of failure is high, with consumable oriented products that drive non-discretionary replacement demand and recurring revenue. Kito Crosby’s robust product offerings are organized into three product platforms:

•

Lifting & Securement Consumables: Kito Crosby’s leading “below-the-hook” Lifting & Securement Consumables include shackles, lifting chain and fittings. These are relatively low cost products and components for critical safety functions, which require frequent replacement due to inspection requirements, driving recurring revenue. Key brands include Kito, Crosby, Gunnebo Industries, Peerless and Speedbinders.

•

Installed Lifting Solutions: Kito Crosby has a complementary business in “above-the-hook” industrial hoist and crane systems that lift, move and position objects, such as chain hoists and light cranes. Key brands include Kito, Harrington, Acco Material Handling Solutions, Kito Erikkila and eepos.

•

Technology & Specialty Solutions: Engineered and technology-enabled products that service specialized lifting and securement functions. These include digital load cells, crane camera systems and wind tools from key brands such as Crosby BlokCam camera and alert systems, Crosby Airpes wind energy solutions and Crosby Straightpoint load monitoring systems.

The charts below show the mix of products, geographies and vertical end markets of Kito Crosby.

(1)	Financial data represents estimated mix for Kito Crosby for the twelve months ended September 30, 2025 based on management estimates extrapolated from currently available data set.
(2)	Financial data represents Kito Crosby for the twelve months ended September 30, 2025.
(3)	Other represents Aerospace & Government (5%), E-Commerce (2%), Entertainment (1%) and other verticals (5%).

Kito Crosby’s Strategy

Differentiated Lean Manufacturing Approach

Kito Crosby’s operations are centered around Lean principles and a Kaizen-based culture to optimize its business operations. Specifically, this approach includes:

•	Kaizen Culture: Both a top-down and bottom-up approach to people and process development as an enabler to sustainable growth.

•	Value Stream Mapping: Office and factory process flow analysis within a work-center and across the global supply chain.

•	Total Productive Maintenance: Disciplined approach to asset management and capital planning.

•	Visual Management: Office and factory monitoring of key performance indicators with bias towards gap-to-goal creation.

•	Sort, Set in Order, Shine, Standardize, Sustain: Process standardization in office, manufacturing, assembly and warehousing operations.

•	Problem Solving: Institutionalizing the 80 / 20 Rule and structured Plan-Do-Check-Act thinking.

•	Project Management: Application of Lean principles to deliver repeatable operational and financial improvement.

•	Strategy Deployment: Efficiency in enterprise-wide goal communication and decision-making.

Pending Acquisition of Kito Crosby

On February 10, 2025, we entered into the Stock Purchase Agreement, pursuant to which we will acquire Kito Crosby. See “The Transactions.” The Company expects the Kito Crosby Acquisition to close in the first quarter of calendar year 2026, subject to regulatory approvals and the satisfactory completion of customary closing conditions.

The Kito Crosby Acquisition is a strategic move that aligns with our long-standing strategy to Expand, Grow and Strengthen our Core business, offering enhanced scale and a top-tier financial profile. The Kito Crosby Acquisition is expected to meaningfully improve the Company’s scale, enhance its collective geographic reach, expand its lifting securement and consumables portfolio and enhance its and Kito Crosby’s customer value proposition. By integrating Kito Crosby’s product portfolio with our own, we expect to create a valuable portfolio that will enable us to deliver superior offerings and capture a broader share of customers and their material handling solutions spend, supported by Kito Crosby’s safety-critical, consumable oriented products that drive non-discretionary replacement demand and recurring revenue. This strategic fit will allow us to leverage the strengths of both companies, enabling the delivery of differentiated solutions to our customers in a one-stop-shop with one of the broadest offerings in the market and further enhancing our position to capitalize on industry megatrends.

Through this complementary combination, the Company will meaningfully advance its growth Framework—Growing and Strengthening its core initially and expanding its core with anticipated revenue synergies. Following the Kito Crosby Acquisition, the Company aims to lower its net debt leverage ratio to be able to re-invest its expected significant cash flow generation to advance its intelligent motion strategy.

Bringing these businesses together, the Company seeks to leverage the best characteristics and strategic advantages of the collective business to position Columbus McKinnon for the future. Powered by combined capabilities and the global scale of the business, we believe there is an opportunity to provide an industry-leading customer experience powered by digital enablement.

The charts below show the pro forma mix of vertical end platforms, geographies and product platforms of the combined company for the twelve months ended September 30, 2025 after giving effect to the Kito Crosby Acquisition and the Divestiture based on management estimates.

(1)	Other verticals include: Chemical & Paper Processing (2%), E-Commerce (2%), Life Sciences/Pharma (1%), Elevator (1%), Metals Processing (1%), Forestry (1%) and other verticals.

Underpinned by the strong performance of both portfolios, and approximately $70 million of expected annual net run-rate synergies, the Company believes it will be well-positioned to deliver top-tier industrial financial performance. We also believe there will be significant revenue synergies as a result of our complementary product portfolio and geographic footprint.

Strategic Rationale for the Kito Crosby Acquisition

The Company expects that the Kito Crosby Acquisition will create significant long-term value for stakeholders of the Company.

•	Enhances scale and strengthens competitive position

Upon the closing of the Kito Crosby Acquisition, the Company expects to significantly benefit from its increased scale, offering an enhanced breadth and depth of product offerings coupled with best-in-class customer service. The Kito Crosby Acquisition broadens our market presence across key vertical markets and geographies, providing greater capacity to invest in digital enablement tools, technology and resources. The strong free cash flow and significant liquidity expected to be achieved by the combined Company after the completion of the Kito Crosby Acquisition is expected to enable reinvestment in future growth.

•	Complementary product portfolios in Lifting with a diversified geographic base and incremental recurring revenue

The Kito Crosby Acquisition meaningfully diversifies Columbus McKinnon’s geographic revenue with Kito Crosby’s APAC presence and Columbus McKinnon’s broader EMEA footprint. The graphic below illustrates the geographic revenues of both the Company (as adjusted to give effect to the Divestiture) and Kito Crosby, by region, for the twelve months ended September 30, 2025.

The Kito Crosby Acquisition also better positions the Company to benefit from megatrends like automation, due to nearshoring and labor scarcity, industrial investment, electrification and e-commerce adoption, as illustrated below.

With increases in scale, as well as the addition of Kito Crosby’s lifting securement and consumables product portfolio, we expect to be positioned to be more resilient through financial cycles. Kito Crosby’s lifting securement and consumables products add significant incremental recurring revenue to our combined businesses by introducing a greater mix of low average selling price and high-replacement consumables to our product portfolio, as illustrated below. This strategic alignment positions the combined Company to meet evolving customer needs and capture growth opportunities in key markets.

(1)	Excludes Chains, Service, Spare Parts, Other and Unassigned products, based on revenue for the year ended December 31, 2023
(2)	Represents ASP of Select Product

•	Expected strong cash flow enables de-leveraging and capacity to reinvest

The significant cash flow generation expected to be achieved by the combined Company after the completion of the Kito Crosby Acquisition is expected to enable the Company to de-lever rapidly, as debt repayment will be our top capital allocation priority. Our enhanced scale, margin profile and free cash flow provides a strong foundation to drive value creation as we reinvest in long-term organic growth and, over time, pursue additional acquisitions as we continue to execute on our strategy.

•	Highly attractive financial profile

The combined Company will have a highly attractive financial profile, with meaningfully enhanced scale, increased margins and strong cash flow characteristics that are consistent with best-in-class industrial product manufacturers. On a pro forma basis after giving effect to the Transactions, the Company would have had pro forma net loss, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin and net sales of $239.6 million, $429.0 million, 22.0% and $2.0 billion for the twelve months ended September 30, 2025. For the definition of Pro Forma Adjusted EBITDA and a reconciliation to pro forma net income (loss), see “—Summary historical and pro forma financial information of Columbus McKinnon.”

•	Value creation with significant revenue and cost synergies

The Company expects to achieve approximately $70 million in annual net run rate cost synergies by year three following the Kito Crosby Acquisition, which is expected to be achieved through the delivery of approximately $80 million in annual gross cost synergies through operational initiatives, including footprint and SKU consolidation, less approximately $10 million in annual cost dis-synergies related to integrating Kito Crosby into Columbus McKinnon’s public company standards and policies, including financial reporting and internal control structure, risk management, governance and benefit programs. The Company expects to incur $80 million of gross costs to achieve the $80 million of annual gross cost synergies. See “Risk factors—Risks related to the Kito Crosby Acquisition—We may fail to successfully close the Kito Crosby Acquisition, and if we do successfully close the Kito Crosby Acquisition, we may fail to realize all of the anticipated benefits of the Kito Crosby Acquisition, or those benefits may take longer to realize than expected.”

These synergies are exclusively cost-related and are expected to be derived from multiple sources including procurement efficiencies, headcount rationalization, facility consolidations and the integration of IT systems. In addition to cost synergies, the combined Company expects to achieve potential revenue synergies through cross-selling opportunities with our increased breadth and depth of product offerings and access to new geographic markets and vertical channels.

•	Long-term vision backed by proven leadership with a dedicated cross functional integration process

The combined Company leadership team will be comprised of leaders from across both organizations, blending industry leading talent to build the strongest team for the future. The team has an Integration Management Office (“IMO”) with dedicated staffing in place to ensure focused oversight and value capture for the integration, while supporting business continuity for business leaders.

The Company has also appointed Jon Adams, Columbus McKinnon’s former President of the Americas as SVP, Business Integration and Strategic Project Management to lead the IMO. Jon is an executive with deep experience across both commercial and finance operations who will drive a cross-functional integration process.

While the IMO will report directly to the Company’s President and Chief Executive Officer, it will have responsibility to the full Integration Steering Committee and the dedicated Board subcommittee which will provide oversight over the integration, synergy achievement and deleveraging progress.

THE TRANSACTIONS

Kito Crosby Acquisition

On February 10, 2025, the Company entered into the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, the Company will purchase all of the issued and outstanding equity of Kito Crosby. The aggregate consideration payable by the Company in the Kito Crosby Acquisition will be an amount in cash equal to $2.7 billion, subject to certain customary adjustments with respect to, among other things, cash, debt, transaction expenses and working capital.

The Company intends to finance the Kito Crosby Acquisition (including the repayment of Kito Crosby’s existing debt), the refinancing of the Existing Senior Secured Credit Facilities and any related fees and expenses through a combination of (i) proceeds from the sale of 800,000 Series A Cumulative Convertible Participating Preferred Shares, par value $1.00 per share (the “Preferred Shares”), of the Company to CD&R XII Keystone Holdings, L.P. (together with its affiliated funds, the “CD&R Investors”) at a purchase price of $1,000 per share for an aggregate purchase price of $800.0 million (the “Preferred Equity Financing”), (ii) proceeds from the issuance of the Notes and (iii) borrowings under a new senior secured term loan facility (the “New Term Loan B Facility”) and a new senior secured revolving credit facility (the “New Revolving Facility” and, together with the New Term Loan B Facility, the “New Senior Secured Credit Facilities”).

The Company anticipates the Kito Crosby Acquisition to close during the first quarter of calendar year 2026. The closing of the Kito Crosby Acquisition is subject to certain conditions, including, among others:

•	the expiration or early termination of the waiting period applicable to the consummation of the Kito Crosby Acquisition under the HSR Act and the receipt of certain other regulatory approvals;

•	the absence of any law or judgment enjoining, prohibiting or otherwise making illegal the Kito Crosby Acquisition;

•	no Material Adverse Effect (as defined in the Stock Purchase Agreement) having occurred after the date of the Stock Purchase Agreement;

•	the accuracy of the representations and warranties made by the Kito Crosby and the Company, subject to certain qualifiers described in the Stock Purchase Agreement;

•	the performance in all material respects by Kito Crosby and the Company of their respective obligations under the Stock Purchase Agreement; and

•	certain other customary conditions.

The closing of this offering is expected to occur prior to the consummation of the Kito Crosby Acquisition. The closing of this offering is not conditioned upon the consummation of the Kito Crosby Acquisition. If (i) the consummation of the Kito Crosby Acquisition does not occur on or before the End Date or (ii) we deliver a notice in writing to the Trustee stating we have determined that the consummation of the Kito Crosby Acquisition will not occur on or before the End Date, we will be required to redeem the outstanding Notes at the Special Mandatory Redemption Price. See “Description of notes—Special mandatory redemption.”

For additional information on the Stock Purchase Agreement, see the section of this offering memorandum entitled “The Transactions—The Kito Crosby Acquisition.”

Preferred Equity Financing

On February 10, 2025, in connection with the execution of the Stock Purchase Agreement, the Company entered into an investment agreement (the “Investment Agreement”) with CD&R XII Keystone Holdings, L.P., a Cayman Islands exempted limited partnership, and Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership (solely for the purpose of limited provisions therein), entities affiliated with the investment firm Clayton, Dubilier & Rice LLC, providing for the purchase by the CD&R Investors of the Preferred Shares in order to partially finance the aggregate consideration for the Kito Crosby Acquisition. For additional information on the Preferred Equity Financing, see the section of this offering memorandum entitled “The Transactions—Kito Crosby Acquisition Financing—Investment Agreement and Preferred Equity Financing.”

New Senior Secured Credit Facilities

Substantially concurrently with the closing of the Kito Crosby Acquisition, we intend to enter into the New Senior Secured Credit Facilities in order to, among other things, (i) obtain the New Term Loan B Facility in an aggregate principal amount of $1,325.0 million and (ii) obtain the New Revolving Facility with aggregate commitments of $500.0 million. We intend to use the proceeds from the New Senior Secured Credit Facilities, together with the proceeds from the offering of the Notes and the Preferred Equity Financing, to finance the Kito Crosby Acquisition (including the repayment of Kito Crosby’s existing indebtedness), to refinance the Existing Senior Secured Credit Facilities and to pay any related fees and expenses.

Subject to customary exceptions, the New Senior Secured Credit Facilities is expected to be guaranteed by the Guarantors (and, with respect to the obligations of any designated borrower under the New Senior Secured Credit Facilities organized outside the United States, certain subsidiaries of the Company organized outside of the United States) and secured by a first priority lien on the Collateral, which Collateral will also secure the Notes. The New Senior Secured Credit Facilities will contain various affirmative and negative financial and operational covenants.

As of the date of this offering memorandum, we have yet to enter into definitive documentation for the New Senior Secured Credit Facilities and the terms thereof remain subject to change. The summary of the anticipated terms of the New Senior Secured Credit Facilities provided elsewhere in this offering memorandum has been prepared in good faith based upon assumptions that management considers reasonable as of the date of this offering memorandum, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the New Senior Secured Credit Facilities will be executed on such terms, or at all, and such summary should not be viewed as fact. The actual terms of the New Senior Secured Credit Facilities may differ significantly from such summary and no representation or warranty is made with respect to the predictive accuracy thereof.

The closing of this offering is not conditioned upon the closing of the New Senior Secured Credit Facilities.

See “Description of other indebtedness—New Senior Secured Credit Facilities” and “Use of proceeds.”

The Divestiture

In connection with obtaining the requisite regulatory clearance necessary to consummate the Kito Crosby Acquisition, as well as to simplify our portfolio, reduce debt and expedite progress toward the closing of the Kito Crosby Acquisition, on January 13, 2026, the Company entered into the Divestiture Agreement to sell its U.S. power chain hoist and chain manufacturing operations based out of its Damascus, Virginia and Lexington, Tennessee facilities and certain other assets to an affiliate of Pacific Avenue Capital Partners, LLC (“Pacific Avenue”), a global private equity firm, for a purchase price of $210.0 million (subject to customary adjustments) and an earnout payment of $25.0 million during fiscal 2027 and fiscal 2028 in accordance with the terms of a post-closing earnout. These facilities manufacture power chain hoists, manual chain hoists, battery powered hoists and chain, among other products, that largely serve the across industrial, heavy machinery, automotive, infrastructure, construction and entertainment markets.

The Divestiture Business contributed $135.3 million and $49.6 million to the Company’s net sales and Adjusted EBITDA, respectively, for the twelve months ended September 30, 2025, representing 14% and 33% of the Company’s net sales and Adjusted EBITDA, respectively, for such period. The Company has not included a GAAP reconciliation of the Adjusted EBITDA for the Divestiture Business for the twelve months ended September 30, 2025 to anticipated net income (loss) because such reconciliation could not be produced without unreasonable effort.

As part of the Divestiture, the Company will be divesting these product lines, the two owned facilities in Damascus, Virginia and Lexington, Tennessee that are 97,000 and 164,000 square feet, respectively, as well as any fixed assets associated with those businesses. The Company’s training facility currently under lease located in Lititz, Pennsylvania on the Rock Lititz campus, and all of its associated assets, will also transfer as part of the Divestiture.

We expect to close the Divestiture following the closing of the Kito Crosby Acquisition in the first quarter of calendar year 2026. We cannot assure you the Divestiture will close on the time frame currently expected or at all or that we will not need to make additional divestitures in order to obtain the requisite regulatory clearance required to complete the Kito Crosby Acquisition. See “Risk factors—Risks related to the Kito Crosby Acquisition—The effect of the Divestiture, and effect, terms and conditions of any potential additional divestitures that may be imposed by regulators as a condition to the approval of the Kito Crosby Acquisition, may have material adverse effects on the Kito Crosby Acquisition” and “Risk factors—The Divestiture is subject to various risks, uncertainties and conditions and may not be completed on the terms or timeline currently contemplated, if at all.” The net proceeds from the Divestiture will be used to repay certain borrowings under the New Term Loan B Facility entered into in connection with the Kito Crosby Acquisition. See “Use of proceeds” and “Capitalization.”

Sources and Uses

We intend to use the net proceeds from this offering of the Notes, together with the proceeds from the Preferred Equity Financing, the New Revolving Facility and the New Term Loan B Facility, to finance the Kito Crosby Acquisition (including the repayment of Kito Crosby’s existing debt), to refinance the Existing Senior Secured Credit Facilities and to pay any related fees and expenses.

The following table summarizes the estimated sources and uses of proceeds in connection with the offering of the Notes, the Preferred Equity Financing, the New Revolving Facility and the New Term Loan B Facility to finance the Kito Crosby Acquisition (including the repayment of Kito Crosby’s existing debt), to refinance the Existing Senior Secured Credit Facilities and to pay any related fees and expenses.

Actual amounts may vary from estimated amounts depending on several factors, including, among other things, market conditions and differences from our estimate of fees, expenses and other costs related to the Transactions and any changes made to the terms of the contemplated debt financing and the issue price thereof. Pending payment of the purchase price of the Kito Crosby Acquisition, and prior to the earlier of (i) the date of the consummation of the Kito Crosby Acquisition and (ii) the date on which the Notes are redeemed by the Company pursuant to the special mandatory redemption, the Company will not use the net proceeds from the issuance of the Notes for any purpose other than making investments in cash equivalents. See “Description of notes—Use of proceeds prior to the consummation of the Kito Crosby Acquisition.” You should read the following together with the information included under the headings “Use of proceeds,” “Capitalization” and “Description of other indebtedness” included elsewhere in this offering memorandum.

Sources	Amount	Uses	Amount
(in millions)		(in millions)
New Term Loan B Facility (1)	$1,325	Purchase price of Kito Crosby	$2,700
New Revolving Facility (2)	26	Repayment of Existing Term Loan B Facility	426
Notes offered hereby	1,225	Kito Crosby net working capital adjustment	25
Preferred Equity Financing	800	Kito Crosby cash acquired	50
		Other (including fees and expenses) (3)	175
Total Sources	$3,376	Total Uses	$3,376

(1)

Following the close of the Divestiture, cash proceeds of approximately $210 million, excluding $50 million of expected taxes and transaction-related costs, are expected to be used to reduce the New Term Loan B Facility.

(2)

No more than $75.0 million of the New Revolving Facility may be drawn upon on the Kito Crosby Acquisition Closing Date to fund fees and expenses in connection with the Kito Crosby Acquisition, to finance capital expenditures and for other general corporate purposes, plus such additional amounts for certain purposes, for ordinary course working capital purposes and to fund any purchase price adjustments in accordance with the terms of the Stock Purchase Agreement.

(3)

Reflects adjustments for a tax attribute, pension liabilities treated as debt, and fees and expenses (which include fees for the New Term Loan B Facility, the New Revolving Facility, the Notes, the Preferred Equity Financing and the Kito Crosby Acquisition).

RECENT DEVELOPMENTS

In connection with the Kito Crosby Acquisition, we and KKR North America Fund XI L.P. (“KKR”), the ultimate parent entity of Kito Crosby, each filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”).

On May 28, 2025, we and KKR each received a request for additional information and documentary material (the “Second Request”) from the Antitrust Division in connection with the Antitrust Division’s review of the Kito Crosby Acquisition. The issuance of the Second Request extends the waiting period under the HSR Act and precludes the parties from closing the Kito Crosby Acquisition until 30 days after both we and KKR have substantially complied with the Second Request, unless the waiting period is terminated earlier by the Antitrust Division or the parties otherwise agree with the Antitrust Division not to consummate the Kito Crosby Acquisition until a later date.

We continue to work expeditiously with the Antitrust Division as part of the Antitrust Division’s review of the Kito Crosby Acquisition. As of the date of this offering memorandum, we expect the Antitrust Division to complete its review of the Kito Crosby Acquisition and the Divestiture and to permit us to close the Kito Crosby Acquisition, and the Divestiture concurrent with or following the Kito Crosby Acquisition, in each case, during the first quarter of calendar year 2026, but we cannot be certain that the Antitrust Division will complete its review of the Kito Crosby Acquisition and the Divestiture in the timeframe currently expected or without additional terms and conditions affecting the Kito Crosby Acquisition or the Divestiture. See “Risk factors—The Kito Crosby Acquisition is contingent upon the satisfaction of a number of conditions, including regulatory approval, that may be outside either party’s control and that either party may be unable to satisfy or obtain that could cause the Stock Purchase Agreement to be terminated in accordance with its terms.” We expect to close the Divestiture following the closing of the Kito Crosby Acquisition in the first quarter of calendar year 2026.

Columbus McKinnon’s estimated preliminary unaudited financial results as of and for the three and nine months ended December 31, 2025

Our financial results as of and for the three and nine months ended December 31, 2025 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting ranges, rather than specific amounts, for certain estimated preliminary unaudited financial results set forth below as of and for the three and nine months ended December 31, 2025. The unaudited estimated financial results set forth below are preliminary and subject to revision based upon the completion of our quarter-end financial closing processes. Our estimated preliminary unaudited financial results set forth below are forward-looking statements based solely on information available to us as of the date of this offering memorandum. As a result, our actual results as of and for the three and nine months ended December 31, 2025 may differ materially from the estimated preliminary unaudited financial results set forth below upon the completion of our financial closing procedures or upon occurrence of other developments that may arise prior to the time our financial results are finalized. You should not place undue reliance on these preliminary estimates.

For additional information, see “Cautionary note regarding forward-looking statements” and “Risk factors.” Our estimated preliminary unaudited financial results contained in this offering memorandum have been prepared in good faith by, and are the responsibility of, our management based upon our internal reporting as of and for the three and nine months ended December 31, 2025. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Based on information currently available to us as of the date of this offering memorandum, we currently expect that our net sales for the three months ended December 31, 2025 will range between $250 million to $260 million and Adjusted EBITDA will range between $38 million to $40 million. Based on information currently available to us as of the date of this offering memorandum, we currently expect that our net sales for the nine months ended December 31, 2025 will range between $747 million to $757 million and Adjusted EBITDA will range between $115 million to $117 million.

We also estimate, based upon information currently available to us, that orders received during the three months ended December 31, 2025 will range between $245 million and $250 million and that, as of December 31, 2025, our backlog will range between $335 million and $345 million.

Based on information currently available to us as of the date of this offering memorandum, we currently expect that Divestiture Business contributed between $33 million to $36 million and between $10 million to $15 million to our net sales and Adjusted EBITDA for the three months ended December 31, 2025. Based on information currently available to us as of the date of this offering memorandum, we currently expect that Divestiture Business contributed between $100 million to $105 million and between $30 million to $38 million to our net sales and Adjusted EBITDA for the nine months ended December 31, 2025.

The Company has not included a GAAP reconciliation of its Adjusted EBITDA or the Adjusted EBITDA for the Divestiture Business, in each case for the nine months ended December 31, 2025, to anticipated net income (loss) because it has not yet completed its financial closing procedures for the three and nine months ended December 31, 2025 and such reconciliation could not be produced without unreasonable effort. The Company will provide detailed financial results, including a full GAAP reconciliation of its Adjusted EBITDA for the nine months ended December 31, 2025 when it releases third quarter fiscal 2026 earnings.

Kito Crosby’s estimated preliminary unaudited financial results as of and for the fiscal year ended December 31, 2025

Kito Crosby’s financial results as of and for the fiscal year ended December 31, 2025 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting ranges, rather than specific amounts, for certain estimated preliminary unaudited financial results set forth below as of and for the fiscal year ended December 31, 2025. The unaudited estimated financial results set forth below are preliminary and subject to revision upon Kito Crosby’s completion of its fiscal year end financial closing processess and its fiscal year end audit. Kito Crosby’s estimated preliminary unaudited financial results set forth below are forward-looking statements based solely upon information available to us as of the date of this offering memorandum. This data is not a comprehensive statement of Kito Crosby’s financial results for the fiscal year ended December 31, 2025, and Kito Crosby’s actual results may differ materially from the estimated preliminary unaudited financial results set forth below upon the completion of our financial closing procedures, as a result of the fiscal year-end audit or upon occurrence of other developments that may arise prior to the time our financial results are finalized. You should not place undue reliance on these preliminary estimates.

For additional information, see “Cautionary note regarding forward-looking statements” and “Risk factors.” Kito Crosby’s independent auditor, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial results. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

Based upon such preliminary estimated financial results, we expect that Kito Crosby’s net sales for the fiscal year ended December 31, 2025 will range between $1,140 million to $1,150 million and Adjusted EBITDA will range between $273 million to $283 million. We also estimate, based upon such preliminary estimated financial results, that Kito Crosby’s orders received during the fiscal year ended December 31, 2025 will range between $1,180 million and $1,190 million and that, as of December 31, 2025, its backlog will range between $200 million and $205 million.

The Company has not included a GAAP reconciliation for Kito Crosby’s Adjusted EBITDA for the fiscal year ended December 31, 2025 to anticipated net income (loss) for Kito Crosby because Kito Crosby has not yet completed its financial closing procedures for the fiscal year ended December 31, 2025 and such reconciliation could not be produced without unreasonable effort.

CORPORATE INFORMATION

Columbus McKinnon Corporation, a New York corporation, will be the issuer of the Notes. Our principal executive offices are located at 13320 Ballantyne Corporate Place, Suite D, Charlotte, NC, 28277. Our telephone number is (716) 689-5400.

OWNERSHIP AND CORPORATE STRUCTURE

The chart below is a simplified overview of our organizational structure and illustrates our long-term debt as of September 30, 2025, on a pro forma basis after giving effect to the Transactions. See “Description of other indebtedness,” “Capitalization” and “Use of proceeds.” The chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, the Company and the Guarantors.

(1)

As of September 30, 2025, $175.0 million was available under the Revolving Credit Facility, excluding $16.3 million for standby letters of credit issued against the Revolving Credit Facility. The Existing Senior Secured Credit Facilities will be terminated in connection with the Transactions. See “—The Transactions” and “Description of other indebtedness—Existing Senior Secured Credit Facilities.”

(2)

We expect to enter into the New Senior Secured Credit Facilities in connection with the Transactions. As of September 30, 2025, on a pro forma basis after giving effect to the Transactions, we would have had $500.0 million available under the New Revolving Facility, excluding $16.3 million for standby letters of credit issued against the facility. No more than $75.0 million of the New Revolving Facility may be drawn upon on the Kito Crosby Acquisition Closing Date to fund fees and expenses in connection with the Kito Crosby Acquisition, to finance capital expenditures and for other general corporate purposes, plus such additional amounts for certain purposes, for ordinary course working capital purposes and to fund any purchase price adjustments in accordance with the terms of the Stock Purchase Agreement. See “The Transactions” and “Description of other indebtedness—New Senior Secured Credit Facilities.”

(3)

Prior to the Kito Crosby Acquisition Closing Date, the Notes will not be guaranteed. On and after the Kito Crosby Acquisition Closing Date, the Notes will be guaranteed on a senior secured basis by each of the domestic subsidiaries of the Issuer (including domestic subsidiaries of Kito Crosby acquired in the Kito Crosby Acquisition) that guarantee the New Senior Secured Credit Facilities or certain capital markets debt (the “Guarantors”). The Notes will not be guaranteed by any non-U.S. subsidiaries. The Notes will also not be guaranteed by the Company’s special purpose financing subsidiary formed in connection with the AR Securitization Facility, the captive insurance subsidiary, the subsidiary being sold in the Divestiture, certain dormant subsidiaries or subsidiaries with no assets acquired in the Kito Crosby Acquisition and certain other excluded subsidiaries. See “Description of notes—Guarantees.”

As of September 30, 2025, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries, including non-guarantor subsidiaries acquired in the Kito Crosby Acquisition, had assets of approximately $1,050.6 million, or approximately 20.6% of our consolidated total assets, and liabilities of approximately $399.5 million, or approximately 11.8% of our consolidated total liabilities. For the twelve months ended September 30, 2025, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries, including non-guarantor subsidiaries acquired in the Kito Crosby Acquisition, generated approximately $878.2 million of revenue, or approximately 45.0% of our consolidated revenue.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF COLUMBUS MCKINNON

The summary historical financial information of Columbus McKinnon for each of the fiscal years ended March 31, 2025, 2024 and 2023 and as of March 31, 2025 and 2024 have been derived from, and should be read together with, our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal 2025 incorporated by reference herein. The summary historical financial information for Columbus McKinnon as of and for the six months ended September 30, 2025 and 2024 have been derived from our unaudited condensed consolidated financial statements, which are included in our Quarterly Report on Form 10-Q for the six months-ended September 30, 2025 incorporated by reference herein. Our results for the six months ended September 30, 2025 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year. In the view of our management, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial information for the interim periods. We refer you to those financial statements and accompanying notes and the section entitled “Management’s discussion and analysis of financial condition and results of operations of Columbus McKinnon” contained or incorporated by reference in this offering memorandum.

The unaudited pro forma condensed combined financial information as of and for the twelve months ended September 30, 2025 gives effect to the Transactions as if they had occurred on April 1, 2024. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Columbus McKinnon and Kito Crosby. The unaudited pro forma condensed combined financial statements reflect pro forma adjustments: (i) for reclassifications to conform the historical financial statement presentation of Kito Crosby to that of Columbus McKinnon and (ii) to reflect the Transactions. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined consolidated results of operations would have been had the Transactions been completed on the date indicated or what such results would be for future periods. The summary historical and pro forma financial information presented below should be read in conjunction with other information included or incorporated by reference herein, including the information included under the headings “—The Transactions,” “— Summary historical financial information of Kito Crosby,” “Capitalization,” “Unaudited pro forma condensed combined financial information,” “Management’s discussion and analysis of financial condition and results of operations of Columbus McKinnon” and “Management’s discussion and analysis of financial condition and results of operations of Kito Crosby” and the audited consolidated financial statements and the unaudited condensed consolidated financial statements and related notes thereto of each of Columbus McKinnon and Kito Crosby contained or incorporated by reference in this offering memorandum.

	Historical						Pro forma
	Twelve months ended March 31,			Six months ended September 30,		Twelve months ended September 30,	Twelve months ended September 30,
($ in thousands)	2023	2024	2025	2024	2025	2025	2025

Statement of operations data:
Net sales	936,240	1,013,540	963,027	482,000	496,967	977,994	1,953,377
Cost of products sold	594,141	638,702	637,347	318,227	329,585	648,705	1,364,173
Gross profit	342,099	374,838	325,680	163,773	167,382	329,289	589,204
Selling expenses	102,528	105,341	110,043	54,696	57,653	113,000	198,362
General and administrative expenses	94,794	106,760	107,249	49,810	67,129	124,568	315,154
Research and development expenses	20,935	26,193	23,869	12,268	9,602	21,203	36,409
Amortization of intangibles	26,001	29,396	29,946	15,047	15,318	30,217	154,284
Income (loss) from operations	97,841	107,148	54,573	31,952	17,680	40,301	(115,005)
Interest and debt expense	27,942	37,957	32,426	16,587	17,445	33,284	223,703
Investment (income) loss	(315)	(1,759)	(1,302)	(819)	(1,570)	(2,053)	(6,153)
Foreign currency exchange (gain) loss	(2,189)	1,826	3,179	(398)	412	3,989	3,989
Other (income) expense, net	(2,072)	7,597	25,775	24,484	(118)	1,173	(99,229)
Income (loss) before taxes	74,475	61,527	(5,505)	(7,902)	1,511	3,908	(237,315)
Income tax expense (benefit)	26,046	14,902	(367)	(1,488)	(1,186)	(65)	2,268

Net income (loss)	48,429	46,625	(5,138)	(6,414)	2,697	3,973	(239,583)

Balance sheet data (at period end):
Cash and cash equivalents	133,176	114,126	53,683	55,683	28,039		86,816
Total assets	1,698,455	1,825,945	1,738,788	1,776,884	1,769,852		5,092,152
Current portion of long-term debt and finance lease obligations	40,604	50,670	50,739	50,704	265,931		606
Term loan, AR securitization facility and finance lease obligations	430,988	479,566	420,236	449,910	408,467		2,366,113
Total liabilities	864,658	943,882	856,693	880,754	855,264		3,385,863
Total shareholders’ equity	833,797	882,063	882,095	896,130	914,588		1,706,289

Statement of cash flows data:
Net cash provided by (used for) operating activities	83,636	67,198	45,612	(1,370)	248	47,230
Net cash used for investing activities	13,932	133,364	19,891	8,908	6,345	17,328
Net cash (used for) provided by financing activities	(49,987)	48,201	(86,747)	(47,839)	(18,722)	(57,630)

Other financial data (in thousands, except percentages):
Adjusted EBITDA (a)	158,195	178,692	156,751	80,825	72,828	148,753	361,520
Adjusted EBITDA Margin (a)	16.9%	17.6%	16.3%	16.8%	14.7%	15.2%	18.5%
Credit Agreement Adjusted EBITDA (a)	162,714	177,416	152,733	80,759	74,104	146,077	428,984
Credit Agreement Adjusted EBITDA Margin (a)	17.4%	17.5%	15.9%	16.8%	14.9%	14.9%	22.0%
Total Debt (b)							2,425,011
Net Debt (b)							2,315,295
Secured Net Debt (b)							2,315,295
Ratio of Net Debt to Adjusted EBITDA (b)							5.4x
Ratio of Secured Net Debt to Adjusted EBITDA (b)							5.4x
Adjusted Gross Profit (c) (d)	342,099	378,433	352,190	178,985	173,039	346,244
Adjusted Gross Margin (c) (d)	36.5%	37.3%	36.6%	37.1%	34.8%	35.4%
Free Cash Flow (e)	71,004	42,385	24,201	(11,438)	(6,275)	29,364
Free Cash Flow Conversion (e)	147%	91%	NM	NM	NM	739%

(a)

We define Adjusted EBITDA as net income (loss) before income tax expense, interest and debt expense, and depreciation and amortization expense, and other adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net sales. For information on the reasons we use Adjusted EBITDA and certain of its limitations as a metric, see “Use of Non-GAAP financial information.”

Credit Agreement Adjusted EBITDA is calculated in accordance with the New Senior Secured Credit Agreement and reflects further adjustments to Adjusted EBITDA to exclude certain investment (income) loss, foreign currency exchange (gain) loss, net cost synergies and certain other income and expenses. The New Senior Secured Credit Agreement will contain debt incurrence ratios and financial covenant ratios that are calculated by reference to Credit Agreement Adjusted EBITDA. Non-compliance with the debt incurrence ratios and financial covenant ratios would prohibit us from being able to incur additional indebtedness other than pursuant to specified exemptions or could result in an event of default under the New Senior Secured Credit Agreement. “Credit Agreement Adjusted EBITDA Margin” is defined as Credit Agreement Adjusted EBITDA divided by net sales.

	Historical						Pro forma
	Twelve months ended March 31,			Six months ended September 30,		Twelve months ended September 30,	Twelve months ended September 30,
($ in thousands)	2023	2024	2025	2024	2025	2025	2025
Net income (loss)	48,429	46,625	(5,138)	(6,414)	2,697	3,973	(239,583)
Income tax expense (benefit)	26,046	14,902	(367)	(1,488)	(1,186)	(66)	2,268
Interest and debt expense	27,942	37,957	32,426	16,587	17,445	33,284	223,703
Depreciation and amortization expense	41,947	45,945	48,187	24,028	24,485	48,644	240,693
Investment (income) loss	(315)	(1,759)	(1,302)	(819)	(1,570)	(2,053)	(2,053)
Foreign currency exchange (gain) loss	(2,189)	1,826	3,179	(398)	412	3,989	3,989
Other (income) expense, net	(2,015)	2,613	2,141	1,283	(118)	740	1,240
Non-cash loss related to asset retirement	175	—	—	—	—	—	—
Gain on sale of facility	(232)	—	—	—	—	—	—
Pension settlement expense	—	4,984	23,634	23,201	—	433	433
Debt extinguishment	—	—	—	—	—	—	4,739
Gain on sale of Divestiture Business	—	—	—	—	—	—	(105,641)
Stock based compensation (i)	10,425	12,039	6,256	4,175	4,626	6,707	6,707
Acquisition deal and integration costs	616	3,211	11,014	—	18,099	29,113	109,893
Business realignment costs	5,140	1,867	2,517	1,131	3,656	5,042	5,042
Factory and warehouse consolidation costs	—	744	17,546	11,904	780	6,422	6,422
Garvey contingent consideration	1,230	—	—	—	—	—	—
Headquarter relocation costs	996	2,059	373	147	71	297	297
Hurricane Helene cost impact	—	—	171	171	—	—	—
Mexico customs duty assessment	—	—	1,067	—	—	1,067	1,067
Customer bad debt (ii)	—	—	1,299	—	—	1,299	1,299
Monterrey, Mexico new factory start-up costs	—	4,489	13,748	7,317	3,431	9,862	9,862
Cost of debt repricing	—	1,190	—	—	—	—	—
Kito Crosby realized/unrealized hedge (gain) loss	—	—	—	—	—	—	(4,100)
Kito Crosby management fees and related expenses	—	—	—	—	—	—	1,600
Kito Crosby inventory set-up from purchase accounting	—	—	—	—	—	—	78,094
Kito Crosby legal (iii)	—	—	—	—	—	—	11,414
Kito Crosby other (iv)	—	—	—	—	—	—	4,135

Adjusted EBITDA	158,195	178,692	156,751	80,825	72,828	148,753	361,520	(v)(vi)

Investment (income) loss	315	1,759	1,302	819	1,570	2,053	2,053
Foreign currency exchange (gain) loss	2,189	(1,826)	(3,179)	398	(412)	(3,989)	(3,989)
Other (income) expense, net	2,015	(2,613)	(2,141)	(1,283)	118	(740)	(1,240)
Annualized net income for acquisitions	—	1,331	—	—	—	—	—
Annualized synergies for acquisitions	—	73	—	—	—	—	—
Estimated annual net run rate cost synergies (vii)	—	—	—	—	—	—	70,640

Credit Agreement Adjusted EBITDA	162,714	177,416	152,733	80,759	74,104	146,077	428,984	(v)(vi)

Net sales	936,240	1,013,540	963,027	482,000	496,967	977,994	1,953,377
Adjusted EBITDA Margin	16.9%	17.6%	16.3%	16.8%	14.7%	15.2%	18.5%
Credit Agreement Adjusted EBITDA Margin	17.4%	17.5%	15.9%	16.8%	14.9%	14.9%	22.0%

(i)

In connection with the preparation of this offering memorandum, the Company has updated its definition of Adjusted EBITDA to include an addback of the Company’s stock-based compensation expense. This revised definition of Adjusted EBITDA was used to determine the Adjusted EBITDA information presented in this offering memorandum and will be used by the Company on a go-forward basis for purposes of all future Adjusted EBITDA disclosures. This definitional change was driven by the Company’s belief that adding back the expense associated with stock-based compensation for purposes of the computation of Adjusted EBITDA will provide the Company’s investors with a better understanding of our underlying performance from period to period and enable them to better compare our performance against that of our peer companies, many of which also include an addback of stock-based compensation expense in computing Adjusted EBITDA.

(ii)	Customer bad debt represents a reserve of $1,299,000 against an accounts receivable balance for a customer who declared bankruptcy in January 2025.
(iii)	Includes legacy asbestos/environmental matters, employment matters, other litigation matters, and fees and expenses in connection with the Kito Crosby Acquisition.
(iv)	Includes IT system upgrades and enterprise resource planning costs for Kito Crosby.
(v)

Reflects pro forma adjustments to remove the historical results of the Divestiture Business for the twelve months ended September 30, 2025 from the historical results of Columbus McKinnon for the twelve months ended September 30, 2025. The table below presents adjustments related to the Divestiture and the unaudited reconciliations of Adjusted EBITDA and Credit Agreement Adjusted EBITDA to net income (loss) for the twelve months ended September 30, 2025 of Columbus McKinnon:

	Historical	Pro Forma Adjustments for the Divestiture	Columbus McKinnon, as adjusted for the Divestiture
($ in thousands)	Twelve months ended September 30, 2025
Net income (loss)	3,973	29,198	33,171
Income tax (benefit) expense	(66)	35,200	35,135
Interest and debt expense	33,284	(11,200)	22,084
Depreciation and amortization expense	48,644	(2,162)	46,482
Investment (income) loss	(2,053)	—	(2,053)
Foreign currency exchange loss	3,989	—	3,989
Other (income) expense, net	740	—	740
Pension settlement expense	433	—	433
Gain on sale of Divestiture Business	—	(105,641)	(105,641)
Stock based compensation	6,707	—	6,707
Acquisition deal and integration costs	29,113	5,000	34,113
Business realignment costs	5,042	—	5,042
Factory and warehouse consolidation costs	6,422	—	6,422
Headquarter relocation costs	297	—	297
Mexico customs duty assessment	1,067	—	1,067
Customer bad debt	1,299	—	1,299
Monterrey, Mexico new factory start-up costs	9,862	—	9,862

Adjusted EBITDA	148,753	(49,605)	99,149

Investment income (loss)	2,053	—	2,053
Foreign currency exchange (loss) gain	(3,989)	—	(3,989)
Other (expense) income, net	(740)	—	(740)

Credit Agreement Adjusted EBITDA	146,077	(49,605)	96,473

(vi)

The following table presents a reconciliation of net income (loss), including pro forma and other adjustments, to Pro Forma Credit Agreement Adjusted EBITDA for the twelve months ended September 30, 2024 (“Pro Forma Adjusted EBITDA”):

	Columbus McKinnon	Kito Crosby	Divestiture	Pro Forma and Other Adjustments	Pro Forma
($ in thousands)	Twelve months ended September 30, 2025
Net income (loss)	3,973	41,268	29,198	(314,022)	(239,583)
Income tax (benefit) expense	(66)	24,900	35,200	(57,766)	2,268
Interest expense	33,284	72,800	(11,200)	128,818	223,703
Depreciation and amortization	48,644	69,332	(2,162)	124,879	240,693
Loss on debt extinguishment	—	—	—	4,739	4,739
Gain on Divestiture	—	—	(105,641)	—	(105,641)
Stock based compensation	6,707	—	—	—	6,707
Acquisition deal and integration costs	29,113	40,222	5,000	35,558	109,893
Business realignment costs	5,042	—	—	—	5,042
Factory and warehouse consolidation costs	6,422	—	—	—	6,422
Headquarter relocation costs	297	—	—	—	297
Mexico customs duty assessment	1,067	—	—	—	1,067
Customer bad debt expense	1,299	—	—	—	1,299
Monterrey, Mexico new factory Start-Up Costs	9,862	—	—	—	9,862
Investment (Income) Loss	(2,053)	—	—	—	(2,053)
Foreign Currency Exchange Loss	3,989	—	—	—	3,989
Other (income) Expense, Net	740	500	—	—	1,240
Kito Crosby Realized/unrealized hedge (gains) losses	—	(4,100)	—	—	(4,100)
Pension Settlement Expense	433	—	—	—	433
Kito Crosby Management Fees and Related Expenses	—	1,600	—	—	1,600
Kito Crosby Inventory Step-Up from Purchase Accounting	—	300	—	77,795	78,094
Kito Crosby Legal	—	11,414	—	—	11,414
Kito Crosby Other	—	4,135	—	—	4,135

Adjusted EBITDA	$148,753	$262,371	($49,605)	1	$361,520

Investment Income (Loss)	2,053	—	—	—	2,053
Foreign Currency Exchange Loss	(3,989)	—	—	—	(3,989)
Other Income (Expense), Net	(740)	(500)	—	—	(1,240)
Estimated Annual Net Run Rate Cost Synergies	—	—	—	70,640	70,640

Credit Agreement Adjusted EBITDA	$146,077	$261,871	($49,605)	70,641	$428,984

Credit Agreement Adjusted EBITDA Margin	14.9%	23.6%	36.7%	NM	22.0%

(vii)

The Company expects to achieve approximately $70 million in annual net run rate cost synergies by year three following the Kito Crosby Acquisition, which is expected to be achieved through the delivery of approximately $80 million in annual gross cost synergies through operational initiatives, including footprint and SKU consolidation, less approximately $10 million in annual cost dis-synergies related to integrating Kito Crosby into Columbus McKinnon’s public company standards and policies, including financial reporting and internal control structure, risk management, governance and benefit programs. The Company expects to incur $80 million of gross costs to achieve the $80 million of annual gross cost synergies. The $80 million in annual gross cost synergies is expected to consist of: (i) procurement efficiencies ($12-$23 million); (ii) headcount rationalization ($25-$38 million); (iii) facility consolidations ($15-$17 million); and (iv) the integration of IT systems ($12-$19 million). See “Risk factors—Risks related to the Kito Crosby Acquisition—We may fail to successfully close the Kito Crosby Acquisition, and if we do successfully close the Kito Crosby Acquisition, we may fail to realize all of the anticipated benefits of the Kito Crosby Acquisition, or those benefits may take longer to realize than expected.”

(b)

References to Net Debt herein refer to clause (i) of the definition of Consolidated Total Leverage Ratio in the New Senior Secured Credit Agreement, which is defined as an amount equal to total debt of the Company and its subsidiaries outstanding on such date (subject to certain exclusions, including the Company’s AR Securitization Facility), less unrestricted cash on hand of the Company and its subsidiaries on such date and certain guarantees. References to Net Debt Ratio herein refer to the definition of Consolidated Total Leverage Ratio in the New Senior Secured

Credit Agreement, which is defined as Net Debt divided by Credit Agreement Adjusted EBITDA. References to Net Secured Debt herein refer to clause (i) of the definition of Consolidated Secured Leverage Ratio in the New Senior Secured Credit Agreement, which is defined as an amount equal to total debt of the Company and its subsidiaries outstanding on such date and secured by liens on the assets of the Company or any of its subsidiaries outstanding on such date (subject to certain exclusions, including the Company’s AR Securitization Facility), less unrestricted cash on hand of the Company and its subsidiaries on such date and certain guarantees. References to Net Secured Debt Ratio herein refer to the definition of Consolidated Secured Leverage Ratio in the New Senior Secured Credit Agreement, which is defined as Net Secured Debt divided by Credit Agreement Adjusted EBITDA. For information on the reasons we use such non-GAAP metrics and certain of its limitations of such metrics, see “Use of Non-GAAP financial information.”

(c)

We define Adjusted Gross Profit as gross profit as reported, adjusted for certain items. Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net sales. The following table provides a reconciliation of Gross Profit to Adjusted Gross Profit. For information on the reasons we use Adjusted Gross Profit and Adjusted Gross Margin and certain of their limitations as metrics, see “Use of Non-GAAP financial information.”

	Historical
	Twelve months ended March 31,			Six months ended, September 30,		Twelve months ended, September 30,
($ in thousands)	2023	2024	2025	2024	2025	2025
Gross profit	342,099	374,838	325,680	163,773	167,382	329,289
Business realignment costs	—	346	994	468	1,450	1,976
Acquisition integration costs	—	—	—	—	68	68
Hurricane Helene cost impact	—	—	171	171	—	—
Factory and warehouse consolidation costs	—	262	15,439	10,763	708	5,384
Monterrey, Mexico new factory start-up costs	—	2,987	9,906	3,810	3,431	9,527

Adjusted Gross Profit	342,099	378,433	352,190	178,985	173,039	346,244

Net sales	936,240	1,013,540	963,027	482,000	496,967	977,994
Gross margin	36.5%	37.0%	33.8%	34.0%	33.7%	33.7%
Adjusted Gross Margin	36.5%	37.3%	36.6%	37.1%	34.8%	35.4%

(d)

The following table provides a reconciliation of Pro Forma Gross Profit for the twelve months ended September 30, 2025 to Pro Forma Adjusted Gross Profit for the twelve months ended September 30, 2025. Pro Forma Adjusted Gross Margin is defined as Pro Forma Adjusted Gross Profit divided by Pro Forma net sales. For information on the reasons we use Pro Forma Adjusted Gross Profit and Pro Forma Adjusted Gross Margin and certain of their limitations as metrics, see “Use of Non-GAAP financial information.”

($ in millions)	Columbus McKinnon	Kito Crosby	Divestiture Adjustments	Purchase Accounting Adjustments	Pro Forma
Gross profit	329.3	416.3 (i)	(58.7)	(97.7)	589.2
Acquisition integration costs	0.1	—	—	—	0.1
Business realignment costs	2.0	—	—	—	2.0
Factory and warehouse consolidation costs	5.4	—	—	—	5.4
Monterrey, Mexico new factory start-up costs	9.5	—	—	—	9.5
eepos purchase accounting adjustments	—	0.3	—	—	0.3
Other adjustments	—	0.3	—	—	0.3
Kito Crosby inventory set-up from purchase accounting	—	—	—	77.8	77.8
Incremental depreciation expense from purchase accounting	—	—	—	19.9	19.9

Adjusted Gross Profit	346.3	416.9	(58.7)	—	704.5

Net sales	978.0	1,110.7	(135.3)	—	1,953.4
Gross margin	33.7%	37.5%	43.4%	—	30.2%
Adjusted Gross Margin	35.4%	37.5%	43.4%	—	36.1%

(i)

For purposes of the presentation set forth above, certain reclassification adjustments have been made to conform Kito Crosby’s gross profit for the twelve months ended September 30, 2025 to Columbus McKinnon’s financial statement presentation.

(e)

We define Free Cash Flow as net cash provided by (used for) operating activities less capital expenditures. Free Cash Flow Conversion is defined as Free Cash Flow divided by net income. For information on the reasons we use Free Cash Flow and Free Cash Flow Conversion and certain of the limitations as metrics, see “Use of Non-GAAP financial information.” The following table provides a reconciliation of net cash provided by (used for) operating activities less capital expenditures.

	Historical
	Twelve months ended March 31,			Six months ended, September 30,		Twelve months ended, September 30,
($ in thousands)	2023	2024	2025	2024	2025	2025
Net cash provided by (used for) operating activities	83,636	67,198	45,612	(1,370)	248	47,230
Capital expenditures	(12,632)	(24,813)	(21,411)	(10,068)	(6,523)	(17,866)

Free Cash Flow	71,004	42,385	24,201	(11,438)	(6,275)	29,364

Net income	48,429	46,625	(5,138)	(6,414)	2,697	3,973
Free Cash Flow Conversion	147%	91%	NM	NM	NM	739%

SUMMARY HISTORICAL FINANCIAL INFORMATION OF KITO CROSBY

The following tables contain a summary of the consolidated financial data of Kito Crosby as of the dates and for the periods indicated. The summary consolidated financial data of Kito Crosby for each of the years ended December 31, 2024 and 2023 and as of December 31, 2024 and 2023 have been derived from the audited consolidated financial statements of Kito Crosby included elsewhere in this offering memorandum. The summary consolidated financial data for Kito Crosby as of September 30, 2025 and for the nine months ended September 30, 2025 and 2024 have been derived from the unaudited condensed consolidated financial statements of Kito Crosby included elsewhere in this offering memorandum. Kito Crosby’s results for the nine months ended September 30, 2025 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year and we refer you to those financial statements and accompanying notes incorporated by reference or included elsewhere in this offering memorandum.

The summary historical consolidated financial data presented below should be read in conjunction with the other information included herein, including the information included under the headings “—The transactions,” “—Summary historical and pro forma financial information of Columbus McKinnon,” “Capitalization,” “Unaudited pro forma condensed combined financial information,” “Management’s discussion and analysis of financial condition and results of operations of Columbus McKinnon” and “Management’s discussion and analysis of financial condition and results of operations of Kito Crosby” and the audited consolidated financial statements and the unaudited condensed consolidated financial statements and related notes thereto of each of Columbus McKinnon and Kito Crosby incorporated by reference or included elsewhere in this offering memorandum.

	Twelve months ended December 31,		Nine months ended September 30,		Twelve months ended September 30,
($ in millions)	2023	2024	2024	2025	2025

Statement of operations data:
Net sales	1,111.1	1,101.1	824.1	833.7	1,110.7
Cost of sales	732,3	675.3	504.2	512.6	683.7
Gross profit	378.8	425.8	319.9	321.1	427.0
Operating income	105.5	151.8	125.7	109.3	135.4
Interest expense, net	115.4	97.1	75.2	50.9	72.8
Income (loss) before income taxes	(10.9)	44.6	36.8	58.4	66.2
Net income (loss)	(18.2)	18.5	16.8	39.6	41.3

Balance sheet data (at period end):
Cash and cash equivalents	209.3	178.5		177.3
Total assets	1,433.0	1,420.6		1,471.2
Current portion of long-term debt	10.8	10.0		10.0
Long-term debt	948.8	965.1		960.1
Total debt, net	959.6	975.1		970.1
Total liabilities	1,325.2	1,326.2		1,321.8
Total equity	107.8	94.4		1,471.2

Statement of cash flows data:
Net cash provided by operating activities	89.8	58.6	39.0	18.1	37.7
Net cash used in investing activities	(18.2)	(63.5)	(51.0)	(23.0)	(35.5)
Net cash used in financing activities	(100.3)	(15.2)	(12.0)	(7.5)	(10.7)

Other data:
Credit Agreement Adjusted EBITDA (a)	255.5	263.1	198.0	187.9%	261.9
Credit Agreement Adjusted EBITDA Margin (a)	23.0%	23.9%	24.0%	22.5%	23.6%
Free Cash Flow (b)					2.5

(a)

Kito Crosby defines Credit Agreement Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, amortization, and other adjustments as adjusted for the New Senior Secured Credit Agreement. See “Use of Non-GAAP financial information.”

	Twelve months ended December 31,		Nine months ended September 30,		Twelve months ended September 30,
($ in millions)	2023	2024	2024	2025	2025
Net income (loss)	(18.2)	18.5	16.8	39.6	41.3
Income tax expense (benefit)	7.3	26.1	20.0	18.8	24.9
Interest and debt expense	115.4	97.1	75.0	39.4	72.8
Depreciation and amortization expense	81.1	72.9	54.5	54.0	69.3
Realized/unrealized hedge (gains) losses	(5.2)	(5.7)	(2.3)	(0.7)	(4.1)
Transaction and integration costs	22.9	20.2	7.7	27.7	40.2
Acquisition inventory step-up expense	41.3	0.3	—	—	0.3
Debt extinguishment expense	5.0	16.0	16.0	—	—
Non-recurring legal expenses	5.4	12.1	5.7	5.1	11.4
Other	(1.1)	4.0	3.1	2.8	4.1
Management fees and related expenses	1.6	1.6	1.2	1.2	1.6

Credit Agreement Adjusted EBITDA	255.5	263.1	198.0	187.9	261.9

Net sales	1,111.1	1,101.1	824.1	833.7	1,110.7
Credit Agreement Adjusted EBITDA Margin	23.0%	23.9%	24.0%	22.5%	23.6%

(b)

Kito Crosby defines Free Cash Flow as net cash provided by operating activities less capital expenditures. Free Cash Flow Conversion is defined as Free Cash Flow divided by net income. For information on the reasons we use Free Cash Flow and Free Cash Flow Conversion and certain of the limitations as metrics, see “Use of Non-GAAP financial information.” The following table provides a reconciliation of net cash provided by operating activities less capital expenditures.

Twelve months ended September 30,
($ in millions)	2025
Net cash provided by operating activates	37.7
Capital expenditures	35.2

Free Cash Flow	2.5

RISK FACTORS

Investing in the Notes involves a high degree of risk. You should carefully consider the risks described below, and the other information contained or incorporated by reference in this offering memorandum, when evaluating us and our business and before you purchase any Notes. Any of the following risks could materially adversely affect our business, financial condition or results of operations. We believe that the following information identifies the material risks and uncertainties affecting us and the Notes, but it is possible that other risks and uncertainties might significantly impact us and the value of the Notes. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business operations and the value of the Notes. Please also see “Cautionary note regarding forward-looking statements.”

Business Risks

Our business is affected by industrial economic and macroeconomic conditions.

Many of the end-users of our products are in industries affected by changes in industrial economic and macroeconomic conditions, such as manufacturing, power generation and distribution, commercial construction, oil and gas exploration and refining, transportation, agriculture, logging, and mining that are sensitive to changes in general macroeconomic conditions. Their demand for our products, and thus our results of operations, are directly related to the level of production in their facilities, which changes as a result of changes in general macroeconomic conditions, including, among others, movements in interest rates, tariffs and other trade regulations, inflation, changes in currency exchange rates, higher fuel and other energy costs, and other factors beyond our control, and is vulnerable to economic downturns. Decreased capital and maintenance spending by these customers has in the past, and could in the future, have a material adverse effect on the demand for our products and our business, financial condition, and results of operations. In particular, higher interest rates have in the past, and could in the future, result in decreased demand for our products from end-users, which would have a material adverse effect on our business and results of operations, and concurrently result in higher interest expense related to borrowings under our credit facilities. In addition, inflation can also result in higher interest rates and negatively impact our results of operation. During an inflationary period, the cost of capital will often increase, and the purchasing power of our end users’ cash resources will decline, which can negatively affect demand from our customers. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation, which could have a direct and indirect adverse impact on our business and results of operations. If there is deterioration in the general economy or in the industries we serve, our business, results of operations, and financial condition could be materially adversely affected. Furthermore, even if demand for our products improves, it is difficult to predict whether any improvement represents a long-term improving trend or the extent or timing of improvement. There can be no assurance that historically improving cycles are representative of actual future demand. In addition, general macro-economic conditions could at times also adversely affect our liquidity and ability to borrow under each of the Existing Revolving Facility (as defined below) and the New Senior Secured Credit Facilities, as applicable, and to close the Kito Crosby Acquisition or the New Senior Secured Credit Facilities and limits our ability to make accurate long-term predictions about our performance.

Our business, particularly with respect to our material handling and precision conveyance products, is highly competitive and subject to consolidation of competitors. Increased competition could reduce our sales, earnings, and profitability.

The principal markets that we serve within the material handling and precision conveyance industries are fragmented and highly competitive. Competition is based primarily on customer service and support as well as product availability, performance, functionality, brand reputation, reliability, and price.

Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross margins and net income.

The greater financial resources or the lower amount of debt of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product or service innovations that could put us at a disadvantage. In addition to the general competitive challenges we face, tariffs and other international trade policies could negatively affect the demand for our products and services and reduce our competitive position in such markets. In addition, through consolidation, some of our competitors have achieved substantially greater market penetration in certain of the markets in which we operate than we have been able to achieve. If we are unable to compete successfully against other manufacturers of material handling equipment and precision conveyors, we could lose customers and our revenues may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products or product developments that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets.

Our growth strategy depends on successful integration of acquisitions, including, upon closing of such transaction, the Kito Crosby Acquisition.

Acquisitions are a key part of our growth strategy. Our historical growth has depended, and our future growth is likely to depend, on our ability to successfully execute our acquisition strategy, and the successful integration of acquired businesses into our existing business, including, upon closing of such transaction, the Kito Crosby Acquisition. Such a strategy involves the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities, and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Furthermore, the price we pay for any business acquired may overstate the value of that business or otherwise be too high. In addition, any acquisitions of businesses with foreign operations or sales may increase our exposure to risks inherent in doing business outside the U.S.

We intend to continue to seek additional acquisition opportunities in accordance with our acquisition strategy, both to expand into new markets and to enhance our position in existing markets throughout the world. If we are unable to successfully integrate acquired businesses into our existing business or expand into new markets, our sales and earnings growth could be reduced. Inherent in connection with any acquisition is the risk of transitioning company cultures and facilities and the corresponding risk of management and employee turnover. In addition, the focus on the integration of operations of acquired entities may divert management’s attention from the day-to-day operation of our businesses. The failure to efficiently and effectively achieve such transitions could increase our costs and decrease our profitability. Furthermore, the failure to achieve the anticipated synergies of our recent significant acquisitions or any future acquisitions, including the Kito Crosby Acquisition, or recognize the anticipated market opportunities or integration from our recent acquisitions or any future acquisitions, including the Kito Crosby Acquisition, could have a material adverse effect on our business, financial condition and results of operations.

Our future operating results may be affected by price fluctuations and trade tariffs on steel, aluminum, and other raw materials purchased to manufacture our products. We may not be able to pass on increases in raw material costs to our customers.

The primary raw materials used in our chain, forging and crane building operations are steel, aluminum, and other raw materials such as motors, electrical and electronic components, castings and machined parts and components. The industries that produce these critical components and materials are also themselves highly cyclical and at times pricing and availability can be volatile due to a number of factors beyond our control, including general macroeconomic conditions, inflation, labor costs, competition, import duties, quotas, tariffs, trade regulations and agreements, and currency exchange rates. This volatility can significantly affect our raw material costs.

The United States has maintained tariffs on certain imported steel, aluminum and items originating from China, which have increased the cost of raw materials we purchase. The imposition of tariffs by the United States has resulted in retaliatory tariffs from a number of countries, including China, which also increase the cost of raw materials we purchase. The current U.S. presidential administration has implemented and may continue to implement new or increased tariffs, as the case may be, particularly relating to imports from Canada, Mexico, China, the European Union and other Asian countries, and it remains unclear exactly what further actions will be taken or implemented. Escalation of trade tensions, current and additional tariffs, retaliatory measures by foreign governments and shifts in U.S. or international trade policies have, and could continue to, adversely impacted our supply chain, increase our costs for raw materials, including significantly, and reduce demand for our products. A trade war or other significant changes in trade regulations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In an environment of increasing raw material prices and trade tariffs, duties and quotas, competitive conditions will determine how much of the price increases we can pass on to our customers. In the future, to the extent we are unable to pass on any steel, aluminum, or other raw material price increases to our customers, our profitability could be adversely affected, including materially.

Our results of operations could be materially adversely affected if we are unable to obtain sufficient pricing for our products and services to meet our profitability expectations.

If we are unable to obtain favorable pricing for our products and services in a timely manner, our revenues and profitability could be materially adversely affected. For example, current conditions in our supply chain have resulted in rapid increases in the prices for the raw materials we use. Furthermore, the prices we are able to charge for our products and services are affected by a number of other factors, including:

•	general macroeconomic and political conditions;

•	our customers’ desires to reduce their costs;

•	the competitive environment in our industry;

•	our ability to accurately estimate our costs, including our ability to estimate the impact of inflation on our costs over long-term contracts; and

•	the procurement practices of our customers.

Our inability to pass increased prices along to our customers in a timely manner could have a material adverse effect on our business, financial condition or results of operations.

If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which has damaged, and could continue to damage, our business, results of operations and financial condition.

Due to increased demand across a range of industries, the global supply chain for certain critical components and raw materials used in the manufacture of our products has experienced significant constraints in recent periods. Particularly, the markets for motors, computer chips, and other components are experiencing increased demand, creating substantial uncertainty regarding the availability of key components and raw materials used to manufacture our products. This constrained supply environment has materially adversely affected, and could further materially adversely affect, availability, lead times and cost of components and raw material, and has materially impacted, and could continue to materially impact, our ability to respond to accelerated or quick-turn delivery requests from customers, or meet customer demand and product delivery dates for our end customers where we cannot timely secure adequate supply of these components and raw materials. Moreover, if any of our suppliers become financially unstable, or otherwise unable or unwilling to provide us with raw materials or components, we may have to find new suppliers. It may take several months to locate alternative suppliers, if required, or to redesign our products to accommodate components from different suppliers. We cannot predict if we will be able to obtain replacement components within the timeframes that we require at an acceptable cost, if at all. In addition, we have experienced, and may continue to experience, significant delays in receiving shipments of key components and raw materials and in shipping our completed products to customers. We have incurred, and may continue to incur, additional shipping and delivery costs to seek to expedite the delivery of critical components and raw materials.

In an effort to mitigate these risks, in some cases, we have incurred higher costs to secure available inventory, or have extended or placed non-cancellable purchase commitments with suppliers, which introduces inventory risk if our forecasts and assumptions prove inaccurate. While we may attempt to recover the increased costs through price increases to our customers, we may be unable to mitigate the effect on our results of operations. We also have multi-sourced and pre-ordered components and raw materials inventory in some cases in an effort to reduce the impact of the adverse supply chain conditions we have experienced. Despite our attempts to mitigate the impact on our business, these constrained supply conditions are expected to adversely impact our costs of goods sold. Limits on manufacturing availability or capacity or delays in production or delivery of components or raw materials for our suppliers could further delay or inhibit our ability to obtain supply of components and raw materials and produce finished goods. These supply chain constraints and their related challenges could result in shortages, increased material costs or use of cash, engineering design changes, and delays in new product introductions, each of which could adversely impact our growth, gross margins and financial results. These types of negative financial impacts on our business may become more acute as supply chain pressures increase.

Our backlog is subject to modification, termination or reduction of orders, which could negatively impact our sales.

Our backlog is comprised of the portion of firm signed purchase orders or other written contractual commitments received from customers that we have not recognized as sales. The dollar amount of backlog as of September 30, 2025 was $351.6 million. Our backlog can be significantly affected by the timing of orders for large projects, and the amount of our backlog at September 30, 2025 is not necessarily indicative of future backlog levels or the rate at which backlog will be recognized as sales. Although modifications and terminations of our orders may be partially offset by cancellation fees, customers can, and sometimes do, terminate or modify these orders. We cannot predict whether cancellations will accelerate or diminish in the future. Cancellations of purchase orders, indications that the customers will not perform under their existing purchase orders or contracts or reductions of product quantities in existing contracts could substantially and materially reduce our backlog and, consequently, our future sales. Our failure to replace canceled orders could negatively impact our sales and results of operations.

We rely in large part on independent distributors for sales of our products.

We depend on independent distributors to sell our products and provide service and aftermarket support to our end-user customers. Distributors play a significant role in determining which of our products are stocked at their locations, and hence are most readily accessible to aftermarket buyers, and the price at which these products are sold. Almost all of the distributors with whom we transact business offer competitive products and services to our end-user customers. For the most part, we do not have written agreements with our distributors. The loss of a substantial number of these distributors or an increase in the distributors’ sales of our competitors’ products to our ultimate customers could materially reduce our sales and profits.

Our future success depends, in part, on our ability to continue to attract, develop, engage and retain qualified employees.

Because of the complex nature of many of our products and services, we are generally dependent on an educated and highly skilled workforce, including our engineering talent and our sales professionals. Failure to attract, develop, engage and retain qualified employees, whether as a result of an insufficient number of qualified applicants, difficulty in recruiting new employees, or inadequate resources to train, integrate and retain qualified employees, could impair our ability to execute our business strategy, and could adversely affect our business, financial condition, results of operations or cash flows. Low rates of unemployment in key geographic areas in which we operate may lead to high rates of turnover and loss of critical talent, which could lead to higher labor costs.

Our ability to understand our customers’ specific preferences and requirements, and to develop, manufacture and market products that meet customer demand as we expand into additional international markets, could significantly affect our business results.

Our ability to match new product offerings to diverse global customers’ anticipated preferences for different types and sizes of equipment and various equipment features and functionality, at affordable prices, is critical to our success. This requires a thorough understanding of our existing and potential customers on a global basis. Failure to deliver quality products that meet customer needs at competitive prices ahead of competitors could have a significant adverse effect on our business.

Financial Risks

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt, or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue additional debt securities, the debt holders would have rights senior to holders of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities or securities convertible into equity securities, existing shareholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings and their impact on the market price of our common stock.

Our operations outside the U.S. pose certain risks that may adversely impact sales and earnings.

We have operations and assets located outside of the U.S., primarily in Germany, the United Kingdom, Hungary, China, Malaysia and Mexico, including our new facility in Monterrey, Mexico. In addition, we import a portion of our hoist product line from Asia and sell our products to distributors located in approximately 50 countries. In fiscal 2025, approximately 44% of our net sales were derived from non-U.S. markets. These non-U.S. operations are subject to a number of special risks, in addition to the risks of our U.S. business, including but not limited to differing protections of intellectual property, trade barriers, labor unrest, geopolitical conflicts, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, U.S. and foreign customs, quotas and duties, and tariffs (in particular, the new tariffs implemented and additional tariffs proposed to be implemented by the current U.S. presidential administration on goods imported into the U.S. from Mexico and other countries where we have manufacturing operations), political and economic instability in the jurisdictions in which we operate, foreign receivables collection risk, current and changing regulatory environments, difficulty in obtaining distribution support, difficulty in staffing and managing widespread operations, differences in the availability, and terms of financing, political instability and risks of increases in taxes. In particular, in connection with our Mexican manufacturing operations, as a result of the tariffs or other trade restrictions implemented or proposed to be implemented by the U.S. or other countries, the cost of our products manufactured in Mexico or other countries and imported into the U.S. or other countries have increased and could continue to increase further, which, in turn, has adversely affected, and could continue to adversely affect, the demand for these products, make our products less competitive and have an adverse effect on our business, results of operations and margins. Any of these factors, individually or together, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Also, in some foreign jurisdictions, we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our future profits.

Part of our strategy is to expand our worldwide market share and reduce costs by strengthening our international distribution capabilities and sourcing components in lower cost countries, such as China, Mexico, Hungary and Malaysia, including through the use of our new facility in Monterrey, Mexico. Implementation of this strategy may increase the impact of the risks described above, and we cannot assure you that such risks will not have a material adverse effect on our business, results of operations or financial condition.

Other risks of doing business in international markets include the increased risks and burdens of complying with different legal and regulatory standards, difficulties in managing and staffing foreign operations, recruiting and retaining talented direct sales personnel, limitations on the repatriation of funds and fluctuations of foreign exchange rates, varying levels of internet technology adoption and infrastructure and our ability to enforce contracts and our intellectual property rights in foreign jurisdictions. Additionally, there are risks associated with fundamental changes to international markets, such as those that may occur as a result of the Russian invasion of Ukraine.

In addition, in connection with Russia’s invasion of Ukraine, the U.S. has imposed, and is likely to impose material additional, financial and economic sanctions and export controls against Russia and certain Russian organizations and individuals, with similar actions either implemented or planned by the European Union and the U.K. and other jurisdictions. Although an immaterial part of our overall business (approximately $836,000 in fiscal 2025), as a result, we decided to exit from our operations in Russia entirely. Furthermore, there is no guarantee that the current Russian invasion of Ukraine will not draw military intervention from other countries or further retaliation from Russia, which, in turn, could lead to a much larger conflict beyond its current geographic, political and economic scope. If such escalation should occur, supply chain, trade routes and markets currently served by us could be adversely affected and other risks discussed in this offering memorandum may be exacerbated. In addition, a further escalation could disrupt the supply of oil and natural gas in Europe, impacting our ability to operate our European manufacturing facilities, which, in turn, could materially adversely affect our business operations and financial performance.

In addition, our success in international expansion could be limited by barriers to international expansion such as adverse tax consequences and export controls. Changes in applicable tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect, could affect our income tax expense and profitability. Certain provisions of the Inflation Reduction Act passed in

2022, including a 15% corporate alternative minimum tax, as well as the similar 15% global minimum tax under the Organization for Economic Cooperation and Development’s Pillar Two Global Anti-Base Erosion Rules, may impact our income tax expense, profitability, and capital allocation decisions and may negatively impact our effective tax rate. If we cannot manage these risks effectively, the costs of doing business in some international markets may be prohibitive or our costs may increase disproportionately to our revenue.

We are subject to currency fluctuations from our sales outside the U.S.

Our products are sold in many countries around the world. Thus, a portion of our revenues (approximately $425.5 million in fiscal 2025) are generated in foreign currencies, including principally the Euro, the British Pound, the Canadian Dollar, the South African Rand, the Brazilian Real, the Mexican Peso, and the Chinese Yuan, and while much of the costs incurred to generate those revenues are incurred in the same currency, a portion is incurred in other currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, a currency translation impact on our earnings. Currency fluctuations may impact our financial performance in the future.

We are subject to debt covenant restrictions.

Our Existing Revolving Facility contains a financial leverage covenant, which will only be tested if revolving loans, together with drawn letters of credit, outstanding as of the end of any fiscal quarter exceed 30.0% of the revolving commitments under the Existing Revolving Facility, and other restrictive covenants. The New Senior Secured Credit Facilities are expected to contain a financial leverage covenant and other restrictive covenants. See “Description of other indebtedness.” A significant decline in our operating income or cash generating ability could cause us to violate our leverage covenant in our bank credit facilities, as applicable. Other material adverse changes in our business could also cause us to be in breach of our debt covenants. Any breach of any such covenants or restrictions would result in a default under such agreement that could result in our being unable to borrow under our bank credit facilities and would permit the lenders to declare all borrowings under such agreement to be immediately due and payable and, through cross-default provisions, could entitle other lenders or holders of the Notes to accelerate the indebtedness we owe to them. In such an event, we would need to modify or restructure all or a portion of our indebtedness. Depending on prevailing economic conditions at the time, we might find it difficult to modify or restructure the debt on attractive terms, or at all.

A ratings downgrade or other negative action by a ratings organization could adversely affect our operations and financial condition.

Credit rating agencies continually revise their ratings for companies they follow, and we have faced, and may continue to face, downgrades from credit rating agencies. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In addition, developments in our business and operations, including with respect to sustainability matters, could lead to further ratings downgrades for us or our subsidiaries. Any fluctuation in the rating of us or our subsidiaries may impact our ability to access debt markets in the future or increase our cost of future debt, which could have a material adverse effect on our operations and financial condition.

Risks related to the Kito Crosby Acquisition

The Kito Crosby Acquisition is contingent upon the satisfaction of a number of conditions, including regulatory approval, that may be outside either party’s control and that either party may be unable to satisfy or obtain that could cause the Stock Purchase Agreement to be terminated in accordance with its terms.

The closing of our acquisition of Kito Crosby remains subject to the satisfaction or waiver of certain closing conditions, including expiration or termination of the waiting period under the HSR Act and any related agreement with the Antitrust Division. In connection with the Kito Crosby Acquisition, we and KKR, the ultimate parent entity of Kito Crosby, each filed the required notification and report forms under the HSR Act with the Antitrust Division and the FTC.

On May 28, 2025, we and KKR each received the Second Request from the Antitrust Division in connection with the Antitrust Division’s review of the Kito Crosby Acquisition. The issuance of the Second Request extends the waiting period under the HSR Act and precludes the parties from closing the Kito Crosby Acquisition until 30 days after both we and KKR have substantially complied with the Second Request, unless the waiting period is terminated earlier by the Antitrust Division or the parties otherwise agree with the Antitrust Division not to consummate the Kito Crosby Acquisition until a later date.

We continue to work expeditiously with the Antitrust Division as part of the Antitrust Division’s review of the Kito Crosby Acquisition. As of the date of this offering memorandum, we expect the Antitrust Division to complete its review of the Kito Crosby Acquisition and to permit us to close the Kito Crosby Acquisition, and the Divestiture concurrent with or following the Kito Crosby Acquisition, in each case, during the first quarter of calendar year 2026, but we cannot be certain that the Antitrust Division will complete its review of the Kito Crosby Acquisition in the timeframe currently expected or without additional terms and conditions affecting the Kito Crosby Acquisition or the Divestiture.

Notwithstanding the foregoing, the Antitrust Division or any other state regulatory agency could take further or other actions under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the Kito Crosby Acquisition, seeking additional divestiture of our assets and/or those of Kito Crosby, or requiring us or Kito Crosby to agree to other remedies or requirements. We cannot be certain that we or Kito Crosby will prevail in the face of legal challenges to the Kito Crosby Acquisition. Failure to prevail in any legal challenge to the Kito Crosby Acquisition may result in the delay or abandonment of the Kito Crosby Acquisition.

These conditions to the completion of the Kito Crosby Acquisition, some of which are beyond our control and/or the control of Kito Crosby, may not be satisfied or waived in a timely manner or at all; accordingly, the Kito Crosby Acquisition may be delayed or not completed.

As a condition to granting required regulatory approvals, governmental entities may impose conditions, limitations, obligations or costs or place restrictions on our conduct after the closing of the Kito Crosby Acquisition. Such conditions or changes and the process of obtaining regulatory approvals could, among other things, have the effect of delaying completion of the Kito Crosby Acquisition or of imposing additional costs or limitations on us following the closing of the Kito Crosby Acquisition, any of which may have an adverse effect on us.

Additionally, either we or Kito Crosby may terminate the Stock Purchase Agreement under certain circumstances specified therein, subject to the payment of a “termination fee” in certain cases. See “The Transactions—The Kito Crosby Acquisition.”

The Kito Crosby Acquisition may present certain risks to our business and operations prior to the Kito Crosby Acquisition Closing Date.

Our business and operations are subject to various risks related to the Kito Crosby Acquisition prior to the Kito Crosby Acquisition Closing Date, including:

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uncertainty about the effect of the Kito Crosby Acquisition on employees, customers, suppliers and other persons with whom we or Kito Crosby have a business relationship having an adverse effect on our business, operations and stock price;

•	our operations may be restricted by the terms of the Stock Purchase Agreement, which may cause us to forgo otherwise beneficial business opportunities;

•	the proposed transaction may disrupt our current business plans and operations;

•	our management’s attention may be directed toward the completion of the Kito Crosby Acquisition and diverted away from our day-to-day business operations;

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we may incur significantly higher transaction costs than we currently anticipate, such as legal, financing and accounting fees, and other costs, fees, expenses and charges related to the Kito Crosby Acquisition, whether or not the transaction is completed; and

•	the Kito Crosby Acquisition may not be completed, which may have an adverse effect on our stock price and future business and financial results.

We may fail to successfully close the Kito Crosby Acquisition, and if we do successfully close the Kito Crosby Acquisition, we may fail to realize all of the anticipated benefits of the Kito Crosby Acquisition, or those benefits may take longer to realize than expected.

We expect to devote significant management attention to closing the Kito Crosby Acquisition and, if it closes, integrating the business practices and operations of Kito Crosby with Columbus McKinnon. In the event the Kito Crosby Acquisition successfully closes, we may experience disruptions to our business and, if integrated ineffectively, such disruptions could restrict the realization of the full expected benefits of the Kito Crosby Acquisition. The failure to meet the challenges involved in the integration process and to realize the anticipated benefits of the Kito Crosby Acquisition could cause an interruption or loss of momentum in our operations.

If the Kito Crosby Acquisition successfully closes, difficulties in integrating Kito Crosby into our business may include rationalizing the operations, processes and systems of the acquired business, retaining and motivating key management and employees, and integrating existing business relationships with suppliers and customers. Even if integration of Kito Crosby is successful, the financial and operational results may differ materially from our assumptions and forecasts due to unforeseen expenses, delays, conditions and liabilities. In addition, we may incur unanticipated costs or expenses following an acquisition, including post-closing asset impairment charges, expenses associated with eliminating duplicate facilities, and other liabilities.

Furthermore, the successful closing of the Kito Crosby Acquisition and the subsequent integration of Kito Crosby into our business may result in material unanticipated problems, expenses, charges, liabilities, competitive responses, loss of customers and other business relationships, and diversion of management’s attention. Additional integration challenges may include difficulty in achieving anticipated cost savings, synergies, business opportunities, growth prospects and other benefits from the acquisition; difficulties in the integration of operations and systems, including pricing and marketing strategies; and difficulties in conforming standards, controls, procedures, financial reporting and accounting and other policies, business cultures and compensation structures. Many of these factors will be outside of our control and any one of them could result in increased costs, including restructuring charges, decreases in revenues and diversion of management’s time and energy, which could adversely affect our business, financial condition and results of operations. Additionally, achieving the anticipated benefits, including synergies and cost savings, is subject to a number of uncertainties, including whether the business acquired can be operated in the manner we intend and whether our costs to finance the Kito Crosby Acquisition will be consistent with our expectations. Thus, the integration of Kito Crosby may be unpredictable, subject to delays or changed circumstances, and we can give no assurance that the acquired business will perform in accordance with our expectations or that our expectations with respect to integration, synergies or cost savings as a result of the Kito Crosby Acquisition will materialize. In addition, our anticipated costs to achieve the integration of Kito Crosby may differ significantly from our current estimates. The integration may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration process could have an adverse effect on our business, financial condition and expected operating results.

Upon closing of the Kito Crosby Acquisition, Kito Crosby’s business may underperform relative to our expectations.

Following completion of the Kito Crosby Acquisition, we may not be able to maintain the levels of revenue, earnings or operating efficiency that Kito Crosby and we have achieved or might achieve separately. The business and financial performance of Kito Crosby are subject to certain risks and uncertainties, including the risk of the loss of, or changes to, its relationships with its customers.

Upon the closing of the Kito Crosby Acquisition, we may be unable to achieve the same growth, revenues and profitability that Kito Crosby has achieved in the past.

We will issue a substantial number of Preferred Shares and incur a substantial amount of indebtedness in connection with the financing of the Kito Crosby Acquisition.

We expect to finance a portion of the purchase price for the Kito Crosby Acquisition through the issuance of 800,000 Preferred Shares to the CD&R Investors pursuant to the terms of the Investment Agreement. Once issued upon the closing of the Kito Crosby Acquisition, the Preferred Shares will have rights, preferences, and privileges that are not held by, and are preferential to, the rights of our common stock and will reduce the relative voting power of the holders of our common stock. The Preferred Shares will accrue dividends at a rate of 7.00% per annum, payable in cash or payment-in-kind at the Company’s option. Subject to certain restrictions on conversion and voting as described in greater detail in the Investment Agreement and the Certificate of Amendment (as defined under the heading “The Transactions—Kito Crosby Acquisition Financing—Investment Agreement and Preferred Equity Financing”), the aggregate number of shares of common stock of the Company into which the Preferred Shares may be converted will initially be equal to 21,231,440 common shares, par value $0.01 per share, of the Company based on the initial conversion price for the Preferred Shares of $37.68, and result in the CD&R Investors owning, on an as converted basis, approximately 42.5% of the Company’s outstanding common shares (computed on the basis of the number of shares outstanding as of September 30, 2025) upon completion of the issuance. Under the terms of the Investment Agreement, the CD&R Investors will have the right to designate up to three directors on our board of directors (the “Board”), subject to specified ownership requirements. See “Management—Management Following Completion of the Kito Crosby Acquisition.” With such representation on the Board, the CD&R Investors will have significant influence over the appointment of Company management and any action requiring the vote of the Board. If the Preferred Shares are issued, circumstances may occur in which the interests of the CD&R Investors could conflict with the interests of our other investors.

We also expect to finance a portion of the purchase price for the Kito Crosby Acquisition by incurring additional third-party indebtedness, including the issuance of the Notes and the New Senior Secured Credit Facilities. See “Summary—The Transactions” and “Description of other indebtedness—New Senior Secured Credit Facilities.” We face risks associated with increases in overall indebtedness. We cannot guarantee that the combination of Kito Crosby and Columbus McKinnon will be able to generate sufficient cash flow to pay dividends at a base rate of 7% per annum, compounded quarterly on our Preferred Shares (but subject to an increase to 10% per annum if certain events occur) and service and repay this indebtedness, including the issuance of the Notes, or that we will be able to refinance such indebtedness on favorable terms, or at all. If we are unable to service our indebtedness and fund our operations, we may be forced to, among other things, reduce or delay capital expenditures, seek additional capital, sell assets, or refinance our indebtedness. Any such action may not be successful, and we may be unable to service such indebtedness. Any of the above risks could have a material adverse effect on our business, financial condition, results of operation, cash flows and/or stock price.

We expect to incur substantial expenses related to the Kito Crosby Acquisition and to the integration of Kito Crosby into our business, and the expenses may be greater than anticipated due to unexpected events.

We have incurred and expect to incur a number of significant non-recurring costs associated with the Kito Crosby Acquisition and, upon closing of the Kito Crosby Acquisition, the integration of Kito Crosby into our business. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance and employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. In addition, we expect to incur integration costs following the closing of the Kito Crosby Acquisition as we integrate Kito Crosby’s business with ours, including facilities and systems consolidation costs and employment-related costs. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits.

While we have assumed that a certain level of costs will be incurred, there are many factors beyond our control that could affect the total amount or the timing of these expenses. Moreover, many of the expenses that we will incur are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale. These expenses may result in us recording increased expenses as a result of the Kito Crosby Acquisition or the integration of Kito Crosby into our business, and the amount and timing of such charges are uncertain at the present and could exceed initial estimates.

The effect of the Divestiture, and effect, terms and conditions of any potential additional divestitures that may be imposed by regulators as a condition to the approval of the Kito Crosby Acquisition, may have material adverse effects on the Kito Crosby Acquisition.

In connection with obtaining the requisite regulatory clearance necessary to consummate the Kito Crosby Acquisition, as well as to simplify our portfolio, reduce debt and expedite progress toward the closing of the Kito Crosby Acquisition, on January 13, 2026, we entered into the Divestiture Agreement to sell the Divestiture Business. The Divestiture will include a transition services agreement to support the transition of the Divestiture Business to an affiliate of Pacific Avenue. We expect the closing of the Divestiture will occur following the closing of the Kito Crosby Acquisition during the first quarter of calendar year 2026. See “Summary—The Transactions—The Divestiture.” Any potential additional divestitures, if any, or other changes to the assets to be divested could materially impact the pro forma financial information included herein. The Divestiture and any additional required divestitures, if any, may also have material adverse effects on our business as well as the Kito Crosby Acquisition, impose additional material costs or otherwise reduce the anticipated benefits of the Kito Crosby Acquisition. If we and/or Kito Crosby are required to divest additional assets or businesses, there can be no assurance that we will be able to negotiate such divestitures expeditiously or on favorable terms or that regulators will approve the terms of such divestitures. We can provide no assurance that the effect and terms and conditions of any potential divestitures will not have material adverse effects or otherwise result in the delay or abandonment of the Kito Crosby Acquisition.

The Divestiture is subject to various risks, uncertainties and conditions and may not be completed on the terms or timeline currently contemplated, if at all.

On January 13, 2026, we entered into the Divestiture Agreement to sell the Divestiture Business. The Divestiture Agreement provides that completion of the Divestiture is subject to the satisfaction or waiver of customary closing conditions, including, among other things, obtaining certain required regulatory consents or approvals. There can be no assurance regarding the timing of the completion of the Divestiture or that the transaction will be completed. Unanticipated developments could delay, prevent or otherwise adversely affect the Divestiture, including, but not limited to, potential issues or delays in obtaining various regulatory approvals. In addition, each party has the right to terminate the definitive purchase agreement relating to the Divestiture under specified circumstances, including if the closing of the transaction has not occurred on or before April 30, 2026.

Our future results may materially differ from the unaudited pro forma condensed combined financial information presented in this offering memorandum.

Our future results following the consummation of the Kito Crosby Acquisition may be materially different from those shown in the “Unaudited pro forma condensed combined financial information” section of this offering memorandum, which show only a combination of Columbus McKinnon and Kito Crosby’s historical results on a pro forma basis after giving effect to the Transactions, for several reasons. The unaudited pro forma condensed combined financial information presented in this offering memorandum is for illustrative purposes only and is not intended to, and does not purport to, represent what Columbus McKinnon’s actual results or financial condition would have been if the Kito Crosby Acquisition had been consummated. In addition, the unaudited pro forma condensed combined financial information presented in this offering memorandum is based, in part, on certain assumptions regarding the Kito Crosby Acquisition, the Divestiture and the other Transactions that Columbus McKinnon believes are reasonable. These assumptions, however, are only preliminary and may not prove to be accurate over time.

The unaudited pro forma condensed combined financial information presented in this offering memorandum reflects the impact of the Kito Crosby Acquisition on Columbus McKinnon’s and Kito Crosby’s historical financial information using the acquisition method of accounting, as required under GAAP. Pursuant to the acquisition method, Columbus McKinnon has been determined to be the acquirer for accounting purposes. As required under GAAP, Columbus McKinnon will record Kito Crosby’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of consideration transferred (i.e., purchase price) over the fair value of net assets acquired will be recorded as goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment.

The operating results of Kito Crosby will be reported as part of Columbus McKinnon on the Kito Crosby Acquisition Closing Date. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the Kito Crosby Acquisition could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma condensed consolidated financial information included in this offering memorandum. Except for giving effect to the Divestiture, the unaudited pro forma condensed combined financial information presented in this offering memorandum does not reflect the effect of any potential divestitures that may occur prior to or subsequent to the consummation of the Kito Crosby Acquisition. If and to the extent there are any further changes to the Divestiture or additional divestitures are required, then the pro forma condensed combined financial information and the future operating results or financial position of the combined company may be impacted, and such impact may be material. Additionally, if the Kito Crosby Acquisition occurs, Columbus McKinnon anticipates incurring integration costs, as well as the cost of cost savings initiatives, which have not been reflected in the unaudited pro forma condensed combined financial information presented in this offering memorandum.

The Kito Crosby Acquisition and post-acquisition integration process may also give rise to unexpected liabilities and costs. Unexpected delays in consummating the Kito Crosby Acquisition or in connection with the post-acquisition integration process may significantly increase the related costs and expenses incurred by Columbus McKinnon. If any of these circumstances were to occur, operating expenses for the combined business may be higher than expected, reducing operating income and the expected benefits of the Kito Crosby Acquisition.

In addition, actual financing costs for the combined company may be higher and revenue lower than the expected costs reflected in the unaudited pro forma condensed combined financial information. Higher financing costs would reduce the combined company’s profitability and may reduce cost reduction and other initiatives. As a result, investors should not place any undue reliance on our unaudited pro forma financial information, and our actual results following the completion of the Transactions may differ from those that are anticipated.

Litigation relating to the Kito Crosby Acquisition could result in an injunction preventing the completion of the Kito Crosby Acquisition and/or substantial costs to us.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements, like the Stock Purchase Agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our business, financial condition and results of operations.

Lawsuits that may be brought against us or our directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Stock Purchase Agreement already implemented and to otherwise enjoin the parties from consummating the Kito Crosby Acquisition. One of the conditions to the completion of the transactions is that no injunction or law by any governmental entity of competent jurisdiction will be in effect that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the transactions. As such, if an injunction prohibiting the consummation of the transactions is obtained, that injunction may prevent the Kito Crosby Acquisition from closing or from closing within the expected timeframe or at all, which may adversely affect our business, financial condition and results of operations.

Legal Risks

Our products involve risks of personal injury and property damage, which exposes us to potential liability.

Our business exposes us to possible claims for personal injury or death, property damage or economic loss resulting from the products that we sell and to potential warranty, contractual or other claims. These product liability risks are inherent in the design, manufacture and sale of our products. Our products are complex and may contain defects, errors, or experience failures or unsatisfactory performance, due to any number of issues, including issues in materials, design, fabrication, packaging and/or use within a system or item of equipment. Further, because of the complexity of our products, defects or errors might only be detected when the products are in use. As a result, we could experience material product liability or warranty costs in the future and incur significant costs to defend ourselves against associated claims. Development of new products increases complexity and adds risk to manufacturing reliability, and increases the likelihood of product defects or errors. In addition, defects in our products could result in failure to achieve market acceptance, a shifting of business to our competitors, and litigation or regulatory action against us, and could harm our reputation or the reputation of the various brands under which we sell our products, our relationships with customers and our ability to attract new customers, as well as the perceptions of our brands. Other potential adverse impacts of product defects include shipment delays, write-offs of property, plant and equipment and intangible assets, and losses on unfavorable purchase commitments.

We maintain insurance through a combination of self-insurance retentions and excess insurance coverage. We monitor claims and potential claims of which we become aware and establish accrued liability reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that are in excess of insurance coverage could have a material adverse effect on our results, financial condition, or liquidity. In addition, warranty and certain other claims are not typically covered by insurance.

In addition, like many industrial manufacturers, we are also involved in asbestos-related litigation. In continually evaluating costs relating to our estimated asbestos-related liability, we review, among other things, the incidence of past and recent claims, the historical case dismissal rate, the mix of the claimed illnesses and occupations of the plaintiffs, our recent and historical resolution of the cases, the number of cases pending against us, the status and results of broad-based settlement discussions, and the number of years such activity might continue. Based on this review, we estimate our share of liability to defend and resolve probable asbestos related personal injury claims. This estimate is highly uncertain due to the limitations of the available data and the difficulty of forecasting with any certainty the numerous variables that can affect the range of the liability. We continue to study the variables in light of additional information in order to identify trends that may become evident and to assess their impact on the range of liability that is probable and estimable. We believe that the potential additional costs for claims will not have a material effect on our financial condition or liquidity, although the effect of any future liabilities recorded could be material to earnings in a future period. See Note 16 to our fiscal 2025 audited consolidated financial statements included in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for fiscal 2025, filed with the SEC on May 28, 2025 and Note 12 to our unaudited condensed consolidated financial statements for the quarterly period ended September 30, 2025 included in Item 1, Financial Statements (Unaudited), of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on October 30, 2025.

As indicated above, our self-insurance coverage is provided through our captive insurance subsidiary. The reserves of our captive insurance subsidiary are subject to periodic adjustments based upon actuarial evaluations, which adjustments impact our overall results of operations and financial condition. These periodic adjustments can be favorable or unfavorable.

We are subject to various environmental laws, which may require us to expend significant capital, incur substantial cost and could lower our margins.

Our operations and facilities are subject to various federal, state, local, and foreign requirements relating to the protection of the environment, including those governing the discharges of pollutants in the air and water, the generation, management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. Increased public awareness and concern regarding climate change and other ESG matters at numerous levels of government in various jurisdictions may lead to additional international, national, regional and local legislative and regulatory responses, and compliance with any new rules could be difficult and costly. We have made, and will continue to make, expenditures to comply with such requirements.

Violations of, or liabilities under, environmental laws and regulations, or changes in such laws and regulations (such as the imposition of more stringent standards for discharges into the environment), could result in substantial costs to us, including operating costs and capital expenditures, fines and civil and criminal sanctions, third party claims for property damage or personal injury, clean-up costs, or costs relating to the temporary or permanent discontinuance of operations. Certain of our facilities have been in operation for many years, and we have remediated contamination at some of our facilities. Over time, we and other predecessor operators of such facilities have generated, used, handled, and disposed of hazardous and other regulated wastes. Additional environmental liabilities could exist, including clean-up obligations at these locations or other sites at which materials from our operations were disposed, which could result in substantial future expenditures that cannot be currently quantified and which could reduce our profits or have a material adverse effect on our financial condition, operations, or liquidity.

We may face claims of infringement on the intellectual property of others, or others may infringe upon our intellectual property.

Our future success depends in part on our ability to prevent others from infringing on our proprietary rights, as well as our ability to operate without infringing upon the proprietary rights of others. Our efforts to protect our intellectual property through patents, trademarks, service marks, domain names, copyrights, trade secrets and confidentiality agreements may not adequately protect us against infringements, and pending patent or trademark applications may not result in issued patents or trademarks. Our patents, registered trademarks and patent applications, if any, may not be upheld if challenged, and competitors may develop similar or superior methods or products outside the protection of our patents. This could reduce demand for our products, reduce our market share and materially decrease our revenues. We may need to spend significant resources monitoring and enforcing our intellectual property rights and we may not be aware of or able to detect or prove infringement by third parties. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the intellectual property rights of others. Intellectual property-related litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. The protection and enforceability of our intellectual property rights is also subject to uncertainty in certain countries where we operate that have less rigorous intellectual property protection laws than the U.S. In addition, we could be adversely affected financially should we be judged to have infringed upon the intellectual property of others, and we could be required to modify the design of our products, change the name of our products or obtain a license for the use of some of the technologies used in our products.

We rely on subcontractors or suppliers to perform their contractual obligations.

Some of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by our subcontractor or customer concerns about the subcontractor. Failure by our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. A delay in our ability to obtain components and equipment parts from our suppliers may affect our ability to meet our customers’ needs and may have a material adverse effect upon our profitability.

General Risks

We have recorded goodwill and other intangible assets in connection with our prior acquisitions. Goodwill and other acquired intangible assets could become impaired and adversely affect our future operating results.

We have accounted for business acquisitions, including our prior acquisitions of montratec, Dorner and Garvey, which are each part of our Precision Conveyance reporting unit, as business combinations under the acquisition method of accounting in accordance with GAAP. Under the acquisition method of accounting, the total purchase price is allocated to net tangible assets and identifiable intangible assets of acquired businesses based on their fair values as of the date of completion of the acquisition. The excess of the purchase price over those fair values is recorded as goodwill.

To the extent the value of goodwill or other intangible assets becomes impaired, we may be required to incur charges and such charges may be material. We conduct our goodwill and indefinite-lived intangible asset impairment analysis annually, or more frequently if we believe indicators of impairment exist. As part of our annual goodwill impairment analysis with respect to our Precision Conveyance reporting unit, we performed a qualitative assessment as of February 28, 2025, and, based upon the results of this qualitative assessment, we determined that a quantitative test was required to be performed as the businesses in this reporting unit were recently acquired resulting in a relatively small difference between the Precision Conveyance reporting unit’s book and fair value. The quantitative test results indicated that the goodwill of the Precision Conveyance reporting unit was not impaired at the time of that test as its fair value exceeded its book value by 2.6%. While the goodwill of the Precision Conveyance reporting unit was not determined to be impaired at that time, it may be at risk of future impairment, in which charges may be material, if the related business does not perform as projected, or if market assumptions utilized in the impairment analysis deteriorate, including an unfavorable change in the discount rate. Refer to Note 7 to our unaudited condensed consolidated financial statements for the quarterly period ended September 30, 2025 incorporated by reference into this offering memorandum.

Any such impairment charges relating to goodwill or other intangible assets could have a material impact on our operating results in future periods, and the announcement of a material impairment could have an adverse impact on our financial condition or operations.

Adverse changes in global economic conditions may negatively affect our industry, business, and results of operations.

Our industry is affected by changes in economic conditions outside our control, which can result in a general decrease in product demand from our customers. Such economic developments, like inflationary pressures in the U.S. and elsewhere, the China trade wars, the war between Russia and Ukraine, and the heightened tensions and political instability in Venezuela may affect our business in a number of ways. Reduced demand may drive us and our competitors to offer products at promotional prices, which would have a negative impact on our profitability. In addition, the tightening of credit in financial markets may adversely affect the ability of our customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in, or cancellation of, orders for our products. If demand for our products slows down or decreases, we will not be able to maintain our revenue and we may run the risk of failing to satisfy the financial and other restrictive covenants to which we are subject under our existing indebtedness and will be subject under the New Senior Secured Credit Facilities. Reduced revenue as a result of decreased demand may also reduce our planned growth and otherwise hinder our ability to improve our performance in connection with our long-term business strategy.

Climate change, or legal, regulatory or market measures to address climate change, may materially adversely affect our financial condition and business operations.

Climate change resulting from increased concentrations of greenhouse gases in the atmosphere could present risks to our future operations from natural disasters and extreme weather conditions, such as hurricanes, tornadoes, earthquakes, wildfires, droughts or flooding. Such extreme weather conditions could pose physical risks to our facilities and disrupt operation of our supply chain and may impact operational costs. The impacts of climate change on global water resources may result in water scarcity, which could in the future impact our ability to access sufficient quantities of water in certain locations and result in increased costs. Furthermore, the potential physical impacts of climate change on our customers, and therefore on our operations, are speculative and highly uncertain, and would be particular to the circumstances developing in various geographical regions.

Concern over climate change may result in new legal or regulatory requirements designed to reduce greenhouse gas emissions and mitigate the effects of climate change. For example, the EU recently adopted the European Sustainability Reporting Standards and the Corporate Sustainability Reporting Directive (“CSRD”) that may require robust disclosure of certain social and environmental information and data. However, the European Commission has also proposed an “Omnibus simplification package” aimed at simplifying sustainability regulatory requirements, which may introduce changes to regulations such as the CSRD (among possible other EU sustainability-related regulations). It is currently unclear to what extent any such changes will be implemented, and the extent to which these changes could impact Columbus McKinnon. We are evaluating and will continue to evaluate the applicability of the CSRD as regulatory guidance is issued and as the European countries in which we operate adopt implementing legislation, and we will establish a compliance program to address any applicable requirements. Further, our customers and the markets we serve may impose emissions reduction or other environmental standards and requirements. These requirements could result in a need to change our manufacturing processes or product offerings, or undertake other activities which may require us to incur additional expense. In addition, we may experience increased compliance burdens and operational costs and raw material sourcing, manufacturing operations and the distribution of our products may be adversely affected. Moreover, we may not be able to timely meet these requirements due to the required level of capital investment or technological advancement. While we have been committed to continuous improvements to meet anticipated regulations and preferences, there can be no assurance that our commitments will be successful, that our products will be accepted by the market, that proposed regulations will not have a negative competitive impact or that economic returns will reflect our investments in new product development. There also continues to be a lack of consistent climate legislation, which creates economic and regulatory uncertainty. These factors may impact the demand for our products and obsolescence of certain products and adversely affect our results of operations. A failure, or perceived failure, to respond to investor or customer expectations related to ESG concerns in areas such as climate change and supply chain management could materially adversely affect our business and reputation.

Our business operations may be adversely affected by information technology systems interruptions or intrusion.

We depend on various information technology systems throughout the Company to administer, store, and support multiple business activities, including to process the data we collect, store and use in connection with our business. If these systems are damaged, cease to function properly, or are subject to cyber-security attacks, such as those involving unauthorized access, malicious software and/or other intrusions, and if our systems for protecting against such cybersecurity attacks prove insufficient, we could experience production downtimes, operational delays, other detrimental impacts on our operations or ability to provide products and services to our customers, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems or networks, financial losses from remedial actions, loss of business or potential liability, litigation, including individual claims, consumer class actions and commercial litigation; regulatory intervention and sanctions or fines; and prolonged negative publicity and/or damage to our reputation. Our information technology systems may be damaged or cease to function properly due to any number of causes, such as catastrophic events, power outages and security breaches (including destructive malware such as ransomware) resulting in unauthorized access or cyber-security attacks. As the breadth and complexity of our information technology systems continue to grow, including as a result of the increasing reliance on, and use of, mobile technologies and cloud-based services, the risk of security incidents and cyber-security attacks has increased. While we attempt to mitigate these risks by employing a number of measures, including employee training, technical security controls, and maintenance of backup and protective systems, our systems, networks, products, and services remain potentially vulnerable to known or unknown cybersecurity threats, any of which could have a material adverse effect on our business, financial condition or results of operations. Furthermore, cybersecurity threats are constantly expanding and evolving and becoming increasingly sophisticated and complex, including attacks from highly organized adversaries such as nation state actors and attacks using emerging technologies, such as generative artificial intelligence, which create more targeted and sophisticated phishing narratives or otherwise strengthen social engineering capabilities. These new risks increase the costs associated with our cyber-security defense measures and procedures and increase the difficulty of detecting and defending against them and maintaining effective security measures and protocols. Further, third-party providers we utilize may incorporate generative artificial intelligence or other emerging technologies into their operations, and these tools may not meet existing or rapidly evolving regulatory or industry standards with respect to privacy and data protection, and it is possible that these providers may suffer a cyber-security attack that negatively impacts us.

We are also subject to a variety of laws and regulations in the U.S., Europe and around the world, as well as contractual obligations, regarding data privacy, security and protection. For example, in 2023, the SEC adopted new cybersecurity rules requiring disclosure of material cybersecurity incidents and processes assessing, identifying, and managing material cybersecurity risks and the corporate governance structure designed to address such risks. These laws and regulations continue to evolve, are increasing in complexity and number and increasingly conflict among the various countries in which we operate, which has resulted in greater compliance risk for us. In addition, the costs of compliance with, and other burdens imposed by, such data privacy laws and regulations, including those of the EU and the UK which are, in some respects, more stringent than U.S. standards, could be significant. Any failure or perceived failure by us, or any third parties with which we do business, to comply with our posted privacy policies, changing consumer expectations, evolving laws, rules and regulations, industry standards, or contractual obligations to which we or such third parties are or may become subject, may result in actions or other claims against us by governmental entities or private actors, the expenditure of substantial costs, time and other resources or the incurrence of significant fines, penalties or other liabilities. In addition, any such action, particularly to the extent we were found to be guilty of violations or otherwise liable for damages, could damage our reputation and adversely affect our business, financial condition and results of operations. In addition, our liability insurance, which includes cyber insurance, might not be sufficient in type or amount to cover us against claims related to security incidents, cyber-security attacks and other related incidents.

We operate in many different jurisdictions, and we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws.

The U.S. Foreign Corrupt Practices Act (“FCPA”) and similar worldwide anti-corruption laws generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. Our internal policies mandate compliance with these anti-corruption laws, and we incur meaningful costs complying with these laws. We operate in many parts of the world that have experienced corruption to some degree, and in certain circumstances, strict compliance with anti-corruption laws may conflict with local customs and practices. Despite our training and compliance programs, we cannot assure you that our internal control policies and procedures always will protect us from reckless or criminal acts committed by our employees or agents. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances. In addition, we are subject to and must comply with all applicable export controls and economic sanctions laws and embargoes imposed by the U.S. and certain other governments. Changes in export control or trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs and increase compliance costs, and violations of these laws or regulations may subject us to fines, penalties and other sanctions, such as loss of authorizations needed to conduct aspects of our international business or debarments from export privileges. Violations of the FCPA or export controls or sanctions laws and regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, financial condition, results of operations, and cash flows. Our continued expansion outside the U.S., including in developing countries, could increase these risks in the future.

We depend on our management team and the loss of any member could adversely affect our operations.

Our success is dependent on the management and leadership skills of our management team, including our senior team. The loss of any of these individuals or an inability to attract, retain, and maintain additional personnel could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing management personnel or to attract additional qualified personnel when needed.

Risks Related to the Offering, the Notes and Our Other Indebtedness

We have and will continue to have substantial indebtedness following the consummation of the Kito Crosby Acquisition, which could adversely affect our financial health, limit our ability to raise additional capital or obtain financing in the future and prevent us from making payments on the Notes.

We have and will continue to have substantial indebtedness following the consummation of the Transactions. As of September 30, 2025, on a pro forma basis after giving effect to the Transactions, we would have had total indebtedness of $2,425.0 million, including $1,225.0 million of Notes, $1,165.0 million of borrowings under the New Term Loan B Facility, no borrowings (and $500.0 million of borrowing capacity) under the New Revolving Facility (which does not include approximately $16.3 million of letters of credit issued and outstanding thereunder), $22.9 million of borrowings under the AR Securitization Facility and $12.1 million representing certain of our other indebtedness. See “Capitalization” for additional information.

Our substantial indebtedness may have important consequences for us and the holders of the Notes. For example, it may:

•	make it more difficult for us to make payments on our indebtedness, including the Notes;

•	increase our vulnerability to general economic and industry conditions, including recessions and periods of significant inflation and financial market volatility;

•

expose us to the risk of increased interest rates because any borrowings we make under the Existing Senior Secured Credit Facilities or New Senior Secured Credit Facilities, as applicable, will bear interest at variable rates;

•	require us to use a substantial portion of our cash flows from operations to service our indebtedness, thereby reducing our ability to fund working capital, capital expenditures and other expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our cost of future borrowing;

•	place us at a competitive disadvantage compared to competitors that have less indebtedness or comparable debt at more favorable interest rates;

•	limit our ability to incur additional indebtedness to finance future acquisitions;

•	limit our ability to refinance indebtedness and increase the associated costs of our indebtedness; and

•	limit our ability to borrow additional funds that may be needed to operate and expand our business.

The Indenture will contain, the New Senior Secured Credit Facilities (as further described in “Description of other indebtedness—New Senior Secured Credit Facilities”) are expected to contain, and the Existing Senior Secured Credit Facilities contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Those covenants include restrictions, among others, on our ability to incur more indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions in respect of capital stock, repurchase, prepay or redeem subordinated indebtedness, make investments, create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers, create liens, transfer or sell assets, consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, enter into certain transactions with our affiliates and designate any subsidiary as an unrestricted subsidiary. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness. See also “—The Indenture and the New Senior Secured Credit Facilities will contain, and the Existing Senior Secured Credit Facilities contain, restrictive covenants that restrict our ability and the ability of most of our subsidiaries to engage in certain business and financial transactions, and, as a result, may adversely affect our business, financial condition, results of operations and cash flows.”

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more indebtedness, including secured debt, which may increase the risks to our financial condition and results of operations created by our substantial indebtedness.

The terms of the Indenture will, the New Senior Secured Credit Facilities are expected to, and the Existing Senior Secured Credit Facilities do, provide us and our subsidiaries with the flexibility to incur a substantial amount of indebtedness in the future, which indebtedness may be secured or unsecured. As of September 30, 2025, on a pro forma basis after giving effect to the Transactions, we would have had total indebtedness of $2,425.0 million. In particular, if we or our subsidiaries are in compliance with certain incurrence ratios set forth in the Indenture, the New Senior Secured Credit Facilities or the Existing Senior Secured Credit Facilities, as applicable, and other debt agreements, we and our subsidiaries may be able to incur substantial additional indebtedness. Any such incurrence of additional indebtedness may increase the risks created by our current substantial indebtedness. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. All of the borrowings under the New Senior Secured Credit Facilities and the Existing Senior Secured Credit Facilities will be secured, and (x) prior to the Kito Crosby Acquisition Closing Date, the Notes will be effectively subordinated to the Existing Senior Secured Credit Facilities (to the extent of the value of the assets securing such indebtedness) and (y) on and after the Kito Crosby Acquisition Closing Date, the Notes and any guarantee thereof will be secured on a pari passu basis with such borrowings and extensions. In addition, all of the borrowings under the AR Securitization Facility are secured, and the Notes and the subsidiary guarantees will be structurally subordinated to such borrowings and extensions. See “Description of other indebtedness—New Senior Secured Credit Facilities,” “Description of other indebtedness—AR Securitization Facility” and “Description of notes—Certain covenants—Limitation on indebtedness.”

Prior to the Kito Crosby Acquisition Closing Date, the Notes will be effectively subordinated to the Existing Senior Secured Credit Facilities (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including under the AR Securitization Facility. On and after the Kito Crosby Acquisition Closing Date, the Notes will rank effectively equal to our and the Guarantors’ indebtedness under the New Senior Secured Credit Facilities and structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries, including under the AR Securitization Facility.

The Indenture will permit us to incur certain additional indebtedness, including indebtedness under the New Senior Secured Credit Facilities, the Existing Senior Secured Credit Facilities and the AR Securitization Facility. Prior to the Kito Crosby Acquisition Closing Date, the Notes will be effectively subordinated to the Existing Senior Secured Credit Facilities (to the extent of the value of the assets securing such indebtedness).

On and after the Kito Crosby Acquisition Closing Date, the Guarantors that guarantee the obligations under the Notes will also guarantee the New Senior Secured Credit Facilities. In addition, on and after the Kito Crosby Acquisition Closing Date, the Notes will be secured by substantially all of our assets and by substantially all of the assets of any domestic Guarantor under the New Senior Secured Credit Facilities including the capital stock of any domestic Guarantor under the New Senior Secured Credit Facilities held by us or any other Guarantor and a lien on substantially all of our tangible and intangible assets and all of the tangible and intangible assets of any domestic Guarantor under the New Senior Secured Credit Facilities, subject to certain exceptions. If, following the consummation of the Transactions, an event of default occurs under the New Senior Secured Credit Facilities, the lenders under such facilities, any holders of future pari lien debt and the holders of the Notes will have an equal right to our assets and the assets of any Guarantors, even if we are in default under the Notes. In that event, our assets and the assets of any Guarantors would be used to repay our indebtedness and other obligations under the New Senior Secured Credit Facilities and any future pari lien debt in addition to the Notes, resulting in diminished assets being available to satisfy the claims of the holders of the Notes. Further, if the lenders under the New Senior Secured Credit Facilities foreclose and sell the pledged equity interests in any Guarantor of the Notes, then that Guarantor will be released from its guarantee of the Notes automatically and immediately upon the sale. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes.

Payments on the Notes are required to be made only by the Issuer and, following the Kito Crosby Acquisition Closing Date, the Guarantors. Our subsidiaries that do not guarantee the Notes will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Accordingly, claims of holders of the Notes will be structurally subordinated to the claims of creditors of any of our non-guarantor subsidiaries, including lenders under the Existing Senior Secured Credit Facilities and the AR Securitization Facility. All obligations of any of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or any Guarantor of the Notes. Any non-guarantor subsidiary will also be permitted to incur additional debt in the future under the Indenture. As a result, if any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes.

In addition, Guarantors that will provide guarantees of the Notes, including the Guarantors acquired in the Kito Crosby Acquisition, will be automatically released from those guarantees in accordance with the terms of the Indenture upon the occurrence of certain events. If any guarantee is released, no holder of the Notes will have a claim as a creditor against that entity, and the indebtedness and other liabilities, if any, whether secured or unsecured, of such entity will be effectively senior to the claim of any holders of the Notes. See “Description of notes—Guarantees.”

As of September 30, 2025, on a pro forma basis after giving effect to the Transactions, the Notes and guarantees would have been effectively subordinated to approximately $22.9 million in borrowings under the AR Securitization Facility.

As of September 30, 2025, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries, including non-guarantor subsidiaries acquired in the Kito Crosby Acquisition, had assets of approximately $1,050.6 million, or approximately 20.6% of our consolidated total assets, and liabilities of approximately $399.5 million, or approximately 11.8% of our consolidated total liabilities. For the twelve months ended September 30, 2025, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries, including non-guarantor subsidiaries acquired in the Kito Crosby Acquisition, generated approximately $878.2 million of revenue, or approximately 45.0% of our consolidated revenue.

The Indenture and the New Senior Secured Credit Facilities will contain, and the Existing Senior Secured Credit Facilities contain, restrictive covenants that restrict our ability and the ability of most of our subsidiaries to engage in certain business and financial transactions, and, as a result, may adversely affect our business, financial condition, results of operations and cash flows.

The Indenture and the New Senior Secured Credit Facilities will contain, and the Existing Senior Secured Credit Facilities contain, restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to (as applicable):

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends, redeem stock or make other distributions in respect of capital stock;

•	repurchase, prepay or redeem the Notes and subordinated indebtedness;

•	make investments;

•	create liens and incur additional liens;

•	transfer or sell assets;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	change the nature of our business;

•	enter into certain transactions with our affiliates; and

•	designate any subsidiaries as an unrestricted subsidiary (for purposes of the Indenture and the New Senior Secured Credit Facilities).

The Existing Revolving Facility, under certain circumstances, is subject to a maximum total leverage ratio. The New Revolving Facility, under certain circumstances, is expected to be subject to a maximum first lien leverage ratio. Our ability to meet those ratios may be affected by events beyond our control, and we may be unable to meet them. We are required, and we expect, to make mandatory prepayments under the Existing Senior Secured Credit Agreement and the New Senior Secured Credit Facilities, respectively, upon the occurrence of certain events, including the sale of certain assets and the issuance of debt, in each case subject to certain limitations and conditions set forth in the Existing Senior Secured Credit Agreement and the New Senior Secured Credit Facilities, respectively. See “Description of other indebtedness—Existing Senior Secured Facilities” and “Description of other indebtedness—New Senior Secured Credit Facilities.”

In addition, the AR Securitization Facility contains a number of covenants that, among other things, limit or restrict the applicable borrowers with respect to liens, indebtedness, guarantees, mergers, dispositions of substantially all assets, dividends, redemption of stock, investments, corporate matters and changes in business conducted.

On and after the Kito Crosby Acquisition Closing Date, because each Guarantor’s liability under its guarantee of the Notes may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors.

Any of our domestic subsidiaries that is a guarantor under the New Senior Secured Credit Facilities, with certain exceptions, will be a Guarantor of the Notes. However, the guarantees are limited to the maximum amount that the Guarantors are permitted to guarantee under applicable law. As a result, a Guarantor’s liability under a guarantee could be reduced to zero depending on the amount of other obligations of such entity and the other Guarantors. Further, under certain circumstances, a court under applicable fraudulent conveyance and transfer statutes or other applicable laws could void the obligations under a guarantee (and any related security interest) or subordinate the guarantee to other obligations of the Guarantor. See “—Federal and state fraudulent transfer laws may permit a court to void the Notes or the guarantees (and any related security interests), and if that occurs, you may not receive any payments on the Notes.” In addition, you will lose the benefit of a particular guarantee if it is released under the circumstances described under “Description of notes—Guarantees.”

As a result, an entity’s liability under its guarantee could be materially reduced or eliminated depending upon the amounts of its and the other Guarantors’ other obligations and upon applicable laws. In particular, in certain jurisdictions, a guarantee issued by a company that is not in its corporate interests or where the burden of that guarantee exceeds the benefit to it may not be valid and enforceable. It is possible that a creditor of an entity or the trustee or other insolvency administrator in the case of an insolvency of an entity may contest the validity and enforceability of the guarantee and the applicable court may determine that the guarantee (and the related security interests) should be limited or voided. If any guarantees are deemed invalid or unenforceable, in whole or in part, or to the extent that agreed limitations on the guarantee apply, the Notes would be effectively subordinated to all liabilities of the applicable Guarantor, including trade payables of such Guarantor, or to such liabilities to the extent of such agreed limitations.

If we or our subsidiaries default on our and their obligations to pay our and their indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements that will govern or governing our or our subsidiaries’ indebtedness, including a default under the Indenture, the New Senior Secured Credit Facilities, the Existing Senior Secured Credit Facilities, the AR Securitization Facility or other debt agreements that is not waived by the required holders or lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the Notes when due and substantially decrease the market value of the Notes.

If we or our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we or they otherwise fail to comply with the various covenants in the instruments that will govern or governing our or their indebtedness (including covenants in the New Senior Secured Credit

Facilities, the Existing Senior Secured Credit Facilities, the AR Securitization Facility and the Indenture), we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the New Senior Secured Credit Facilities, the Existing Senior Secured Credit Facilities, the AR Securitization Facility or other debt agreements, as applicable, could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, which could further result in a cross-default or cross-acceleration of our debt issued under other instruments (including the Notes), and we could be forced into bankruptcy or liquidation. If amounts outstanding under the New Senior Secured Credit Facilities, the Existing Senior Secured Credit Facilities, the AR Securitization Facility, the Notes or other debt of our subsidiaries are accelerated, all our non-guarantor subsidiaries’ debt and liabilities would be payable from such subsidiaries’ assets, prior to any distributions of our non-guarantor subsidiaries’ assets to pay interest and principal on the Notes, and we might not be able to repay or make any payments on the Notes.

We may not be able to repurchase the Notes upon a change of control as required by the terms of the Indenture.

Upon the occurrence of a change of control event specified in the Indenture, any holder of the Notes may require us to offer to repurchase all outstanding Notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase. It is possible, however, that we will not have sufficient funds available at the time of the change of control to make the required repurchase of the Notes. Furthermore, restrictions in the New Senior Secured Credit Facilities and the Existing Senior Secured Credit Facilities will not allow those repurchases unless we have made an offer to repay the indebtedness and terminate the commitments under the New Senior Secured Credit Facilities and the Existing Senior Secured Credit Facilities unless we have received the requisite consent of the applicable lenders thereunder. We may be unable to repay all of that indebtedness or to obtain such consent. Any requirement to offer to repurchase outstanding Notes may therefore require us to refinance our other outstanding debt or obtain third-party financing, which we may not be able to do on commercially reasonable terms, if at all. The events that constitute a change of control may also be events that constitute an event of default under the New Senior Secured Credit Facilities and the Existing Senior Secured Credit Facilities. These events may permit the lenders under the New Senior Secured Credit Facilities and the Existing Senior Secured Credit Facilities to accelerate the indebtedness outstanding thereunder. In addition, our failure to repurchase the Notes after a change of control in accordance with the terms of the Indenture would constitute an event of default under the Indenture, which in turn is expected to result in a default under the New Senior Secured Credit Facilities and would result in a default under the Existing Senior Secured Credit Facilities, and could ultimately result in the acceleration of the indebtedness represented by the Notes and under the New Senior Secured Credit Facilities or the Existing Senior Secured Credit Facilities.

Certain corporate events may not trigger a change of control event, in which case we will not be required to redeem or offer to repurchase the Notes.

The Indenture will permit us to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness or otherwise affect our capital structure or credit ratings but would not constitute a “Change of Control” (as defined in “Description of notes—Change of control”). If we effected a leveraged recapitalization or other such non-change of control transaction that resulted in an increase in indebtedness or otherwise affected our capital structure or credit ratings, our ability to make payments on the Notes would be adversely affected. However, we would not be required to redeem or offer to repurchase the Notes, and you might be required to continue to hold your Notes, despite our decreased ability to meet our obligations under the Notes.

Holders of the Notes may not be able to determine whether a change of control giving rise to their right to have the Notes purchased has occurred following a sale of “substantially all” of the Issuer’s assets.

The definition of Change of Control includes a disposition of “all or substantially all of our assets.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether we are required to make an offer to repurchase the Notes. Under certain circumstances, the sale or disposition of a “minority business” shall not at any time be deemed to constitute a disposition of “all or substantially all” of our assets. See “Description of notes.”

Actions taken under the Indenture by beneficial owners with (together with certain of their affiliates) short positions in excess of their interests in the Notes will be disregarded, and under certain circumstances the Issuer will have the right to cause such beneficial owners to transfer their Notes and certain actions with respect to defaults and events of defaults may be limited or delayed.

By acceptance of a beneficial interest in the Notes, each beneficial owner agrees to not take any action, whether consenting, affirmatively not consenting or otherwise, for any amendment, supplement, waiver or modification of the Notes, the Indenture, the Note Security Documents (as defined in “Description of notes”) or the Intercreditor Agreement, or otherwise give any request, demand, authorization, direction, notice, consent or waiver (collectively, “notices”) under the Indenture, to the extent it is a Net Short Holder, as defined in the Indenture (which definition shall include certain of such holder’s affiliates). In addition, any Notes beneficially owned by a Net Short Holder will be deemed to be not outstanding for purposes of taking any such actions or providing any such notices. As a result, such beneficial owners will not have the right to consent to any such amendment, supplement, waiver or modification or provide any such notices (or affirmatively withhold from giving such consent or notice) in respect of the Notes or the Indenture, although any such consent or notice will be binding in the event the requisite principal amount of the Notes agrees to such action. Beneficial owners must certify that they are not Net Short Holders and covenant to provide the Issuer with information as may be reasonably requested by the Issuer to verify such status. In connection with any such amendment, supplement, waiver or modification, a beneficial owner must make certain inquiries of its affiliates with respect to covered indebtedness and other swaps and derivatives or certify (or be deemed to have certified) that it is not acting in concert with any of its affiliates with respect to such instruments. In addition, in the event that a beneficial owner of the Notes makes any misrepresentation, deemed misrepresentation or incorrect certification under the Indenture with respect to its status as a Net Short Holder, the Issuer will have the right to cause such person to transfer its Notes in accordance with the Indenture at a price that may be less than par and without accrued interest.

If, in connection with the giving of a request, demand, authorization, notice, consent or waiver relating to a default or event of default, but prior to the acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a beneficial owner that took such action made an incorrect representation or warranty, deemed representation or warranty or certification with respect to not being a Net Short Holder, or otherwise at any relevant time on or following such action was a Net Short Holder, and the Issuer has made certain certifications to the Trustee (including that it has filed papers with a court of competent jurisdiction regarding such incorrect warranty or certification), then the cure period with respect to such default or event of default shall be automatically stayed and the Trustee shall refrain from acting in accordance with any such default direction from the holders of the Notes. See “Description of notes—Net short holders.” These restrictions may decrease the liquidity and value of the Notes by reducing the pool of potential investors in the Notes. In addition, these restrictions may impact our ability to make certain amendments or take certain actions related to the Indenture in the future.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability, decrease our liquidity and impact our solvency.

Our indebtedness under the New Senior Secured Credit Facilities is expected to bear, and our indebtedness under the Existing Senior Secured Credit Facilities bears, interest at variable rates. Our future indebtedness may also bear interest at variable rates. As a result, increases in interest rates could increase the cost of servicing such debt and materially reduce our profitability and cash flows. The impact of such increases would be more significant for us than it would be for some other companies because of our substantial amount of indebtedness. We have entered into interest rate derivatives, and may in the future enter into additional interest rate derivatives, that involve the exchange of floating for fixed rate interest payments in order to reduce future interest rate volatility of our variable rate indebtedness. However, due to risks for hedging gains and losses and cash settlement costs, we may not elect to maintain such interest rate derivatives, and any derivatives may not fully mitigate our interest rate risk.

Federal and state fraudulent transfer laws may permit a court to void the Notes or the guarantees (and any related security interests), and if that occurs, you may not receive any payments on the Notes.

The issuance of the Notes and the guarantees and the grant of liens by us and the Guarantors (including any future guarantees and future liens) may be subject to review under federal and state fraudulent conveyance or fraudulent transfer statutes (including federal bankruptcy laws), if an action (either in connection with a bankruptcy, liquidation or reorganization case or under a lawsuit in which a bankruptcy is not involved) is commenced at some future date by the Issuer (including as a debtor or debtor-in-possession), by the Guarantors (including as a debtor or debtor-in-possession), any trustee appointed for the Issuer or any Guarantor in any bankruptcy case or by or on behalf of our unpaid creditors or the unpaid creditors of a Guarantor. While the relevant laws may vary from jurisdiction to jurisdiction, the incurrence of the obligations in respect of the Notes and the guarantees and the grant of liens will generally be a fraudulent conveyance or a fraudulent transfer if (i) the transactions relating to the issuance of the Notes or guarantees or, the grant of liens, were undertaken with the intent of hindering, delaying or defrauding creditors or (ii) we or any of the Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or the guarantees or the granting of liens and, in the case of (ii) only, any one of the following is also true:

•	we or any of the Guarantors were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantees (or the related security interests);

•

the issuance of the Notes or the incurrence of the guarantees (or the related security interests) left us or such Guarantor with an unreasonably small amount of capital or assets to carry on our or its business as engaged in or anticipated;

•	we or such Guarantor intended to, or believed that we or such Guarantor would, incur debts beyond our or its ability to pay as they mature; or

•

we or any of the Guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such Guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that we or a Guarantor did not receive reasonably equivalent value or fair consideration for the Notes or such guarantee and/or lien if we or such Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes or the applicable guarantee and/or lien. Thus, if the guarantees were legally challenged, any guarantee could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than reasonably equivalent value or fair consideration. Therefore, a court could void the obligations under the guarantees (and any related liens), subordinate them to the applicable Guarantor’s other debt or take other action detrimental to the holders of the Notes.

The measures of insolvency for purposes of fraudulent conveyance or fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied, such that we cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time, or, regardless of the standard that a court uses, that it would not determine that we or a Guarantor was indeed insolvent on that date; that any payments to the holders of the Notes (including under the guarantees or the related security interests) did not constitute preferences, fraudulent conveyances or fraudulent transfers on other grounds; or that the issuance of the Notes and the guarantees would not otherwise be avoided or subordinated to our or any Guarantor’s other debt. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Notes or the incurrence of a guarantee or the grant of liens was a fraudulent conveyance or fraudulent transfer, the court could void the payment obligations under the Notes or such guarantee or further subordinate the Notes or such guarantee to presently existing and future indebtedness of us or such Guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee or void the granting of liens to secure the Notes or the guarantees. In the event of a finding that a fraudulent conveyance or a fraudulent transfer occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our other debt and that of the Guarantors that could result in the acceleration of such debt.

Although the Indenture will contain a “savings clause” intended to limit a Guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent conveyance or fraudulent transfer under applicable law, this provision may not be effective as a legal matter or otherwise to protect those guarantees from being avoided under fraudulent conveyance or fraudulent transfer law or otherwise, or may reduce that Guarantor’s obligation to an amount that effectively makes its guarantee worthless.

In addition, any payment by the Issuer or the Guarantors under the Notes or a guarantee could be avoided and required to be returned to the Issuer or such Guarantors, as the case may be, or deposited in a fund for the benefit of the creditors of the Issuer or the Guarantors. Among other things, a payment could potentially be avoided if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any non-insider party, and such payment would give such insider or non-insider party more than such party would have received in a distribution in a hypothetical Chapter 7 case under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

Finally, as a court of equity, the bankruptcy court may otherwise subordinate the claims in respect of the Notes or the guarantees to other claims against us or the Guarantors under the principle of equitable subordination, if the court determines that: (i) the holder of the Notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the Notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline.

We currently expect that, upon issuance, the Notes will be rated by nationally recognized rating agencies, and our debt securities, including the Notes, may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the Notes. In addition, the interest rates and other terms that will be in our New Senior Secured Credit Facilities are not expected to be, and the interest rates and other terms that are in the Existing Senior Secured Credit Facilities and the AR Securitization Facility will not be, impacted by rating agency actions.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may lose some or all of the value of your investment.

The terms and conditions of the New Senior Secured Credit Facilities have not been finalized.

The New Senior Secured Credit Facilities have not been finalized. Our entry into the New Senior Secured Credit Facilities is subject to market conditions, and we cannot assure you that the New Senior Secured Credit Facilities will be completed in the manner, on the terms or on the timetable described herein, or at all. Future changes in market conditions may result in less favorable terms for the New Senior Secured Credit Facilities and any changes to the terms of the New Senior Secured Credit Facilities may increase our interest expense and adversely affect our business. The terms of the New Senior Secured Credit Facilities could also change in a way that increases our indebtedness or makes it easier to incur debt in the future.

If, following the Kito Crosby Acquisition Closing Date, the lenders under New Senior Secured Credit Facilities waive the requirement for any Guarantor to guarantee the Notes, then any such Guarantors will not guarantee the Notes.

The lenders under the New Senior Secured Credit Facilities are expected to have the discretion to release any guarantees under the New Senior Secured Credit Facilities and to waive the requirement for any subsidiary to guarantee the New Senior Secured Credit Facilities. If an entity that was a Guarantor under the Existing Senior Secured Credit Facilities as of the Kito Crosby Acquisition Closing Date is no longer a guarantor of obligations under the New Senior Secured Credit Facilities or any other successor credit facilities that may be then outstanding, then the guarantee of the Notes by such entity will be released automatically without action by, or consent of, any holder of the Notes or the Trustee under the Indenture. See “Description of notes—Guarantees.” You will not have a claim as a creditor against any entity that is no longer a Guarantor of the Notes (whether by reason of a release or waiver by the applicable lenders under the New Senior Secured Credit Facilities), and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of those entities will effectively be senior to claims of holders of the Notes.

Certain restrictive covenants in the Indenture will not apply during any time that the Notes achieve investment grade ratings.

Most of the restrictive covenants (and related events of default) in the Indenture will not apply during any time that the Notes achieve investment grade ratings from two or more of Moody’s, S&P and Fitch, provided at such time no default under the Indenture has occurred or is continuing. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt or making certain dividends or distributions, or omit taking certain actions, such as adding additional Guarantors and securing additional collateral, which would otherwise be prohibited under the Indenture. To the extent the covenants are subsequently reinstated, any such actions taken while such covenants were suspended would not result in a default or event of default under the Indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. The investment grade ratings, if granted, may not reflect all of the factors that would be important to holders of the Notes.

Holders of the Notes will not be entitled to registration rights, and we do not currently intend to register the Notes under applicable securities laws. There are restrictions on your ability to transfer or resell the Notes without registration under applicable securities laws.

We are offering the Notes under exemptions from registration under the Securities Act and applicable state securities laws. The Notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction. Therefore, you may offer or sell the Notes only pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. You will not have the benefit of any exchange or registration rights and may be required to bear the risk of your investment for an indefinite period of time. See “Transfer restrictions.”

There is no established trading market for the Notes, which means there are uncertainties regarding the price and terms on which a holder could dispose of the Notes, if at all.

The Notes will constitute a new issue of securities with no established trading market. We cannot assure you that an active trading market will develop for the Notes. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating performance and financial condition, the amount of indebtedness we have outstanding, the interest of securities dealers in making a market and the number of available buyers, and the market for similar securities. The initial purchasers have informed us that they currently intend to make a market in the Notes after this offering is completed; however, the initial purchasers are not obligated to do so, and they may cease their market-making at any time. We do not intend to list the Notes on any securities exchange or automated quotation system. In addition, the ability of the initial purchasers to make a market in the Notes may be impacted by changes in any regulatory requirements applicable to the marketing, holding and trading of, and issuing quotations with respect to, the Notes.

We cannot assure you that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell your Notes will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the Notes if one develops. You should not purchase any of the Notes unless you understand and can bear all of the investment risks involving the Notes.

The trading price of the Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. Any such disruptions could adversely affect the prices at which you may sell your Notes. In addition, subsequent to their initial issuance, the Notes may trade at a discount from the initial offering price of the Notes depending on the prevailing interest rates, the market for similar securities, our performance and other factors, many of which are beyond our control.

If we and, following the Kito Crosby Acquisition Closing Date, the Guarantors do not fulfill our obligations to you under the Notes or the guarantees, you will not have any recourse against our equity holders.

None of our indirect equity holders, investors, directors, officers, employees or affiliates, including, without limitation, certain entities affiliated with the CD&R Investors, will be an obligor or guarantor under the Notes. If we do not fulfill our obligations to you under the Notes, you will have no recourse against any of our indirect equity holders, directors, officers, employees or affiliates (who are non-guarantors), including, without limitation, the entities or persons listed above.

The Indenture will not be qualified under the Trust Indenture Act and we will not be required to comply with the provisions of the Trust Indenture Act.

The Indenture will not be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and we will not be required to comply with the provisions of the Trust Indenture Act. Therefore, holders of the Notes will not be entitled to the benefit of the provisions and protection of the Trust Indenture Act except to the extent there are similar provisions in the Indenture.

On and after the Kito Crosby Acquisition Closing Date, there may not be sufficient Collateral to pay all or any of the Notes.

No appraisal of the value of the Collateral has been made in connection with this offering and the value of the Collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the Collateral securing the Notes may not produce proceeds in an amount sufficient to pay any amounts due on the Notes.

On and after the Kito Crosby Acquisition Closing Date, our obligations under the New Senior Secured Credit Facilities will be secured by the Collateral ratably with our obligations under the Notes. As a result, upon any distribution to our creditors, foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, the lenders under the New Senior Secured Credit Facilities will be entitled to be repaid from the proceeds of the Collateral ratably with any payment made to holders of the Notes from such proceeds. In addition, the terms of the Indenture will permit, subject to certain limitations, the incurrence of additional debt that may be secured on a pari passu priority basis with the Notes and the New Senior Secured Credit Facilities with respect to the Collateral.

The fair market value of the Collateral securing the Notes is subject to fluctuations based on factors that include, among others, the condition of our industry, the real estate markets and the markets for other forms of collateral, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In the event of a foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the Notes. In addition, in the event of any such proceeding, the ability of the holders of the Notes to realize upon any of the Collateral would generally be subject to applicable bankruptcy and insolvency law limitations. See “—Bankruptcy laws may limit the ability of holders of the Notes to realize value from the Collateral following the Kito Crosby Acquisition Closing Date.”

In addition, on and after the Kito Crosby Acquisition Closing Date, the security interests of the Note Collateral Agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the Note Collateral Agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the Note Collateral Agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Also, certain items included in the Collateral, such as licenses and other permits, may not be transferable (by their terms or pursuant to applicable law) and therefore the Note Collateral Agent may not be able to realize value from such items in the event of a foreclosure.

The Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the collateral agent for the New Senior Secured Credit Facilities or other representatives of the respective obligations under the New Senior Secured Credit Facilities (as described under “Description of Intercreditor Agreement”) from time to time. These exceptions, defects, encumbrances, liens and other imperfections may be significant. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral, as well as the ability of the Note Collateral Agent to realize or foreclose on such Collateral.

In the event of a bankruptcy of us or any of the Guarantors, holders of the Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Notes exceed the fair market value of the Collateral. In any bankruptcy proceeding with respect to us or any of the Guarantors, the bankruptcy trustee, the debtor-in-possession or competing creditors may assert that the fair market value of the collateral with respect to the Notes on the date of the bankruptcy filing was less than the then-current principal amount of the Notes. Upon a finding by the bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. In such event, the secured claims of the holders of the Notes would be limited to the value of the Collateral.

Certain assets will be excluded from the Collateral, even following the Kito Crosby Acquisition Closing Date.

Certain assets are excluded from the Collateral securing the Notes as described under “Description of notes—Security for the notes.” If an event of default occurs and the Notes are accelerated, the Notes and the guarantees will rank equally with the holders of the other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property. To the extent the claims of holders of the Notes exceed the value of the assets securing the Notes and other liabilities, claims related to the excluded assets will rank equally with the claims of the holders of any other unsecured indebtedness. As a result, if the value of the assets pledged as security for the Notes is less than the value of the claims of the holders of the Notes, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

Security over certain Collateral may not be in place or perfected on the Kito Crosby Acquisition Closing Date.

Substantially all of the security (other than security in Collateral that may be perfected by the filing of financing statements under the Uniform Commercial Code or the recording of short-form intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) may not be in place on the Kito Crosby Acquisition Closing Date or may not be perfected on the Kito Crosby Acquisition Closing Date for the Notes. Within 180 days following the

Kito Crosby Acquisition Closing Date, we will be required to put such security in place and perfect such security interests. The Trustee and the Note Collateral Agent have no obligation to monitor, and we may fail to inform the Trustee or the Note Collateral Agent of, the future acquisition of property and rights that constitute Collateral, and necessary action may not be taken to properly perfect the security interest in that after-acquired Collateral. The Note Collateral Agent for the Notes also has no obligation to monitor the perfection of any security interest in favor of the Notes against third parties. This failure may result in the loss of the security interest in any additional property or rights that constitute Collateral or the priority of the security interest in favor of the Notes against third parties.

Additionally, part of the security may consist of a pledge of up to 65% of the capital stock of any of our foreign subsidiaries. Although such pledge of capital stock will be required to be granted under U.S. security documents, it may be necessary or desirable to perfect such pledges under foreign law pledge documents. We will not be required to provide such foreign law pledge documents. Unless and until such pledges of capital stock are properly perfected, they may not constitute Collateral. The failure to have security in place or perfected, and the failure to obtain certain other agreements, may adversely affect the ability of holders of the Notes to obtain the benefits of certain Collateral. In addition, even if such liens are properly perfected, any such liens perfected after the issue date for the Notes may potentially be avoidable as a preference in any bankruptcy proceeding under certain circumstances and increases the risk that the liens granted by those mortgages or by pledges of the accounts could become subject to the liens of intervening creditors. See “—Any future pledge of collateral or guarantee in favor of the holders of the Notes might be avoidable in bankruptcy.”

The Notes will be unsecured and will not be guaranteed when they are issued.

Until the Kito Crosby Acquisition Closing Date, the Notes will not be guaranteed and will be unsecured. We cannot assure you the Kito Crosby Acquisition will close on the time frame currently expected or at all and, until the Kito Crosby Acquisition Closing Date, holders of the Notes will not be able to obtain the benefits of any Guarantors or Collateral. Creation and perfection of the security interests in Collateral after the issue date of the Notes increases the risk that such liens may potentially be avoidable as a preference in any bankruptcy proceeding under certain circumstances and the liens granted by those security documents, mortgages or by pledges of the accounts and Collateral could become subject to the liens of intervening creditors. See “—Any future pledge of collateral or guarantee in favor of the holders of the Notes might be avoidable in bankruptcy” and “—Security over certain Collateral may not be in place or perfected on the Kito Crosby Acquisition Closing Date.”

Rights of holders of the Notes in the Collateral on and after the Kito Crosby Acquisition Closing Date may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. There can be no assurance that the Note Collateral Agent will have taken or will take all actions necessary to create properly perfected security interests in the Collateral, which may result in the loss of the priority of the security interest in favor of the holders of the Notes to which they would otherwise have been entitled. In addition, the security interests granted in favor of the Note Collateral Agent to secure the Notes are not required to be created or perfected by the issue date and are not in all cases required to be created or perfected on the Kito Crosby Acquisition Closing Date. See “—Security over certain Collateral may not be in place or perfected on the Kito Crosby Acquisition Closing Date” and “—The Notes will be unsecured and will not be guaranteed when they are issued.” If we, or any Guarantor, were to become subject to a bankruptcy proceeding, any liens recorded or perfected after the Kito Crosby Acquisition Closing Date would face a greater risk of being invalidated or avoided than if they had been recorded or perfected on the Kito Crosby Acquisition Closing Date. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days (or one year, in certain circumstances) of lien perfection, a lien given to secure previously existing indebtedness is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or any Guarantor were to file for bankruptcy protection after the issue date of the Notes and any liens had been perfected less than 90 days (or one year, in certain circumstances) before the commencement of such bankruptcy proceeding, such liens securing the Notes may be particularly subject to challenge as a result of having been delivered after the Kito Crosby Acquisition Closing Date. To the extent that such challenge succeeded, the holders of the Notes would lose the benefit of the security that the Collateral was intended to provide.

In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, including, among other examples, real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the Guarantors have limited obligations to perfect the security interest of the holders of the Notes in specified Collateral. There can be no assurance that the Note Collateral Agent will monitor, or that we will inform the Note Collateral Agent of, the future acquisition of certain property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. None of the Trustee, the Note Collateral Agent or the collateral agent under the New Senior Secured Credit Facilities will have an obligation to monitor the acquisition of additional property or rights that constitute Collateral or the creation, perfection, priority, sufficiency or protection of any security interest. Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the holders of the Notes against third parties. In addition, even if the Trustee or the Note Collateral Agent does properly perfect such liens, any such liens perfected after the issue date for the Notes may potentially be avoidable as a preference in any bankruptcy proceeding under certain circumstances, as discussed above.

Additionally, a failure, for any reason that is not permitted or contemplated under the security documents relating to the Collateral, to perfect the security interests in the properties and assets included in the Collateral securing the Notes on and after the Kito Crosby Acquisition Closing Date may result in a default under the Indenture and any other agreements that will govern the Notes.

On and after the Kito Crosby Acquisition Closing Date, holders of the Notes will not control certain decisions regarding the Collateral.

The Intercreditor Agreement is expected to provide, among other things, that the lenders under the New Senior Secured Credit Facilities and their authorized representative acting on their behalf, control over substantially all matters related to enforcement of remedies with respect to the Collateral. Such lenders and such representatives may foreclose on or take other actions with respect to the Collateral with which holders of the Notes may disagree or that may be contrary to the interests of holders of the Notes. The Intercreditor Agreement will also impose certain restrictions on the holders of the Notes’ ability to raise various objections in any bankruptcy case of the Issuer or a Guarantor.

The Intercreditor Agreement is expected to also provide that, as among the New Senior Secured Credit Facilities and the Notes, while the New Senior Secured Credit Facilities are outstanding, the collateral agent with respect thereto will control all decisions related to enforcement of remedies with respect to the Collateral securing the Notes, and after the repayment in full of the New Senior Secured Credit Facilities, the Note Collateral Agent may control all decisions related to enforcement of remedies with respect to the Collateral securing the Notes but only if another agreement has not been designated as an “Original First Lien Credit Agreement” in accordance with the Intercreditor Agreement and the Notes are the largest then-outstanding series of Senior Priority Obligations party to the Intercreditor Agreement.

After the discharge of the obligations with respect to the New Senior Secured Credit Facilities (and any other agreement (if any) that is designated as an “Original First Lien Credit Agreement” in accordance with the Intercreditor Agreement), at which time the parties to the New Senior Secured Credit Facilities will no longer have the right to direct the actions with respect to the Collateral securing the Notes pursuant to the Intercreditor Agreement, that right passes to the authorized representative of holders of the next largest outstanding principal amount of indebtedness secured by a senior priority lien on the Collateral (other than those in respect of Bank Product Agreements, Hedging Agreements or Management Guarantees (each as defined in “Description of Intercreditor Agreement”)), provided that such representative is not a Designated Agent (as defined in “Description of Intercreditor Agreement”). The Note Collateral Agent will be a Designated Agent, and will only cease to be a Designated Agent if it is either (x) the only Senior Priority Agent or (y) the only Senior Priority Agent (other than a Senior Priority Agent that is a Designated Agent). If we issue additional indebtedness that is equal in priority to the lien securing the Notes in the future in a greater principal amount than the Notes or debt that is represented by a representative that is not a Designated Agent, then the authorized representative for such additional indebtedness would be next in line to exercise rights under the Intercreditor Agreement, rather than the Note Collateral Agent. Accordingly, the Note Collateral Agent may never have the right to control remedies and take other actions with respect to the Collateral.

Following the Kito Crosby Acquisition Closing Date, there are circumstances other than repayment or discharge of the Notes under which the Collateral securing the Notes will be released automatically, without your consent or the consent of the Trustee or the Note Collateral Agent, and you may not realize any payment upon disposition of such Collateral.

Under various circumstances, the Collateral securing the Notes will be released automatically, including:

•	so long as any Senior Priority Obligations are outstanding, upon the release of all liens thereon securing obligations under the Senior Priority Obligations;

•	a sale, transfer or other disposal to a Person (other than the Issuer or a Guarantor) in a transaction not prohibited under the Indenture;

•	with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee in accordance with the Indenture;

•	in whole upon satisfaction and discharge of the Indenture as described in the section titled “Description of notes—Satisfaction and discharge”;

•	in whole upon a legal defeasance or covenant defeasance of the Indenture as described in the section titled “Description of notes—Defeasance”;

•	under the circumstances set forth in the Intercreditor Agreement; and

•

with respect to all or substantially all of the Collateral, with the consent of holders holding 2∕3 or more of the principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes) outstanding.

The Indenture will also permit us to designate a restricted subsidiary that is a Guarantor as an unrestricted subsidiary. If we designate a Guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any Guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the Indenture but not necessarily under our Existing Senior Secured Credit Agreement or New Senior Secured Credit

Facilities. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

In the event of a bankruptcy of us or any of the Guarantors following the Kito Crosby Acquisition Closing Date, holders of the Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Notes exceed the value of the Collateral securing the Notes and our other pari passu indebtedness.

In any bankruptcy proceeding with respect to us or any of the Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the value of the Collateral securing the Notes is less than the then-current principal amount outstanding under the Notes and other indebtedness secured on a pari passu basis with the Notes (including the New Senior Secured Credit Facilities) on the date of the bankruptcy filing. Upon a finding by the bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim up to the value of the Collateral and an unsecured claim for any deficiency. As a result, the claim of the holders of the Notes could be unsecured in whole or in part.

The consequences of a finding of under-collateralization would include, among other things, a lack of entitlement on the part of the Notes to receive post-petition interest, fees and expenses and a lack of entitlement to receive “adequate protection” under federal bankruptcy laws with respect to the unsecured portion of the Notes. See “—Bankruptcy laws may limit the ability of holders of the Notes to realize value from the Collateral following the Kito Crosby Acquisition Closing Date.” In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the Notes.

Bankruptcy laws may limit the ability of holders of the Notes to realize value from the Collateral following the Kito Crosby Acquisition Closing Date.

The right of the Note Collateral Agent following the Kito Crosby Acquisition Closing Date to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indenture is likely to be significantly impaired (or at a minimum delayed) by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against us before the Note Collateral Agent repossessed and disposed of the pledged assets. Under applicable federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•

the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

For example, under the Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from foreclosing upon or repossessing its security from a debtor in a bankruptcy case, or from disposing of security previously repossessed from such debtor, or taking other actions to levy against a debtor, without prior bankruptcy court approval (which potentially may be denied under the particular facts and circumstances). Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral (including cash collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection” with respect to the secured portion of its claim against the debtor. The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the secured creditor against decreases in the value of the secured creditor’s interest in the collateral as a result of the automatic stay or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Adequate protection may take the form of cash payments or the granting of additional or replacement security, if and at such times as the court in its discretion determines. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, and even if the Notes were fully collateralized, it is impossible to predict (i) whether or when payments under the Notes could be made following the commencement of a bankruptcy case, or the length of the delay in making any such payments, (ii) whether or when the Note Collateral Agent could repossess or dispose of the pledged assets, (iii) the value of the Collateral as of the commencement of any bankruptcy case or at any time thereafter and (iv) whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirements of “adequate protection” or otherwise, or what form any such adequate protection would take, or what recovery (or in what form) the holders of the Notes would ultimately receive on account of their claims in any bankruptcy case (if any).

In addition, the Intercreditor Agreement will impose certain restrictions on the holders of the Notes’ ability to raise various objections in any bankruptcy case of the Issuer or a Guarantor.

Any future pledge of collateral or guarantee in favor of the holders of the Notes might be avoidable in bankruptcy.

Any future pledge of collateral or guarantee in favor of the holders of the Notes, including pursuant to security documents or guarantees delivered after the date of the Indenture, might be avoidable as a preferential transfer by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the Bankruptcy Code, if the pledgor or Guarantor is insolvent at the time of the pledge or guarantee, the pledge or guarantee permits the holders of the Notes to receive a greater recovery than what the holders of the Notes would receive in a hypothetical liquidation under Chapter 7 of the Bankruptcy Code if the pledge or guarantee had not been given and a bankruptcy proceeding in respect of the pledgor or Guarantor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Following the Kito Crosby Acquisition Closing Date, the value of the Collateral securing the Notes may not be sufficient to give the holders of the Notes the right to receive post-petition interest, fees or expenses.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of Notes will only be entitled to post-petition interest, fees and expenses under the Bankruptcy Code to the extent that the value of their security interest in the Collateral is greater than their pre-bankruptcy claim (after taking into account all other claims secured by the Collateral on a senior or pari passu basis). Holders of Notes that have a security interest in the Collateral with a value equal or less than their pre-bankruptcy claim (after taking into account such other secured claims) will not be entitled to post-petition interest, fees and expenses under the Bankruptcy Code. No appraisal of the fair market value of the Collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the holders’ interest in the Collateral following the Kito Crosby Acquisition Closing Date will equal or exceed the principal amount of the Notes.

Following the Kito Crosby Acquisition Closing Date, the Collateral will be subject to casualty risks and potential environmental liabilities.

We maintain insurance for our properties against loss or damage by fire or other hazards to a similar extent as other companies operating properties of a similar nature in the same or similar localities. There are, however, some losses that may be either uninsurable or not economically insurable, or insured for values less than the then-current fair market value of relevant equipment, in whole or in part. As a result, insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, the proceeds received by us in respect thereof may not be sufficient to satisfy all the secured obligations, including the Notes following the Kito Crosby Acquisition Closing Date.

Moreover, following the Kito Crosby Acquisition Closing Date, the Note Collateral Agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because owners and operators of real property may be held liable under environmental laws for the costs of investigating or remediating contamination or preventing the release or threatened release of hazardous substances at such real property. Consequently, the Note Collateral Agent may be unable to or may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of Notes.

We will in most cases have control over the Collateral.

The security documents generally will allow us and the Guarantors to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the Collateral. These rights may adversely affect the value of the Collateral at any time.

Lien searches may not reveal all existing liens on the Collateral.

We cannot guarantee that the lien searches conducted on the Collateral will reveal all existing liens on the Collateral. Any existing lien, including any undiscovered lien, could be significant, could be prior in ranking to the liens securing the notes or the guarantees and could have an adverse effect on the ability of the Collateral Agent to realize or foreclose upon the Collateral. In addition, certain statutory priority liens may also exist that cannot be discovered by lien searches.

Upon the occurrence of a Special Mandatory Redemption Event, we will be required to redeem the outstanding Notes at the Special Mandatory Redemption Price. As a result, holders of such redeemed Notes may not obtain their expected return on the redeemed Notes.

We may not consummate the Kito Crosby Acquisition within the timeframe specified under “Description of notes—Special mandatory redemption,” or the Stock Purchase Agreement may be terminated. Our ability to consummate the Kito Crosby Acquisition is subject to customary closing conditions, including regulatory approvals and other matters over which we have limited or no control. We cannot assure you the Kito Crosby Acquisition will close on the time frame currently expected or at all. The Notes will be subject to a “special mandatory redemption” if (i) the consummation of the Kito Crosby Acquisition does not occur on or before the End Date or (ii) we deliver a notice in writing to the Trustee stating we have determined that the consummation of the Kito Crosby Acquisition will not occur on or before the End Date. If a Special Mandatory Redemption Event occurs, we will be required to redeem the outstanding Notes at the “Special Mandatory Redemption Price,” equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes being redeemed, if any, to, but excluding, the Special Mandatory Redemption Date.

If we redeem the Notes pursuant to special mandatory redemption, you may not obtain your expected return on the redeemed Notes. Your decision to invest in the Notes is made at the time of the offering of the Notes. You will have no rights under the special mandatory redemption provision in the Indenture in the event a Special Mandatory Redemption Event does not occur, nor will you have any right to require us to redeem your Notes if, between the closing of this offering and the consummation of the Kito Crosby Acquisition, we experience any changes in our business or financial condition or if the terms of the Kito Crosby Acquisition change. See “Description of notes—Special mandatory redemption.”

We are not obligated to place the proceeds from the sale of the Notes subject to the Special Mandatory Redemption in escrow prior to the consummation of the Kito Crosby Acquisition.

Upon the occurrence of a Special Mandatory Redemption Event, we will be required to redeem the outstanding Notes at the “Special Mandatory Redemption Price,” equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes being redeemed, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of notes—Special mandatory redemption.” We are not obligated to place the gross proceeds of this offering of Notes in escrow prior to the consummation of the Kito Crosby Acquisition or to provide a security interest in such proceeds. However, Indenture will impose certain restrictions on the Company’s use of the proceeds from this offering prior to the earlier of (i) the Kito Crosby Acquisition Closing Date and (ii) the Special Mandatory Redemption Date. See “Description of notes—Use of proceeds prior to the consummation of the Kito Crosby Acquisition.” Accordingly, the source of funds for any redemption of the outstanding notes upon a Special Mandatory Redemption would be the proceeds that we have retained in a segregated account or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. As a result, in the event of a Special Mandatory Redemption, we may not have sufficient funds to redeem the Notes.

The Stock Purchase Agreement, the Divestiture Agreement and related documents may be amended or modified without your consent.

Between the time of the issuance of the Notes and the consummation of the Kito Crosby Acquisition and the Divestiture, the parties to the Stock Purchase Agreement and Divestiture Agreement, as applicable, or other related transaction documents may agree to modify or waive the terms or conditions of such documents without consent from the holders of the Notes. The terms of the Notes will not preclude the parties to the Stock Purchase Agreement or the Divestiture Agreement from making certain changes to the terms of the Kito Crosby Acquisition or the Divestiture, respectively, or from waiving certain conditions to the Kito Crosby Acquisition or the Divestiture, respectively, which may adversely affect your investment in the Notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF KITO CROSBY

The following discussion should be read in conjunction with Kito Crosby’s audited consolidated financial statements and the accompanying notes thereto and unaudited condensed consolidated financial statements and the accompany notes thereto appearing elsewhere in this offering memorandum as well as “Summary—Summary historical financial information of Kito Crosby.” The discussion and analysis covers periods prior to the consummation of the Kito Crosby Acquisition. Accordingly, the discussion and analysis of historical periods included in this section of this offering memorandum do not reflect the significant impact that the Kito Crosby Acquisition will have on Kito Crosby, which will become a consolidated subsidiary of Columbus McKinnon upon consummation of the Kito Crosby Acquisition.

All amounts presented are in accordance with GAAP in all material respects, except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this offering memorandum, including “Cautionary note regarding forward-looking statements” and “Risk factors.” Unless the context otherwise requires, references to the “Company,” “Kito Crosby,” “we”, “us”, and “our” in this section are intended to mean the business and operations of Kito Crosby Limited and its consolidated subsidiaries.

Please be advised that Kito Crosby’s fiscal year consists of the annual period from January 1 to December 31. Unless otherwise specified, all references to years and quarters in these consolidated financial statements are to fiscal years and fiscal quarters. Since Kito Crosby conducts a fiscal year that is calendared differently from Columbus McKinnon, the financial information for Kito Crosby may not be directly comparable to similar information from Columbus McKinnon as a result of the differences in the calendaring of our fiscal years and fiscal quarters, among other reasons. See “Unaudited pro forma condensed combined financial information.”

Overview

Kito Crosby operates in North America, Europe, the Middle East and Africa, Asia and Latin America and globally serves markets in designing, manufacturing and product marketing of highly engineered solutions and equipment used in rigging, lifting and materials handling applications. Kito Crosby’s businesses serve a mix of end markets including general industrial, non-residential construction, infrastructure, fishing & aquaculture, wind energy, mining, oil & gas, refinery, and petrochemical. Kito Crosby currently operates under the Kito, Crosby, Harrington, Gunnebo Industries and Peerless brands, among others.

As of September 30, 2025, Kito Crosby manufactured approximately 20,000 SKUs (“stock keeping units”), which includes key products such as chains and fittings, shackles, wire rope fittings, electric chain hoists, manual chain hoists, wire rope hoists, light crane solutions, crane blocks and sheaves and load monitoring dynamometers. Of our fiscal 2024 net sales, $635.9 million, or 58%, were attributed to our U.S. operations and $465.2 million or 42% were attributed to our non-U.S. operations.

As of September 30, 2025, Kito Crosby had an aggregate backlog for product orders of approximately $190.4 million. Kito Crosby experiences fluctuations in its production capacity and backlog due to demand for our products and project-oriented nature of certain aspects of our business.

On February 10, 2025, Kito Crosby entered into the Stock Purchase Agreement with Columbus McKinnon, pursuant to which Columbus McKinnon will purchase all of our issued and outstanding equity for total consideration of $2.7 billion subject to customary post-closing and purchase price adjustments. See “Summary—Overview of Kito Crosby” and “The Transactions—The Kito Crosby Acquisition.”

Results of Operations

Comparison of the Three Months Ended September 30, 2025 and September 30, 2024

The following tables compare selected consolidated financial information of Kito Crosby for the three months ended September 30, 2025 and September 30, 2024.

Net Sales

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Net sales	$278.7	$261.7	$17.0	6%

Net sales in the three months ended September 30, 2025 were $278.7 million, an increase of $17.0 million or 6% from net sales in the three months ended September 30, 2024 of $261.7 million. Net sales were favorably impacted as compared to the three months ended September 30, 2024 by pricing actions of $8.3 million, foreign currency translation of $3.3 million and $6.9 million from the eepos acquisition which closed on August 30, 2024. This was offset by lower volumes of product sales that negatively impacted net sales by $1.5 million.

Cost of Sales

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Cost of sales	$166.8	$157.2	$9.6	6%
% of net sales	59.8%	60.1%

Cost of sales in the three months ended September 30, 2025 were $166.8 million, an increase of $9.6 million or 6% from cost of sales in the three months ended September 30, 2024 of $157.2 million. Cost of sales increased due to unfavorable impacts related to foreign currency translation of $1.9 million as well as $1.3 million of cost inflation and $5.0 million of tariff expenses. Incremental sales from the eepos acquisition added $2.2 million to cost of sales. These increases were offset by $0.9 million of lower sales volume and mix of product sold.

Gross Profit

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Gross Profit	$111.9	$104.5	$7.4	7%
% of net sales	40.2%	39.9%

Gross profit in the three months ended September 30, 2025 was $111.9 million, an increase of $7.4 million or 7% from gross profit in the three months ended September 30, 2024 of $104.5 million. The increase in gross profit was due to favorable pricing actions of $8.3 million, foreign currency translation expense of $1.4 million, incremental gross profit from the eepos acquisition which contributed $4.7 million and a favorable mix of products sold of $0.1 million. This was partially offset by lower volumes of product sales of $0.7 million, tariff expenses of $5.0 million, and $1.3 million of inflationary costs.

Selling, Distribution and Administrative Expenses

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Selling, distribution and administrative expenses	$68.4	$59.8	$8.6	14%
% of net sales	24.5%	22.9%

Selling, distribution and administrative expenses were $68.4 million and $59.8 million, or 24.5% and 22.9% of net sales, in the three months ended September 30, 2025 and September 30, 2024, respectively. The increase in selling, distribution and administrative expenses in the three months ended September 30, 2025 was primarily due to an increase in general and administrative expenses of $8.3 million, including $7.0 million in legal and consulting expenses in the quarter related to the Kito Crosby Acquisition, and an increase in selling expenses of $1.1 million. Foreign currency translation had a $0.8 million unfavorable impact on selling, distribution and administrative expenses in the three months ended September 30, 2025.

Amortization Expense

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Amortization expense	$5.0	$4.2	$0.8	19%
% of net sales	1.8%	1.6%

Amortization of intangible assets was $5.0 million and $4.2 million in the three months ended September 30, 2025 and September 30, 2024, respectively, with the increase in the three months ended September 30, 2025 due to the amortization of intangible assets acquired with the eepos acquisition on August 30, 2024 and fluctuations in foreign currency translation.

Interest Expense, net

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Interest expense, net	$20.6	$23.9	$(3.3)	(14)%

Interest expense, net, was $20.6 million in the three months ended September 30, 2025 compared to $23.9 million in the three months ended September 30, 2024. The decrease was primarily related to the amendments to certain of the credit facilities of Kito Crosby in February 2024 and September 2024 reducing the applicable interest rate. Refer to Note 4 to the accompanying unaudited condensed consolidated financial statements of Kito Crosby included elsewhere in this offering memorandum for further details.

Other (Income) Expenses

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Unrealized loss on derivative	$0.2	$6.9	$(6.7)	(97)%
Realized gain on derivative	(0.3)	(1.5)	1.2	(80)%
Other (income) expense	(0.2)	—	(0.2)	100%

Total other (income) expenses	$(0.3)	$5.4	$(5.8)

Other (income) expenses for the three months ended September 30, 2025 was $(0.3) million compared to $5.4 million for the three months ended September 30, 2024. The increase was primarily driven by fluctuations in interest rates impacting both the realized and unrealized gains on interest rate derivatives. Refer to Note 2 to the accompanying unaudited condensed consolidated financial statements of Kito Crosby included elsewhere in this offering memorandum for further details.

Income Tax Expense

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Income tax expense	$3.1	$6.2	$(3.1)	(50)%

Income tax as a percentage of pre-tax income was 17.0% and a benefit of 55.4% in the three months ended September 30, 2025 and September 30, 2024, respectively. These percentages varied from the U.S. statutory rate of 21% primarily due to permanent addbacks of a foreign amended tax return and changes in the valuation allowance as a result of limitations imposed by U.S. tax law and related regulations on the amount of interest expense deductible in a given year.

Comparison of the Nine Months Ended September 30, 2025 and September 30, 2024

The following tables compare selected consolidated financial information of Kito Crosby for the nine months ended September 30, 2025 and September 30, 2024.

Net Sales

	Nine Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Net sales	$833.7	$824.1	$9.6	1%

Net sales in the nine months ended September 30, 2025 was $833.7 million, an increase of $9.6 million or 1% from net sales in the nine months ended September 30, 2024 of $824.1 million. Net sales were negatively impacted by lower sales in the APAC region of $15.4 million and in the EMEA region of $1.3 million offset by favorable sales in Americas of $1.5 million respectively. The eepos acquisition contributed $21.1 million of incremental sales and foreign currency translation favorably impacted sales by $3.7 million for the nine months ended September 30, 2025.

Cost of Sales

	Nine Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Cost of sales	$512.6	$504.2	$8.4	2%
% of net sales	61.5%	61.2%

Cost of sales in the nine months ended September 30, 2025 were $512.6 million, an increase of $8.4 million or 2% from the cost of sales in the nine months ended September 30, 2024 of $504.2 million. The eepos acquisition added $8.8 million to cost of sales. In addition, cost of sales increased due to $3.3 million of inflationary costs, as well as tariff expenses of $6.1 million, partially offset by operational efficiencies. Foreign currency translation unfavorably impacted cost of sales by $1.6 million for the nine months ended September 30, 2025.

Gross Profit

	Nine Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Gross Profit	$321.1	$319.9	$1.2	0.4%
% of net sales	38.5%	38.8%

Gross profit in the nine months ended September 30, 2025 was $321.1 million, an increase of $1.2 million or 0.4% from gross profit in the nine months ended September 30, 2024 of $319.9 million. The increase in gross profit was primarily driven by the eepos acquisition which added $12.4 million to gross profit. In addition, favorable pricing within the period of $13.5 million was offset by lower volumes of product sales that negatively impacted gross profit by $12.4 million, as well as inflationary costs (including the impact of tariffs) of $12.3 million.

Selling, Distribution and Administrative Expenses

	Nine Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Selling, distribution and administrative expenses	$197.2	$180.5	$16.7	9%
% of net sales	23.7%	21.9%

Selling, distribution and administrative expenses were $197.2 million and $180.5 million, or 23.7% and 21.9% of net sales, in the nine months ended September 30, 2025 and September 30, 2024, respectively. The increase in selling, distribution and administrative expenses in the nine months ended September 30, 2025 was primarily due to an increase in general and administrative expenses of $15.3 million, inclusive of $14.5 million in legal and consulting fees related to the Kito Crosby Acquisition, and an increase in selling expenses of $0.2 million. Foreign currency translation had a $1.2 million unfavorable impact on selling, distribution and administrative expenses in the nine months ended September 30, 2025.

Amortization Expense

	Nine Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Amortization expense	$14.6	$13.7	$0.9	7%
% of net sales	1.7%	1.6%

Amortization of intangible assets was $14.6 million and $13.7 million in the nine months ended September 30, 2025 and September 30, 2024, respectively, with the increase in the nine months ended September 30, 2025 related to the additional amortization on intangible assets from the eepos acquisition along with the fluctuations related to foreign currency translation.

Interest Expense, net

	Nine Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Interest expense, net	$50.9	$75.2	$(24.3)	(32)%

Interest expense, net, was $50.9 million in the nine months ended September 30, 2025 compared to $75.2 million in the nine months ended September 30, 2024. The decrease was primarily related to the amendments to certain of the credit facilities of Kito Crosby in February 2024 and September 2024 reducing the applicable interest rate. Refer to Note 4 to the accompanying unaudited condensed consolidated financial statements of Kito Crosby included elsewhere in this offering memorandum for further details.

Other (Income) Expenses

	Nine Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Unrealized loss on derivative	$0.1	2.3	$(2.2)	(96)%
Realized gain on derivative	(0.8)	(4.6)	(3.8)	(83)%
Other (income) expense	0.7	—	(0.7)	100%
Deferred financing cost expense upon payoff	—	25.9	(25.9)	Not Meaningful

Total other (income) expenses	$(0.0)	$13.7	$(13.7)

Other (income) expenses for the nine months ended September 30, 2025 was approximately $0.0 million compared to $13.7 million for the nine months ended September 30, 2024. The decrease in expense was primarily driven by the write-off of approximately $25.9 million in deferred financing cost in 2024. Refer to Note 4 to the accompanying unaudited condensed consolidated financial statements of Kito Crosby included elsewhere in this offering memorandum for further details.

Income Tax Expense

	Nine Months Ended September 30,
(Dollars in millions)	2025	2024	$ Change	% Change
Income tax expense	$18.8	$20.0	$1.2	6%

Income tax as a percentage of pre-tax income was 33.4% and 54.4% for the nine months ended September 30, 2025 and September 30, 2024, respectively. These percentages varied from the U.S. statutory rate of 21% primarily due to permanent addbacks of a foreign amended tax return and changes in the valuation allowance as a result of limitations imposed by U.S. tax law and related regulations on the valuation allowance of interest expense.

Comparison of the Year Ended December 31, 2024 and December 31, 2023

The following tables compare selected consolidated financial information of Kito Crosby for the years ended December 31, 2024 and December 31, 2023.

Net Sales

	Year Ended December 31,
(Dollars in millions)	2024	2023	$ Change	% Change
Net sales	$1,101.1	$1,111.1	$(10.0)	(1)%

Net sales for the year ended December 31, 2024 were $1,101.1 million, a decrease of $10.0 million or 1% from net sales for the year ended December 31, 2023 of $1,111.1 million. Net sales were negatively impacted as a result of larger shipments in 2023 as compared to 2024 due to clearing of order backlog in 2023 that was built up from decreased product shipments that occurred during the transition to SAP’s planning software in the America Lifting Hardware division in late 2022. The eepos acquisition added $10.9 million to net sales. Foreign currency translation unfavorably impacted global sales by $15.4 million for the year ended December 31, 2024.

Cost of Sales

	Year Ended December 31,
(Dollars in millions)	2024	2023	$ Change	% Change
Cost of sales	$675.3	$732.3	$(57.0)	(8%)
% of net sales	61.3%	65.9%

Cost of sales for the year ended December 31, 2024 were $675.3 million, a decrease of $57.0 million or 8% from cost of sales for the year ended December 31, 2023 of $732.3 million. Cost of sales were negatively impacted by the expense of an inventory step up applied in purchase accounting to the inventory acquired as a part of Kito Crosby acquiring the former Kito Corporation, which was completed in October 2022 and resulted in the full purchase price being allocated to the major categories of assets and liabilities based on their estimated fair value at the acquisition date with the portion not owned at December 31, 2022, recorded as non-controlling interests. Following the acquisition, the amortization of this inventory step up totaled $24.8 million during the first quarter of 2023, with total amortization expense in 2023 of $41.3 million. Foreign currency translation favorably impacted cost of sales by $10.0 million for the year ended December 31, 2024.

Gross Profit

	Year Ended December 31,
(Dollars in millions)	2024	2023	$ Change	% Change
Gross Profit	$425.8	$378.8	$47.0	12%
% of net sales	38.7%	34.1%

Gross profit for the year ended December 31, 2024 was $425.8 million, an increase of $47.0 million or 12% from gross profit for the year ended December 31, 2023 of $378.8 million. The increase in gross profit was driven by the inventory step up applied in purchase accounting to the inventory acquired as a part of the Kito Corporation business acquisition completed in October 2022. In addition, the eepos acquisition added $6.0 million to gross profit and favorable pricing and foreign currency translation favorably impacted gross profit by $5.4 million for the year ended December 31, 2024.

Selling, Distribution and Administrative Expenses

	Year Ended December 31,
(Dollars in millions)	2024	2023	$ Change	% Change
Selling, distribution and administrative expenses	$255.8	$251.9	$3.9	2%
% of net sales	23.2%	22.7%

Selling, distribution and administrative expenses were $255.8 million and $251.9 million, or 23.2% and 22.7% of net sales, for the years ended December 31, 2024 and 2023, respectively. The increase in selling, distribution and administrative expenses for the year ended December 31, 2024 was primarily due to an $8.0 million increase in costs associated with our acquisition of eepos, as well as costs incurred during the acquisition process for eepos, partially offset by synergy realizations from prior acquisitions. Foreign currency translation had a $4.8 million favorable impact on selling, distribution and administrative expenses for the year ended December 31, 2024.

Amortization Expense

	Year Ended December 31,
(Dollars in millions)	2024	2023	$ Change	% Change
Amortization expense	$18.2	$21.4	$(3.2)	(15)%
% of net sales	1.7%	1.9%

Amortization of intangible assets was $18.2 million and $21.4 million for the years ended December 31, 2024 and 2023, respectively, with the fluctuation related primarily to foreign currency translation.

Interest Expense, net

	Year Ended December 31,
(Dollars in millions)	2024	2023	$ Change	% Change
Interest expense, net	$97.1	$115.4	$(18.3)	(16)%

Interest expense, net, was $97.1 million for the year ended December 31, 2024 compared to $115.4 million for the year ended December 31, 2023. The decrease was primarily related to the February 2024 and September 2024 amendments to certain of our credit facilities reducing the applicable interest rate. Refer to Note 4 to the accompanying audited consolidated financial statements of Kito Crosby included elsewhere in this offering memorandum for further details.

Other (Income) Expenses

	Year Ended December 31,
(Dollars in millions)	2024	2023	$ Change	% Change
Unrealized gain on derivative	$(0.3)	$(0.8)	$0.5	(63)%
Realized gain on derivative	(5.4)	(4.4)	(1.0)	23%
Other income	(0.2)	—	(0.2)	100%
New market tax credit extinguishment	(9.9)	—	(9.9)	100%
Deferred financing cost expense upon payoff	25.9	5.0	20.9	418%
Kito purchase loss	—	1.2	(1.2)	Not Meaningful

Total other (income) expenses	$10.1	$1.0	$9.1	Not Meaningful

Other (income) expenses for the year ended December 31, 2024 were $10.1 million compared to $1.0 million for the year ended December 31, 2023. The increase was primarily driven by the write-off of approximately $25.9 million in deferred financing cost in 2024, compared to a $5.0 million write off of deferred financing cost in 2023. This increase was partially offset by a $9.9 million gain in 2024 related to a new market tax credit extinguishment with respect to the offsetting contingent liability that was recorded as part of a tax credit agreement that Kito Crosby entered into in the second quarter of 2017 in connection to its investment in its Longview, Texas facility. Refer to Note 4 and Note 14 to the accompanying audited consolidated financial statements of Kito Crosby included elsewhere in this offering memorandum for further details.

Income Tax Expense

	Year Ended December 31,
(Dollars in millions)	2024	2023	$ Change	% Change
Income tax expense	$26.1	$7.3	$18.8	258%

Income tax as a percentage of pre-tax income was 59% and income tax as a percentage of pre-tax loss was (67%) for the years ended December 31, 2024 and December 31, 2023, respectively. These percentages varied from the U.S. statutory rate of 21% primarily due to permanent addbacks of a foreign amended tax return and changes in the valuation allowance as a result of limitations imposed by U.S. tax law and related regulations on the amount of interest expense deductible in a given year.

Goodwill Impairment Testing

We test goodwill for impairment on December 31st of each year or upon the occurrence of a triggering event. These events or circumstances could include a significant long-term adverse change in the business climate, poor indicators of operating performance, or a sale or disposition of a significant portion of a reporting unit.

When warranted, the impairment assessment of goodwill is performed at the reporting unit level for Kito Crosby. Impairment write-downs are charged to results of operations in the period in which the impairment is determined. If a goodwill triggering event occurs, Kito Crosby determines fair value at the appropriate level using an income and market approach. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Internal forecasts are used to estimate future cash flows and include an estimate of long-term future growth rates based on the most recent views of the long-term outlook for the reporting unit. Kito Crosby also uses the market approach as an additional element of its entity valuation. This technique utilizes comparative market multiples in the valuation estimate. Kito Crosby did not identify indicators requiring it to perform impairment tests of goodwill or trade names during fiscal years 2024 or 2023 or in the first nine months of 2025.

We currently do not believe that it is more likely than not that the fair value of any of our reporting units is less than its applicable carrying value. Additionally, we currently do not believe that we have any significant impairment indicators or that any of our operations with goodwill are at risk of failing a goodwill impairment test. However, if the projected long-term revenue growth rates, profit margins, or terminal growth rates are significantly lower, and/or the estimated weighted-average cost of capital is higher, future testing may indicate impairment of one or more of Kito Crosby’s reporting units and, as a result, the related goodwill may be impaired.

Refer to Note 2 and Note 3 to the accompanying audited consolidated financial statements and Note 2 and Note 3 to the accompanying unaudited condensed consolidated financial statements of Kito Crosby, each included elsewhere in this offering memorandum for further discussion of Kito Crosby’s goodwill and impairment testing.

Effects of New Accounting Pronouncements

Information regarding the effects of new accounting pronouncements is included in Note 2 to the accompanying audited consolidated financial statements and Note 2 to the accompanying unaudited condensed consolidated financial statements of Kito Crosby, each included elsewhere in this offering memorandum.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates. We are exposed to various market risks, including commodity prices for raw materials, foreign currency exchange rates, and changes in interest rates. We may enter into financial instrument transactions, which attempt to manage and reduce the impact of such changes. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Commodity Price Risk

Our costs are affected by inflation in the U.S. economy and, to a lesser extent, in non-U.S. economies including those of Canada, Europe, the Middle East, Africa, Asia and Latin America. Generally, as we experience fluctuations in our costs, we reflect these increases in costs as price increases to our customers with the goal of being margin neutral. We are currently experiencing higher raw material, freight, and logistics costs than we have seen in recent years, which we have generally been able to recover with pricing actions. Further, increases in employee benefits costs such as health insurance and workers compensation insurance have exceeded general inflation levels. In the future, we may be further affected by inflation and we may not be able to pass these increased costs on through price increases to our customers. However, we have been successful in the past, and we expect to be successful in the future, in instituting price increases to pass on these material cost increases. Kito Crosby is exposed to trade tariffs with China and Japan (among other countries). Kito Crosby monitors the impact of tariffs and actively works to mitigate this impact through material production actions and pricing strategies. In addition, higher direct tariff costs related to costs of goods sold are expected to continue to contribute to inflationary pressures in the next fiscal year and may continue to impact us after the next fiscal year. The amount of such future costs cannot be reliably forecasted at this time due to the uncertainty and potential variability of such impacts from tariffs and related actions.

Foreign Currency Exchange Risk

In fiscal 2024, 42% of our net sales were from subsidiaries in non-U.S. jurisdictions. We manufacture our products in 14 countries and sell our products in over 50 countries. Our results of operations could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. Our operating results are exposed to fluctuations between the U.S. Dollar and the Japanese Yen, Canadian Dollar, European currencies, and the Chinese Yuan and certain other foreign currencies from time to time. For example, when the U.S. dollar weakens against the Euro, the value of our net sales and net income denominated in Euros increases when translated into U.S. dollars for inclusion in our consolidated results. We are also exposed to foreign currency fluctuations in relation to revenue denominated in foreign currencies. For example, a 10% change in the value of the U.S. dollar in relation to our most significant foreign currency exposures (the Japanese Yen) would have had an impact of approximately $9.7 million on our consolidated net sales.

Interest Rate Risk

Kito Crosby has historically maintained a capital structure primarily of variable rate long-term debt and accordingly is exposed to increased interest rate risk. Kito Crosby has, and may in the future, enter into interest rate swap agreements in which Kito Crosby receives interest at a variable rate and pays interest at a fixed rate to reduce Kito Crosby’s exposure to movements in variable interest rates. We expect that a 25-basis point increase in the expected rate of interest (assuming no material changes in the variable rates of interest that Kito Crosby pays) would increase our annual interest expense by approximately $2.4 million.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Secured Credit Facilities

The Company intends to enter into a credit agreement to provide for a term loan in the aggregate principal amount of $1,325 million with a seven-year term and a revolving facility in the aggregate principal amount of $500 million with a five-year term.

We intend to use the net proceeds from the New Revolving Facility and the New Term Loan B Facility, together with the net proceeds from this offering of the Notes and the proceeds from the Preferred Equity Financing, to finance the Kito Crosby Acquisition (including the repayment of Kito Crosby’s existing debt), to refinance the Existing Senior Secured Credit Facilities and to pay any related fees and expenses. Proceeds from the New Revolving Facility may be used, among other things, to replace, backstop or cash collateralize existing letters of credit, to finance the working capital and business requirements of the Company and its subsidiaries, in addition to amounts owing in connection with Kito Crosby Acquisition (including the repayment of Kito Crosby’s existing debt), finance capital expenditures, to repay the Existing Senior Secured Credit Facilities and for other general corporate purposes; provided, no more than $75.0 million of the New Revolving Facility may be drawn upon the Kito Crosby Acquisition Closing Date to fund fees and expenses in connection with the Kito Crosby Acquisition, finance capital expenditures and for other general corporate purposes, plus such additional amounts for certain purposes, for ordinary course working capital purposes and to fund any purchase price adjustments in accordance with the terms of the Stock Purchase Agreement.

The key terms of the New Term Loan B Facility and New Revolving Facility are expected to be:

•

New Term Loan B Facility: An aggregate $1,325 million New Term Loan B Facility, which is expected to require quarterly principal amortization of 0.25% with the remaining principal due at the maturity date. In addition, if the Company has Excess Cash Flow (“ECF”) as defined in the New Senior Secured Credit Facilities, the Company will be required to prepay the ECF Prepayment Amount (as defined below) of the ECF for each fiscal year minus certain agreed deductions pursuant to Section 4.4 of the New Term Loan B Facility other than to the extent any such prepayment is funded with the proceeds of Funded Debt, shall be applied toward the prepayment of the New Term Loan B Facility. The ECF Prepayment Amount is defined as 50% stepping down to 25% or 0% based on the achievement of specified Consolidated First Lien Leverage Ratios (as defined in the New Senior Secured Credit Facilities). Further, the Company is expected to be able to draw additional Incremental Facilities (as defined in the New Senior Secured Credit Facilities) by entering into incremental amendments. Lenders shall have no obligation to participate in any increase unless they agree to do so in their sole discretion.

•

New Revolving Facility: An aggregate $500 million New Revolving Facility, which includes sublimits for the issuance of letters of credit and bankers’ acceptances, swingline loans and multi-currency borrowings in certain specified foreign currencies.

•

Fees and Interest Rates: Commitment fees and interest rates will be determined on the basis of either a term SOFR or a base rate plus an applicable margin in the case of dollar denominated loans, which, in the case of the New Revolving Facility, will be based upon the Company’s Consolidated Total Leverage Ratio (as defined in the New Senior Secured Credit Facilities).

•

Prepayments: Provisions permitting a Borrower (as defined in the New Senior Secured Credit Facilities) to voluntarily prepay either the New Term Loan B Facility or the New Revolving Facility in whole or in part at any time and provisions which are expected to require certain mandatory prepayments of the New Term Loan B Facility or New Revolving Facility on the occurrence of certain events, which will permanently reduce the commitments and/or loans under the New Senior Secured Credit Facilities.

•

Covenants: Provisions containing customary covenants required of the Company and its subsidiaries including various affirmative and negative financial and operational covenants. The key financial covenants are expected to prohibit the Consolidated First Lien Leverage Ratio for the reference period ended on such date from exceeding 7.75 to 1.00 as if any date of determination with stepdowns for the first three years to 7.25 to 1.00, 6.75 to 1.00 and 6.25 1.00.

•

Collateral: Obligations under the New Senior Secured Credit Facilities are expected to be secured liens on substantially all assets of the Company and its material domestic subsidiaries and, with respect to the obligations of any designated borrower under the New Senior Secured Credit Facilities organized outside the United States, the assets of certain foreign entities (subject to certain exceptions and requirements).

Existing Senior Secured Credit Facilities

As of September 30, 2025, the Company has a $600.0 million term loan B facility (the “Existing Term Loan B Facility”), maturing May 14, 2028 and a revolving line of credit providing for borrowings in a principal amount up to $175.0 million with a group of financial institutions (the “Existing Revolving Facility” and, together with the Existing Term Loan B Facility, the “Existing Senior Secured Credit Facilities”) maturing February 13, 2028, each pursuant to an Amended and Restated Credit Agreement, dated as of May 14, 2021, by and among, inter alios, the Company, Columbus McKinnon EMEA GMBH, as the German Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties from time to time party thereto (as amended from time to time, the “Existing Senior Secured Credit Agreement”). The Existing Senior Secured Credit Facilities will be terminated in connection with the Transactions. See “The Transactions” and “Capitalization.”

The outstanding principal balance of the Existing Term Loan B Facility was $427,560,000 and $437,560,000 as of September 30, 2025 and March 31, 2025, respectively. The Company made $10,000,000 in principal payments on the Existing Term Loan B Facility during the six months ended September 30, 2025, of which $2,488,000 was required. The Company is obligated to make $4,976,000 of principal payments on the Existing Term Loan B Facility over the next 12 months plus applicable excess cash flow payments.

There were no outstanding borrowings and $16,344,000 in outstanding letters of credit issued against the Existing Revolving Facility as of September 30, 2025, all of which were standby letters of credit.

Key Terms of the Existing Term Loan B Facility and Existing Revolving Facility:

•

Existing Term Loan B Facility: The Existing Term Loan B Facility requires quarterly principal amortization of 0.25% with the remaining principal due at the maturity date. In addition, if the Company has Excess Cash Flow as defined in the Existing Senior Secured Credit Agreement, the ECF Percentage (as defined below) of the Excess Cash Flow for each fiscal year minus optional prepayments of the Loans (as defined in the Existing Senior Secured Credit Agreement) (except prepayments of revolving loans that are not accompanied by a corresponding permanent reduction of revolving commitments) pursuant to Section 2.10(a) of the Existing Senior Secured Credit Agreement other than to the extent that any such prepayment is funded with the proceeds of Funded Debt (as defined in the Existing Senior Secured Credit Agreement), shall be applied toward the prepayment of the Existing Term Loan B Facility. The ECF Percentage is defined as 50% stepping down to 25% or 0% based on the achievement of specified Secured Leverage Ratios (as defined in the Existing Senior Secured Credit Agreement) as of the last day of such fiscal year. Further, the Company may draw additional Incremental Facilities (as defined in the Existing Senior Secured Credit Agreement and, referred to as an “Accordion”) by executing and delivering to JPMorgan Chase Bank, N.A. an Increased Facility Activation Notice specifying, among other things, the amount of such increase requested. Lenders shall have no obligation to participate in any increase unless they agree to do so in their sole discretion.

•

Existing Revolving Facility: An aggregate $175.0 million secured revolving credit facility which includes sublimits for the issuance of letters of credit and bankers’ acceptances, swingline loans and multi-currency borrowings in certain specified foreign currencies.

•

Fees and Interest Rates: Commitment fees and interest rates are determined on the basis of either a term benchmark rate or a base rate plus an applicable margin, and, if applicable, a credit spread adjustment. In the case of the Existing Revolving Facility, the applicable margin is based upon the Company’s Total Leverage Ratio (as defined in the Existing Senior Secured Credit Agreement).

•

Prepayments: Provisions permitting a Borrower (as defined in the Existing Senior Secured Credit Agreement) to voluntarily prepay either the Existing Term Loan B Facility or the Existing Revolving Facility in whole or in part at any time, and provisions requiring certain mandatory prepayments of the Existing Term Loan B Facility or the Existing Revolving Facility on the occurrence of certain events which will permanently reduce the commitments under the Existing Senior Secured Credit Agreement, each without premium or penalty, subject to reimbursement of certain costs of the Lenders.

•

Covenants: Provisions containing covenants required of the Company and its subsidiaries including various affirmative and negative financial and operational covenants. The key financial covenant is triggered if the aggregate amount of letters of credit (excluding undrawn letters of credit) and revolving loans outstanding exceed 30% of the Revolving Commitments (as defined in the Existing Senior Secured Credit Agreement) (the “Covenant Trigger”), and prohibits the Total Leverage Ratio (as defined in the Existing Senior Secured Credit Agreement) for the reference period ended on such date from exceeding 3.50:1.00.

•	Collateral: Obligations under the Existing Senior Secured Credit Facilities are secured by liens on substantially all assets of the Company and its material domestic subsidiaries.

AR Securitization Facility

On June 20, 2023, the Company entered into an AR Securitization Facility secured by the Company’s U.S. accounts receivable balances with a borrowing base of $60.0 million calculated on a monthly basis, with a maturity date of August 11, 2028 (the “AR Securitization Facility”).

The Company had $22,900,000 and $25,000,000 borrowings outstanding under its AR Securitization Facility as of September 30, 2025 and March 31, 2025, respectively.

Key Terms of the AR Securitization Facility:

•

The AR Securitization Facility provides for revolving loans to be made up to a maximum principal amount of $60.0 million, along with an uncommitted accordion feature to increase, in the future, the amount of the revolving loans up to an aggregate amount of $75.0 million.

•	The AR Securitization Facility borrowings bear interest at a floating rate equal to a one-month secured overnight funding rate (SOFR) plus 110 basis points.

•	The AR Securitization Facility contains customary events of default (referred to as “Amortization Events”).

•

Amounts drawn under the AR Securitization Facility may remain outstanding until the maturity date of the AR Securitization Facility on August 11, 2028. Prior to the maturity date, the Company is only required to repay principal to the extent necessary to maintain borrowing base compliance, unless an Amortization Event occurs.